UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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PARKER-HANNIFIN CORPORATION

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In accordance with Rule 14a-6(d) under Regulation 14A of the Securities Exchange Act of 1934, please be advised that Parker-Hannifin Corporation intends to release definitive copies of the proxy statement to security holders on or about September 28, 2015.

PRELIMINARY COPY

PARKER-HANNIFIN CORPORATION

6035 Parkland Boulevard—Cleveland, Ohio 44124-4141

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

OCTOBER 28, 2015

TO OUR SHAREHOLDERS:

You are cordially invited to attend the Annual Meeting of Shareholders of Parker-Hannifin Corporation. The meeting will be held at our headquarters located at 6035 Parkland Boulevard, Cleveland, Ohio 44124-4141, on Wednesday, October 28, 2015, at 9:00 a.m., Eastern Daylight Time, for the following purposes:

1.	To elect Lee C. Banks, Robert G. Bohn, Linda S. Harty, William E. Kassling, Robert J. Kohlhepp, Kevin A. Lobo, Klaus-Peter Müller, Candy M. Obourn, Joseph Scaminace, Wolfgang R. Schmitt, Åke Svensson, James L. Wainscott, Donald E. Washkewicz and Thomas L. Williams as Directors for a term expiring at the Annual Meeting of Shareholders in 2016;

2.	To consider and vote upon a management proposal to amend our Amended Articles of Incorporation to implement a majority voting standard for uncontested Director elections;

3.	To consider and vote upon a management proposal to amend our Amended Articles of Incorporation to eliminate cumulative voting in Director elections;

4.	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2016;

5.	To approve, on a non-binding, advisory basis, the compensation of our named executive officers;

6.	To approve the Parker-Hannifin Corporation 2015 Performance Bonus Plan; and

7.	To transact such other business as may properly come before the meeting.

Shareholders of record at the close of business on August 31, 2015 are entitled to vote at the meeting. Your vote is important, particularly in light of the supermajority voting requirements of Item 2 and Item 3, as described in this Proxy Statement. So if you do not expect to attend the meeting, or if you do plan to attend but wish to vote by proxy, please mark, date, sign and return the enclosed proxy card promptly in the envelope provided or vote electronically via the internet or by telephone in accordance with the instructions on the enclosed proxy card. Please refer to the back page of this Proxy Statement for directions to attend the annual meeting.

Thank you for your support of Parker-Hannifin Corporation.

By Order of the Board of Directors

Joseph R. Leonti
Secretary

September     , 2015

Important Notice Regarding the Availability of Proxy Materials for

the Annual Meeting of Shareholders to be held on October 28, 2015.

This Proxy Statement, along with our Annual Report on Form 10-K for the fiscal year ended June 30, 2015 and our 2015 Annual Report, are available free of charge on our investor relations website (www.phstock.com).

PRELIMINARY COPY

PARKER-HANNIFIN CORPORATION

6035 Parkland Boulevard—Cleveland, Ohio 44124-4141

PROXY STATEMENT

This Proxy Statement is furnished in connection with the solicitation by our Board of Directors of proxies to be voted at the Annual Meeting of Shareholders scheduled to be held on October 28, 2015, and at all adjournments thereof. Only shareholders of record at the close of business on August 31, 2015 will be entitled to vote at the meeting. On August 31, 2015,                  common shares were outstanding and entitled to vote at the meeting. Each share is entitled to one vote. This Proxy Statement and the form of proxy are being mailed to shareholders on or about September 28, 2015.

GOVERNANCE DOCUMENTS

Our Global Code of Business Conduct, Board of Directors Guidelines on Significant Corporate Governance Issues and Independence Standards for Directors are posted and available on the Corporate Governance page of our investor relations website at www.phstock.com. Shareholders may request copies of these documents, free of charge, by writing to Parker-Hannifin Corporation, 6035 Parkland Boulevard, Cleveland, Ohio 44124-4141, Attention: Secretary, or by calling (216) 896-3000. The information contained on or accessible through our website is not a part of this Proxy Statement.

BOARD OF DIRECTORS

ANNUAL ELECTIONS; CUMULATIVE VOTING.

Our Code of Regulations provides for the annual election of our entire Board of Directors. Accordingly, each Director elected at this Annual Meeting of Shareholders will hold office until the next Annual Meeting of Shareholders and until his or her successor is elected.

Our shareholders have cumulative voting rights in the election of Directors if any shareholder gives notice in writing to our President, any of our Vice Presidents or our Secretary not less than 48 hours before the time fixed for holding the meeting that cumulative voting at such election is desired. The fact that such notice has been given must be announced upon the convening of the meeting by our Chairman of the Board, our Secretary or by or on behalf of the shareholder giving such notice. In such event, each shareholder has the right to cumulate votes and give one nominee the number of votes equal to the number of Directors to be elected multiplied by the number of votes to which the shareholder is entitled, or to distribute votes on the same principle among two or more nominees, as the shareholder determines. If voting at the election held during this Annual Meeting of Shareholders is cumulative, the persons named on the enclosed proxy card will vote common shares represented by valid proxies on a cumulative basis for the election of the nominees set forth in the “Item 1 —Election of Directors” section beginning on page 11 of this Proxy Statement, allocating the votes of such common shares in accordance with their judgment.

ELECTIONS.

Upon our Corporate Governance and Nominating Committee’s recommendation and as permitted under our Code of Regulations, as amended, in January 2015 our Board of Directors increased its size to 14 members and elected Thomas L. Williams and Lee C. Banks to serve as Directors for terms expiring at this Annual Meeting of Shareholders.

MEETINGS AND ATTENDANCE; EXECUTIVE SESSIONS.

During fiscal year 2015, there were seven meetings of our Board of Directors. Each Director attended at least 75% of the meetings held by our Board of Directors and the Committees of our Board of Directors on which he or she served.

We hold a regularly scheduled meeting of our Board of Directors in conjunction with our Annual Meeting of Shareholders. Directors are expected to attend the Annual Meeting of Shareholders absent an appropriate reason. All of the members of our Board of Directors serving at the time of our 2014 Annual Meeting of Shareholders attended that meeting.

In accordance with the listing standards of the New York Stock Exchange, our non-management Directors are scheduled to meet regularly in executive sessions without management and, if required, our independent Directors will meet at least once annually. Additional meetings of our non-management Directors may be scheduled from time to time when our non-management Directors determine that such meetings are desirable. Our non-management Directors met four times during fiscal year 2015.

NUMBER; CURRENT TERM; RELATIONSHIPS.

Our Board of Directors presently consists of 14 members. The current term of each member of our Board of Directors expires at this Annual Meeting of Shareholders. None of our Directors are related to each other and no arrangements or understandings exist pursuant to which any Director was selected as a Director or Director nominee.

DIRECTOR INDEPENDENCE.

Our Board of Directors Guidelines on Significant Corporate Governance Issues require at least a majority of our Directors to be “independent” as defined in the listing standards established by the New York Stock Exchange. Our Board of Directors has also adopted standards for director independence, which are set forth in our Independence Standards for Directors.

We strongly favor a governance structure that includes an independent Board of Directors. Of the 14 current members of our Board of Directors, 11 are independent based on our Board of Directors’ consideration of the applicable independence standards of the New York Stock Exchange and our Independence Standards for Directors. In addition, each of the Audit Committee, the Corporate Governance and Nominating Committee, the Finance Committee and the Human Resources and Compensation Committee of our Board of Directors is composed entirely of independent directors. As a result, our independent Directors directly oversee critical matters such as our executive compensation program, our corporate governance guidelines, policies and practices, our corporate finance strategies and initiatives, the integrity of our financial statements and our internal controls over financial reporting.

Our Board of Directors has affirmatively determined that the following 11 individuals who currently serve as Directors are independent: Robert G. Bohn, Linda S. Harty, William E. Kassling, Robert J. Kohlhepp, Kevin A. Lobo, Klaus-Peter Müller, Candy M. Obourn, Joseph Scaminace, Wolfgang R. Schmitt, Åke Svensson and James L. Wainscott.

Among other things, our Board of Directors does not consider a Director to be independent unless it affirmatively determines that the Director has no material relationship with us either directly or as a partner, shareholder or officer of an organization that has a relationship with us. Our Board of Directors annually reviews and determines which of its members are independent based on the applicable independence standards of the New York Stock Exchange and our Independence Standards for Directors. During the course of such review, our Board of Directors broadly considers all facts and circumstances which it deems relevant, including any commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships between us and any of our Directors. In fiscal year 2015, after considering the facts and circumstances applicable to each Director, our Board of Directors determined that the following relationships required further analysis to confirm that the following Directors were independent:

1.	Each of Ms. Harty and Messrs. Kohlhepp and Lobo serves as an employee, officer and/or Director of a company that has an existing customer or supplier relationship with us. Our Board of Directors further analyzed these relationships and found that none of these Directors receive any direct or indirect personal benefits as a result of such relationships, and that the amounts paid to or by us under such relationships fell significantly below the thresholds for independence provided in the applicable independence standards of the New York Stock Exchange and our Independence Standards for Directors. Based on such further analyses, our Board of Directors affirmatively concluded that each of these Directors is independent.

2.	Mr. Müller serves as Chairman of the Supervisory Board of Commerzbank AG, with which we have a commercial banking relationship. Our Board of Directors further analyzed this relationship and found that Mr. Müller does not receive any direct or indirect personal benefits as a result of such relationship, and that the amount of our indebtedness to Commerzbank AG is insignificant when compared to the purchase and sale thresholds for independence provided in the applicable independence standards of the New York Stock Exchange and our Independence Standards for Directors. We also do not have an exclusive banking relationship with Commerzbank AG in Germany or elsewhere. Based on such further analysis, our Board of Directors affirmatively concluded that Mr. Müller is independent.

CURRENT LEADERSHIP STRUCTURE.

Our Board of Directors currently employs a “dual leadership” structure in which our former Chief Executive Officer serves as Chairman of the Board and, pursuant to our Board of Directors Guidelines on Significant Corporate Governance Issues, the Chair of the Corporate Governance and Nominating Committee of our Board of Directors, an independent Director, serves as Lead Director. Our Lead Director is elected solely by the independent members of our Board of Directors and holds a position separate and independent from our Chairman of the Board. The Charter of the Corporate Governance and Nominating Committee and our Board of Directors Guidelines on Significant Corporate Governance Issues provide that the Chair of the Corporate Governance and Nominating Committee is elected or re-elected every five years.

The specific authorities, duties and responsibilities of our Lead Director are described in our Board of Directors Guidelines on Significant Corporate Governance Issues. Among other things, our Lead Director presides over and supervises the conduct of all meetings of our independent Directors, calls meetings of our non-management, independent Directors, and prepares and approves all agendas and schedules for meetings of our Board of Directors.

Our Board of Directors has had a Lead Director since April 2004. Our Board of Directors believes that having a Lead Director who is elected by our independent Directors ensures that our Board of Directors will at all times have an independent Director in a leadership position. At the same time, our Board of Directors believes that it is important to maintain flexibility in its leadership structure to allow for a member of management to serve in a leadership position alongside the Lead Director if our Board of Directors determines that such a leadership structure best meets the then current needs of our Board of Directors, our business, our employees and our shareholders.

Our Board of Directors has determined that this leadership structure is currently more efficient and effective than a structure which employs a single, independent Chairman of the Board. Our Board of Directors views this structure as one that ensures both independence in leadership and a balance of knowledge, power and authority. For example, our leadership structure employs both a Chairman of the Board who possesses an intimate, working knowledge of our day-to-day business, plans, strategies and initiatives, and a Lead Director who has a strong working relationship with our non-management, independent Directors. These two individuals combine and utilize their unique knowledge bases and perspectives to ensure that management and our independent Directors work together as effectively as possible. Among other things, our Chairman of the Board ensures that our Board of Directors addresses strategic issues that management considers critical, while our Lead Director ensures that our Board of Directors addresses strategic issues that our independent Directors consider critical.

Our Board of Directors recognizes, however, that no single leadership model may always be appropriate. Accordingly, our Board of Directors regularly reviews its leadership structure to ensure that it continues to represent the most efficient and effective structure for our Board of Directors, our business, our employees and our shareholders.

SELECTION AND NOMINATION OF DIRECTORS.

The Corporate Governance and Nominating Committee of our Board of Directors is responsible for identifying, evaluating and recommending potential Director candidates. The Corporate Governance and Nominating Committee utilizes a variety of methods for identifying and evaluating candidates. The Corporate Governance and Nominating Committee regularly reviews whether the size of our Board of Directors is appropriate and whether any vacancies on our Board of Directors are expected due to retirements or otherwise. In the event that any vacancies are anticipated or otherwise arise, the Corporate Governance and Nominating Committee will consider various potential candidates.

In evaluating proposed Director nominees, the Corporate Governance and Nominating Committee will consider a variety of factors such as those described below under the caption “Director Qualifications; Board Diversity.” The Corporate Governance and Nominating Committee will consider the entirety of each proposed candidate’s credentials and will consider all available information that may be relevant to the candidate’s nomination. Following such consideration, the Corporate Governance and Nominating Committee may seek additional information regarding, and may request interviews with, any candidate it wishes to further pursue. Based upon all information reviewed and interviews conducted, the Corporate Governance and Nominating Committee will collectively determine whether to recommend the candidate to our entire Board of Directors.

During fiscal year 2015, the Corporate Governance and Nominating Committee retained a third-party search firm to assist in identifying, evaluating and recommending potential Director candidates. Candidates may also be recommended by other third-party search firms and current members of our Board of Directors. In addition, the Corporate Governance and Nominating Committee will give appropriate consideration to qualified persons recommended by shareholders for nomination as Directors, if such recommendations comply with the procedures set forth under the caption “Shareholder Recommendations for Director Nominees” beginning on page 84 of this Proxy Statement. The Corporate Governance and Nominating Committee will consider candidates recommended by shareholders on the same basis as candidates from other sources. The Corporate Governance and Nominating Committee generally will not, however, consider recommendations for Director nominees submitted by individuals who are not affiliated with us.

DIRECTOR QUALIFICATIONS; BOARD DIVERSITY.

We believe that oversight from a highly-qualified and diverse Board of Directors is essential for the short-term and long-term success of our business. The size and scope of our global operations, markets, product offerings and employee base raise a wide range of issues. Consequently, we strive to attract and retain Directors who represent a broad range of backgrounds, educations, experiences, skills and viewpoints that will enable them to individually and collectively address the issues affecting our Board of Directors, our business, our employees and our shareholders.

Our Board of Directors, through its Corporate Governance and Nominating Committee, diligently evaluates each Director and Director nominee and our Board of Directors as a whole to ensure that our Board of Directors has a complementary mix of qualified and diverse individuals designed to optimize the functioning and the decision-making and oversight roles of our Board of Directors and its Committees. Our Board of Directors does not have any formal policies with respect to Director qualifications or diversity. As a general matter, however, the Corporate Governance and Nominating Committee considers a broad range of factors such as judgment, skill, integrity, independence, possible conflicts of interest, experience with businesses and other organizations of comparable size or character, the interplay of the candidate’s experience and approach to addressing business issues with the experience and approach of incumbent members of our Board of Directors and other new Director candidates, and the candidate’s ability to effectively monitor and oversee the risks facing our business. More specifically, our Board of Directors seeks to identify nominees who have one or more of the following attributes:

•	current or recent service as a Chief Executive Officer or in other senior executive positions;

•	current or recent service in senior leadership positions in global industrial companies of significant size;

•	significant experience in companies headquartered in and/or serving the key regions in which our business operates;

•	significant experience in operations, finance, accounting and other key areas;

•	ability to effectively monitor and oversee the most critical current risks facing our business; and/or

•	other relevant skills and experiences, including leadership positions in growth-oriented companies or companies involved in certain technologies and industries.

Our Board of Directors Guidelines on Significant Corporate Governance Issues also require each of our Directors to comply with our Global Code of Business Conduct and otherwise act with the commitment, integrity, honesty, judgment and professionalism necessary to serve the long-term interests of our Board of Directors, our business, our employees and our shareholders.

Our Board of Directors has concluded that the nominees presented in the “Item 1 — Election of Directors” section beginning on page 11 of this Proxy Statement collectively represent a highly-qualified and diverse group of individuals that will effectively serve our Board of Directors, our business, our employees and our shareholders. Our Board of Directors believes that each nominee should serve on our Board of Directors for the coming year based on his or her record of effective past service on our Board of Directors and the specific experiences, qualifications, attributes and skills described in his or her biographical information presented in the “Item 1 — Election of Directors” section.

RISK MANAGEMENT.

Management, our Board of Directors and its Committees are collectively engaged in identifying, overseeing, evaluating and managing the material risks facing our business and ensuring that our strategies and objectives work to minimize such risks. Our Board of Directors has the ultimate responsibility to monitor the risks facing our business.

Various members of our management are responsible for our day-to-day risk management activities, including members of our Human Resources, Internal Audit and Compliance, Legal, Tax, Risk Management, Treasury and Finance departments. Those individuals are charged with identifying, overseeing, evaluating and managing risks in their functional areas and for ensuring that any significant risks are addressed with the appropriate Committee of our Board of Directors. The risk areas for which each Committee is responsible are specifically described in the “Committees of the Board of Directors” section beginning on page 6 of this Proxy Statement. Management and the Chair of the applicable Committee ensure that any significant risks are reported to and addressed with the entire Board of Directors. Our Lead Director and the other Committee Chairs ensure that risk management is a recurring agenda item for meetings of our Board of Directors and its Committees.

Management and our Board of Directors and its Committees also engage outside advisors where appropriate to assist in the identification, oversight, evaluation and management of the risks facing our business. These outside advisors include our independent registered public accounting firm, external legal counsel and insurance providers, and the independent executive compensation consultant retained by the Human Resources and Compensation Committee of our Board of Directors.

Our Board of Directors believes that its current level of independence, leadership structure and qualifications and diversity of its members facilitate the effective identification, oversight, evaluation and management of risk. Our Lead Director meets regularly with our other independent Directors without management to discuss current and potential risks and the means of mitigating those risks, and has the authority to direct and evaluate management’s risk management efforts.

Management and our Board of Directors and its Committees view the risk management role of our Board of Directors and its Committees, and their relationship with management in the identification, oversight, evaluation and management of risk, as paramount to the short-term and long-term viability of our business. The ability to effectively monitor and oversee the most critical current risks facing our business is a key consideration for our Board of Directors and its Committees in identifying potential Board nominees and evaluating current Directors and Committee assignments.

COMMITTEES OF THE BOARD OF DIRECTORS

BOARD COMMITTEES; COMMITTEE CHARTERS.

Our Board of Directors has established, and has delegated certain authorities and responsibilities to, its Human Resources and Compensation Committee, Finance Committee, Corporate Governance and Nominating Committee and Audit Committee. Our Board of Directors has also adopted a written charter for each of these Committees, which is posted and available on the Corporate Governance page of our investor relations website at www.phstock.com. Shareholders may request copies of these charters, free of charge, by writing to Parker-Hannifin Corporation, 6035 Parkland Boulevard, Cleveland, Ohio 44124-4141, Attention: Secretary, or by calling (216) 896-3000.

THE HUMAN RESOURCES AND COMPENSATION COMMITTEE.

The Human Resources and Compensation Committee of our Board of Directors is our standing compensation committee. The Human Resources and Compensation Committee met four times during fiscal year 2015. The Human Resources and Compensation Committee consists of six Directors, each of whom is independent as defined in our Independence Standards for Directors and in the listing standards of the New York Stock Exchange.

As described beginning on page 28 of this Proxy Statement, the Human Resources and Compensation Committee has various duties and responsibilities with respect to our processes, plans and programs for executive compensation, employee benefit and incentive compensation plans, and succession planning and talent management. In addition, the Human Resources and Compensation Committee works with its independent executive compensation consultant and our Human Resources, Legal and other management personnel to oversee and evaluate risks arising from:

•	our compensation policies and practices for all employees;

•	our succession planning and talent development strategies and initiatives; and

•	other human resources issues facing our business.

In particular, the Human Resources and Compensation Committee monitors any significant existing or potential risks arising from our compensation policies and practices for all employees through its oversight of an annual compensation risk review conducted by management and its independent executive compensation consultant. The results of this review are evaluated and discussed among management, the Human Resources and Compensation Committee and its independent executive compensation consultant and, if any significant risks are identified, the full Board of Directors. Based on the review conducted during fiscal year 2015, we do not believe that any risks arising from our compensation policies and practices are reasonably likely to have a material adverse effect on our business.

The annual compensation risk review begins with a global assessment of any plans or programs that could potentially encourage excessive risk-taking or otherwise present significant risks to our business. The review also surveys our individual business units to determine whether any of them carries a significant portion of our risk profile, structures compensation significantly different than others or is significantly more profitable than others. The review then evaluates whether the applicable plans and programs are likely to encourage excessive risk-taking or detrimental behavior, vary significantly from our risk-reward structure, or otherwise present significant risks to our business.

During our fiscal year 2015 compensation risk review, we also identified and evaluated various mechanisms that we currently have in place that may serve to mitigate any existing or potential risks arising from our compensation policies and practices, including the following:

•

our executive officers and other management-level employees are compensated with a mix of annual and long-term incentives, fixed and at-risk compensation, cash and equity compensation, and multiple forms of equity compensation;

•	compensation packages gradually become more focused on long-term, at-risk and equity compensation as our employees ascend to and through management-level positions;

•	our global compensation plans and programs generally utilize the same or substantially similar performance measures;

•

we use multiple performance measures to determine payout levels under certain elements of incentive compensation and different performance measures for our annual incentives as compared to our long-term incentives;

•	the performance of our employees is not evaluated or measured based solely on changes in our stock price;

•

our incentive compensation programs generally limit payouts to a specified maximum, while those that do not are mitigated by other factors (e.g., stock appreciation rights are mitigated by long-term vesting periods and stock ownership guidelines);

•	we do not offer “guaranteed” bonuses and all of our incentive compensation elements carry downside risk for participants;

•

our executive officers are subject to specific stock ownership guidelines, a “claw-back” policy and provisions requiring forfeiture of certain elements of incentive compensation upon termination for cause;

•	our compensation packages, including severance packages and supplemental pensions, are within market ranges;

•

the Human Resources and Compensation Committee has the discretion to assess the quality of our results in our various performance measures and the risks taken to attain those results in approving final incentive payouts;

•	our de-centralized organizational structure lessens the impact of any excessive risks taken by individual business units or operating groups; and

•

our employees are evaluated, measured and assessed based on their compliance with our Global Code of Business Conduct and other internal policies and controls, and the extent to which they act in the best interests of our business and our shareholders.

During the annual compensation risk review, we also consider whether any changes to our compensation plans and programs may be necessary to further mitigate risk. The Human Resources and Compensation Committee did not make any such changes based on the results of our fiscal year 2015 review.

The Human Resources and Compensation Committee also provides regular reports of its activities to the full Board of Directors, as the full Board of Directors has the ultimate responsibility for monitoring the risks facing our business. The Human Resources and Compensation Committee may, in its discretion, create subcommittees of its members and delegate to them a portion of its duties and responsibilities.

THE FINANCE COMMITTEE.

The Finance Committee of our Board of Directors met twice during fiscal year 2015. The Finance Committee consists of five Directors, each of whom is independent as defined in our Independence Standards for Directors and in the listing standards of the New York Stock Exchange.

The Finance Committee has various duties and responsibilities with respect to our capital structure and financial strategies, including establishing policies and procedures for the financing and funding of our employee benefit and incentive compensation plans, reviewing our tax strategies, and reviewing and approving our debt and equity offerings and share repurchase programs. In addition, the Finance Committee works with our Legal, Tax, Risk Management, Treasury, Finance and other management personnel to oversee and evaluate risks arising from:

•	balance sheet and other financial statement issues;

•	structure and amount of our debt and equity;

•	our employee benefit and incentive compensation plans (including funding and investment risks);

•	our insurance coverage and costs;

•	tax, credit and liquidity issues; and

•	other strategies for our financial risk management (including any use of hedges and derivative instruments).

The Finance Committee also provides regular reports of its activities to the full Board of Directors, as the full Board of Directors has the ultimate responsibility for monitoring the risks facing our business.

THE CORPORATE GOVERNANCE AND NOMINATING COMMITTEE.

The Corporate Governance and Nominating Committee of our Board of Directors is our standing nominating committee. The Corporate Governance and Nominating Committee met twice during fiscal year 2015. The Corporate Governance and Nominating Committee consists of five Directors, each of whom is independent as defined in our Independence Standards for Directors and in the listing standards of the New York Stock Exchange.

The Corporate Governance and Nominating Committee has various duties and responsibilities with respect to our corporate governance, including identifying qualified nominees for election as Directors and qualified Directors for Committee membership, establishing evaluation procedures and completing an annual evaluation of the performance of our Board of Directors, and developing our corporate governance principles. In addition, the Corporate Governance and Nominating Committee works with our Legal and other management personnel to oversee and evaluate risks arising from:

•	Director independence, qualifications and diversity issues;

•	Board of Directors and Committee leadership, composition, function and effectiveness;

•	alignment of the interests of our shareholders with the performance of our Board of Directors;

•	compliance with applicable corporate governance rules and standards; and

•	other corporate governance issues and trends.

The Corporate Governance and Nominating Committee also provides regular reports of its activities to the full Board of Directors, as the full Board of Directors has the ultimate responsibility for monitoring the risks facing our business.

THE AUDIT COMMITTEE.

The Audit Committee of our Board of Directors is our standing audit committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934. The Audit Committee met five times during fiscal year 2015. The Audit Committee consists of six Directors, each of whom is independent as defined in our Independence Standards for Directors and in compliance with the listing standards of the New York Stock Exchange and under the federal securities laws.

Our Board of Directors has determined that Linda S. Harty, the Chair of the Audit Committee, is an audit committee financial expert as defined in the federal securities laws.

The Audit Committee has various duties and responsibilities with respect to our audit and compliance matters, including appointing, determining the compensation of and overseeing the work and independence of our independent registered public accounting firm, approving all non-audit engagements with our independent registered public accounting firm and reviewing with our financial management and our independent registered public accounting firm annual and quarterly financial statements, the proposed internal audit plan for each calendar year, the proposed independent audit plan for each fiscal year, the results of the audits and the adequacy of our internal control structure.

In addition, the Audit Committee works with our independent registered public accounting firm and our Internal Audit and Compliance, Legal and other management personnel to oversee and evaluate risks arising from:

•	internal controls over financial reporting;

•	Form 10-K, Form 10-Q, earnings releases and other public filings and disclosures;

•	compliance with our Global Code of Business Conduct and other policies; and

•	litigation and claims.

In this risk management role, the Audit Committee also oversees the operation of our global compliance and internal audit programs. These programs are designed to identify, oversee, evaluate and manage the primary risks associated with our business and our particular business units and functional areas. Our Vice President—Internal Audit and Compliance supervises these programs and discusses issues related to these programs directly with the Audit Committee. The Audit Committee also meets privately at each of its meetings with representatives from our independent registered public accounting firm and our Vice President—Internal Audit and Compliance.

The Audit Committee also provides regular reports of its activities to the full Board of Directors, as the full Board of Directors has the ultimate responsibility for monitoring the risks facing our business.

OTHER GOVERNANCE MATTERS

REVIEW AND APPROVAL OF TRANSACTIONS WITH RELATED PERSONS.

The Charter of the Corporate Governance and Nominating Committee provides that the Corporate Governance and Nominating Committee is responsible for considering questions of possible conflicts of interest of Directors and management and for making recommendations to prevent, minimize or eliminate such conflicts of interest. Our Global Code of Business Conduct provides that our Directors, officers, employees and their spouses and other close family members must avoid interests or activities that create any actual or potential conflict of interest. These restrictions cover, among other things, interests or activities that result in receipt of improper personal benefits by any person as a result of his or her position as our Director, officer, employee or as a spouse or other close family member of any of our Directors, officers or employees. Our Global Code of Business Conduct also requires our Directors, officers and employees to promptly disclose any potential conflicts of interest to our General Counsel. We also require that each of our executive officers and Directors complete a detailed annual questionnaire that requires, among other things, disclosure of any transactions with a related person meeting the minimum threshold for disclosure under the relevant Securities and Exchange Commission, or SEC, rules. All responses to the annual questionnaires are reviewed and analyzed by our legal counsel and, if necessary or appropriate, presented to the Corporate Governance and Nominating Committee for analysis, consideration and, if appropriate, approval.

The Corporate Governance and Nominating Committee will consider the following in determining if any transaction presented should be approved, ratified or rejected:

•	the nature of the related person’s interest in the transaction;

•	the material terms of the transaction;

•	the importance of the transaction to the related person and to us;

•	whether the transaction would impair the judgment or the exercise of the fiduciary obligations of any Director or executive officer;

•	the possible alternatives to entering into the transaction;

•	whether the transaction is on terms comparable to those available to third parties; and

•	the potential for an actual or apparent conflict of interest.

During fiscal year 2015, we reviewed the annual questionnaires and determined that no potential related-party transactions exist. This review included a detailed evaluation of the transactions reviewed and analyzed by our Board of Directors in determining Director independence as described in the “Director Independence” section beginning on page 2. Based on management’s review and analysis, no potential related-party transactions were presented to the Corporate Governance and Nominating Committee for analysis, consideration or approval.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE.

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers, Directors and beneficial owners of more than 10% of our Common Shares to file initial stock ownership reports and reports of changes in ownership with the SEC. SEC regulations require that we are furnished with copies of these reports. Based solely on a review of these reports and written representations from our executive officers and Directors, we believe that there was compliance with all such filing requirements for fiscal year 2015, except that Kurt A. Keller, Vice President and President—Asia Pacific Group, inadvertently filed one late Form 4 to report the distribution of common shares from his spouse’s 401(k) plan upon her retirement and Daniel S. Serbin, Executive Vice President—Human Resources and External Affairs, inadvertently filed one late Form 4 to report a gift of common shares, which was made during fiscal year 2014.

ITEM 1 – ELECTION OF DIRECTORS

We are seeking shareholder approval to elect Lee C. Banks, Robert G. Bohn, Linda S. Harty, William E. Kassling, Robert J. Kohlhepp, Kevin A. Lobo, Klaus-Peter Müller, Candy M. Obourn, Joseph Scaminace, Wolfgang R. Schmitt, Åke Svensson, James L. Wainscott, Donald E. Washkewicz and Thomas L. Williams as Directors for a term of office that will expire at the Annual Meeting of Shareholders in 2016. A plurality of the common shares voted in person or by proxy is required to elect a Director. Our Board of Directors Guidelines on Significant Corporate Governance Issues, however, require any current Director who receives a greater number of votes “withheld” than votes “for” in an uncontested election to submit a written offer of resignation to the Corporate Governance and Nominating Committee and requires our Corporate Governance and Nominating Committee and our Board of Directors to act on that written offer of resignation.

Should any nominee become unable to accept nomination or election, the proxies will be voted for the election of another person for Director as our Board of Directors may recommend. However, our Board of Directors has no reason to believe that this circumstance will occur.

NOMINEES FOR ELECTION AS DIRECTORS FOR TERMS EXPIRING IN 2016

Director since 2015

LEE C. BANKS

Age: 52

Committees: None

Mr. Banks has been our President and Chief Operating Officer since February 2015. He was our Executive Vice President from August 2008 to February 2015 and our Operating Officer from November 2006 to February 2015. Mr. Banks is also a Director of Nordson Corporation.

Our Board of Directors believes that Mr. Banks will effectively serve our Board of Directors, our business, our employees and our shareholders based on his significant and diverse experiences, skills, qualifications and viewpoints from, among other things:

•     current service as President and Chief Operating Officer and extensive service in various operational leadership positions during his 23-year career with us;

•     intimate, working knowledge of our day-to-day business, plans, strategies and initiatives;

•     present service on another public company board;

•     proven ability to work efficiently and effectively with our other Directors to oversee and address issues and risks facing our business; and

•     high level of commitment to our Board of Directors, our business, our employees and our shareholders, and a high level of integrity, honesty, judgment and professionalism.

Director since 2010

ROBERT G. BOHN

Age: 62

Committees: Audit Committee

                       Human Resources and Compensation Committee

Now retired, Mr. Bohn was Chairman of the Board of Oshkosh Corporation (specialty vehicles and vehicle bodies manufacturing) from January 2000 to February 2011 and Chief Executive Officer of Oshkosh from November 1997 to December 2010. Mr. Bohn is also a Director of Carlisle Companies, Inc. and The Manitowoc Company, Inc.

Our Board of Directors believes that Mr. Bohn will effectively serve our Board of Directors, our business, our employees and our shareholders based on his significant and diverse experiences, skills, qualifications and viewpoints from, among other things:

•     extensive service as Chief Executive Officer and Chairman of the Board of Oshkosh Corporation, a successful global industrial company of significant size;

•     past and present service on other public company boards;

•     independence under the applicable independence standards of the New York Stock Exchange, federal securities laws and our Independence Standards for Directors;

•     proven ability to work efficiently and effectively with our other Directors to oversee and address issues and risks facing our business; and

•     high level of commitment to our Board of Directors and integrity, honesty, judgment and professionalism.

Director since 2007

LINDA S. HARTY

Age: 55

Committees: Audit Committee (Chair)

                       Finance Committee

Ms. Harty has been Treasurer of Medtronic, Inc. (medical technology) since February 2010.

Our Board of Directors believes that Ms. Harty will effectively serve our Board of Directors, our business, our employees and our shareholders based on her significant and diverse experiences, skills, qualifications and viewpoints from, among other things:

•     extensive service in senior finance and accounting leadership positions at both Cardinal Health, Inc. and Medtronic, Inc., successful global healthcare and medical technology companies of significant size;

•     qualification as an audit committee financial expert as defined in the federal securities laws;

•     independence under the applicable independence standards of the New York Stock Exchange, federal securities laws and our Independence Standards for Directors;

•     proven ability to work efficiently and effectively with our other Directors to oversee and address issues and risks facing our business; and

•     high level of commitment to our Board of Directors and integrity, honesty, judgment and professionalism.

Director since 2001

WILLIAM E. KASSLING

Age: 71

Committees: Audit Committee

                       Human Resources and Compensation Committee

Mr. Kassling has been Lead Director of the Board of Directors of Wabtec Corporation (technology-based equipment for the rail industry) since May 2013. He was previously Chairman of the Board of Wabtec from 1990 to May 2013.

Our Board of Directors believes that Mr. Kassling will effectively serve our Board of Directors, our business, our employees and our shareholders based on his significant and diverse experiences, skills, qualifications and viewpoints from, among other things:

•      extensive service as Chief Executive Officer and Chairman of the Board of Wabtec Corporation, a successful global industrial company of significant size;

•      independence under the applicable independence standards of the New York Stock Exchange, federal securities laws and our Independence Standards for Directors;

•      proven ability to work efficiently and effectively with our other Directors to oversee and address issues and risks facing our business; and

•      high level of commitment to our Board of Directors and integrity, honesty, judgment and professionalism.

Director since 2002

ROBERT J. KOHLHEPP

Age: 71

Committees: Corporate Governance and Nominating Committee

                       (Chair and Lead Director)

                       Human Resources and Compensation Committee

Mr. Kohlhepp has been Chairman of the Board of Cintas Corporation (uniform rental) since October 2009 and has been a Director of Cintas since 1979.

Our Board of Directors believes that Mr. Kohlhepp will effectively serve our Board of Directors, our business, our employees and our shareholders based on his significant and diverse experiences, skills, qualifications and viewpoints from, among other things:

•      current service as Chairman and extensive service as Chief Executive Officer, Vice Chairman and a Director of Cintas Corporation, a successful global product and service provider company of significant size;

•      independence under the applicable independence standards of the New York Stock Exchange and our Independence Standards for Directors;

•      proven ability to effectively serve as our Lead Director and to otherwise work efficiently and effectively with our other Directors to oversee and address issues and risks facing our business; and

•      high level of commitment to our Board of Directors and integrity, honesty, judgment and professionalism.

Director since 2013

KEVIN A. LOBO

Age: 50

Committees: Audit Committee

                       Finance Committee

Mr. Lobo has been Chairman of the Board of Stryker Corporation (medical technology) since July 2014 and has been Chief Executive Officer, President and a Director since October 2012. He was President of Orthopaedics Group of Stryker from June 2011 to October 2012; President of Neurotechnology and Spine Group of Stryker from April 2011 to June 2011; and President of Ethicon Endo-Surgery, a subsidiary of Johnson & Johnson (home and health care products and services), from July 2006 to March 2011.

Our Board of Directors believes that Mr. Lobo will effectively serve our Board of Directors, our business, our employees and our shareholders based on his significant and diverse experiences, skills, qualifications and viewpoints from, among other things:

•     extensive service in senior leadership positions at both Stryker Corporation and Johnson & Johnson, successful global medical technology and home and health care products companies of significant size;

•     independence under the applicable independence standards of the New York Stock Exchange, federal securities laws and our Independence Standards for Directors;

•     proven ability to work efficiently and effectively with our other Directors to oversee and address issues and risks facing our business; and

•     high level of commitment to our Board of Directors and integrity, honesty, judgment and professionalism.

Director since 1998

KLAUS-PETER MÜLLER

Age: 70

Committees: Corporate Governance and Nominating Committee

                       Finance Committee

Mr. Müller has been Chairman of the Supervisory Board of Commerzbank AG (international banking) in Frankfurt, Germany since May 2008.

Our Board of Directors believes that Mr. Müller will effectively serve our Board of Directors, our business, our employees and our shareholders based on his significant and diverse experiences, skills, qualifications and viewpoints from, among other things:

•     extensive service in senior leadership positions with Commerzbank AG, a significant financial institution in Europe;

•     strong finance background and extensive knowledge of European businesses and related issues and trends;

•     independence under the applicable independence standards of the New York Stock Exchange and our Independence Standards for Directors;

•     proven ability to work efficiently and effectively with our other Directors to oversee and address issues and risks facing our business; and

•     high level of commitment to our Board of Directors and integrity, honesty, judgment and professionalism.

Director since 2002

CANDY M. OBOURN

Age: 65

Committees: Human Resources and Compensation Committee (Chair)

                       Corporate Governance and Nominating Committee

Ms. Obourn has been Chairman of Isoflux Incorporated (coating technologies) since April 2012. She was previously Chief Executive Officer and President of Isoflux Incorporated from August 2010 to April 2012; and Chief Executive Officer and President of ActivEase Healthcare, Inc. (women’s health care products) from February 2006 to August 2010. She is also Chairman of the Board of Directors of ESL Federal Credit Union.

Our Board of Directors believes that Ms. Obourn will effectively serve our Board of Directors, our business, our employees and our shareholders based on her significant and diverse experiences, skills, qualifications and viewpoints from, among other things:

•     service as Chief Executive Officer and President of a coating technologies company, Chief Executive Officer and President of a health care products company and in senior leadership positions at other global companies of significant size;

•     independence under the applicable independence standards of the New York Stock Exchange and our Independence Standards for Directors;

•     proven ability to work efficiently and effectively with our other Directors to oversee and address issues and risks facing our business; and

•     high level of commitment to our Board of Directors and integrity, honesty, judgment and professionalism.

Director since 2004

JOSEPH SCAMINACE

Age: 62

Committees: Corporate Governance and Nominating Committee

                       Human Resources and Compensation Committee

Mr. Scaminace has been a Director and Chief Executive Officer of OM Group, Inc. (metal-based specialty chemicals) since June 2005 and Chairman of the Board of OM Group since August 2005. He was previously President of OM Group from June 2005 to April 2013. Mr. Scaminace is also a Director of The Cleveland Clinic Foundation and Cintas Corporation.

Our Board of Directors believes that Mr. Scaminace will effectively serve our Board of Directors, our business, our employees and our shareholders based on his significant and diverse experiences, skills, qualifications and viewpoints from, among other things:

•     extensive service as Chief Executive Officer and Chairman of the Board of OM Group, Inc., and prior leadership positions at other global industrial companies of significant size;

•     past and present service on other public company boards;

•     independence under the applicable independence standards of the New York Stock Exchange and our Independence Standards for Directors;

•     proven ability to work efficiently and effectively with our other Directors to oversee and address issues and risks facing our business; and

•     high level of commitment to our Board of Directors and integrity, honesty, judgment and professionalism.

Director since 1992

WOLFGANG R. SCHMITT

Age: 71

Committees: Audit Committee

                       Corporate Governance and Nominating Committee

Now retired, Mr. Schmitt was the Chief Executive Officer of Trends 2 Innovation (strategic growth consultants) from May 2000 to April 2015.

Our Board of Directors believes that Mr. Schmitt will effectively serve our Board of Directors, our business, our employees and our shareholders based on his significant and diverse experiences, skills, qualifications and viewpoints from, among other things:

•     extensive service as Chief Executive Officer of a strategic growth consulting company and prior leadership positions at other global industrial companies of significant size;

•     independence under the applicable independence standards of the New York Stock Exchange, federal securities laws and our Independence Standards for Directors;

•     proven ability to work efficiently and effectively with our other Directors to oversee and address issues and risks facing our business; and

•     high level of commitment to our Board of Directors and integrity, honesty, judgment and professionalism.

Director since 2010

ÅKE SVENSSON

Age: 63

Committees: Audit Committee

                       Finance Committee

Mr. Svensson has been Director General of the Association of Swedish Engineering Industries since September 2010. He was previously the Chief Executive Officer and President of Saab AB (aerospace, defense and security industry) from July 2003 to September 2010. Mr. Svensson was formerly a Director of the Swedish Export Credit Corporation, Micronic Mydata and Saab AB.

Our Board of Directors believes that Mr. Svensson will effectively serve our Board of Directors, our business, our employees and our shareholders based on his significant and diverse experiences, skills, qualifications and viewpoints from, among other things:

•     extensive service as Chief Executive Officer and President of Saab AB, a successful European aerospace, defense and security company of significant size;

•     extensive knowledge of European aerospace, defense and security businesses and related issues and trends;

•     independence under the applicable independence standards of the New York Stock Exchange, federal securities laws and our Independence Standards for Directors;

•     proven ability to work efficiently and effectively with our other Directors to oversee and address issues and risks facing our business; and

•     high level of commitment to our Board of Directors and integrity, honesty, judgment and professionalism.

Director since 2009

JAMES L. WAINSCOTT

Age: 58

Committees: Finance Committee (Chair)

                       Human Resources and Compensation Committee

Mr. Wainscott has been Chairman of the Board of AK Steel Holding Corporation (steel producer) since January 2006 and President, Chief Executive Officer and a Director of AK Steel Holding since October 2003.

Our Board of Directors believes that Mr. Wainscott will effectively serve our Board of Directors, our business, our employees and our shareholders based on his significant and diverse experiences, skills, qualifications and viewpoints from, among other things:

•     extensive service as President, Chief Executive Officer and Chairman of the Board of AK Steel Holding Corporation, a successful global industrial company of significant size;

•     independence under the applicable independence standards of the New York Stock Exchange and our Independence Standards for Directors;

•     proven ability to work efficiently and effectively with our other Directors to oversee and address issues and risks facing our business; and

•     high level of commitment to our Board of Directors and integrity, honesty, judgment and professionalism.

Director since 2000

DONALD E. WASHKEWICZ

Age: 65

Committees: None

Mr. Washkewicz has been our Chairman of the Board of Directors since October 2004. He was our Chief Executive Officer from July 2001 to February 2015 and our President from January 2007 to February 2015.

Our Board of Directors believes that Mr. Washkewicz will effectively serve our Board of Directors, our business, our employees and our shareholders based on his significant and diverse experiences, skills, qualifications and viewpoints from, among other things:

•     extensive service as Chairman of the Board, President, and Chief Executive Officer and in various operational leadership positions during his 43-year career with us;

•     intimate, working knowledge of our day-to-day business, plans, strategies and initiatives;

•     proven ability to work efficiently and effectively with our Lead Director and our other Directors to oversee and address issues and risks facing our business; and

•     high level of commitment to our Board of Directors, our business, our employees and our shareholders, and a high level of integrity, honesty, judgment and professionalism.

Director since 2015

THOMAS L. WILLIAMS

Age: 56

Committees: None

Mr. Williams has been our Chief Executive Officer since February 2015. He was our Executive Vice President from August 2008 to February 2015 and our Operating Officer from November 2006 to February 2015. Mr. Williams is also a Director of Chart Industries, Inc.

Our Board of Directors believes that Mr. Williams will effectively serve our Board of Directors, our business, our employees and our shareholders based on his significant and diverse experiences, skills, qualifications and viewpoints from, among other things:

•     current service as Chief Executive Officer and extensive service as Executive Vice President and Operating Officer and in various operational leadership positions during his 12-year career with us;

•     intimate, working knowledge of our day-to-day business, plans, strategies and initiatives;

•     present service on another public company board;

•     proven ability to work efficiently and effectively with our other Directors to oversee and address issues and risks facing our business; and

•     high level of commitment to our Board of Directors, our business, our employees and our shareholders, and a high level of integrity, honesty, judgment and professionalism.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR EACH OF THE NOMINEES TO THE BOARD OF DIRECTORS.

COMPANY PROPOSALS RELATING TO CORPORATE GOVERNANCE MATTERS

We are asking our shareholders to approve two corporate governance proposals that our Board of Directors believes are in the best interests of our shareholders and our Company. Before voting on either of these proposals, we urge you to carefully read and consider each proposal as described in detail on the following pages 20-22 of this Proxy Statement.

•

Item 2 would amend our Amended Articles of Incorporation to implement a majority voting standard for uncontested Director elections, as currently prescribed in our Board of Directors Guidelines on Significant Corporate Governance Issues. This proposed majority voting standard would require that each Director candidate receive more votes “for” than “against” to be elected in an uncontested election. Conversely, a Director candidate who receives more votes “against” than “for” would not be elected in an uncontested election. Our Board of Directors is proposing this majority voting standard in full support of, and to reinforce the Board of Director’s accountability to, the interests of a significant number of our shareholders, as expressed at our 2014 Annual Meeting of Shareholders.

•

Item 3 would amend our Amended Articles of Incorporation to eliminate cumulative voting in Director elections. Our Board of Directors is proposing to eliminate cumulative voting because it views cumulative voting as incompatible with the objectives of a majority voting standard, and because it views the elimination of cumulative voting as important to ensuring that a majority voting standard is properly and effectively implemented.

Our Board of Directors has determined that Items 2 and 3 together represent a carefully balanced and integrated approach designed to further provide shareholders a net positive result by empowering and enhancing the voice of our shareholders in Director elections. These proposals are designed to work together to promote an orderly Director election process that respects and satisfies the will of a majority of our shareholders. Because these amendments are designed to work together, the implementation of each of Item 2 (the proposal to adopt an amendment to our Amended Articles of Incorporation to implement a majority voting standard in uncontested Director elections) and Item 3 (the proposal to adopt an amendment to our Amended Articles of Incorporation to eliminate cumulative voting in Director elections) is conditioned on shareholder approval of both proposals. In other words, if either Item 2 or Item 3 is not approved, then neither proposal will be implemented.

Each of Item 2 and Item 3 require the affirmative vote of the holders of shares entitling them to exercise two-thirds of the voting power of such shares. Consequently, it is important that you vote on these items.

ITEM 2 – ADOPTION OF AN AMENDMENT TO OUR AMENDED ARTICLES OF INCORPORATION TO IMPLEMENT A MAJORITY VOTING STANDARD FOR UNCONTESTED DIRECTOR ELECTIONS

Under this Item 2, we are asking our shareholders to adopt an amendment to our Amended Articles of Incorporation to implement a majority voting standard in uncontested Director elections. Following the declassification of our Board of Directors in 2007 and consistent with our history of implementing policies to reinforce the accountability of our Board of Directors to our shareholders, we adopted a policy (in our Board of Directors Guidelines on Significant Corporate Governance Issues) requiring any Director candidate in an uncontested election who receives a greater number of votes “withheld” than “for” his or her election to submit a written offer of resignation to our Corporate Governance and Nominating Committee, and our Corporate Governance and Nominating Committee and our Board of Directors to act on that written offer of resignation.

At the 2014 Annual Meeting of Shareholders, our shareholders showed strong support in favor of our Board of Directors initiating a process to amend our Amended Articles of Incorporation to implement a majority voting standard for uncontested Director elections. Our Board of Directors is proposing this majority voting standard to reflect the desire of those shareholders and reinforce our commitment to accountability and strong corporate governance practices. In August 2015, our Corporate Governance and Nominating Committee recommended, and our Board of Directors unanimously adopted, resolutions approving and recommending to shareholders the adoption of an amendment to our Amended Articles of Incorporation to implement a majority voting standard in uncontested Director elections.

Under the proposed majority voting standard, for a candidate to be elected to our Board of Directors in an “uncontested election,” the number of votes cast “for” the candidate’s election must exceed the number of votes cast “against” his or her election. Abstentions and broker non-votes would not be considered votes “for” or “against” a candidate. An “uncontested election” means an election in which the number of Director candidates does not exceed the number of Directors to be elected. In all other Director elections, which we refer to as contested elections, a plurality voting standard would apply.

Our Board of Directors has concluded that the adoption of the proposed majority voting standard in uncontested elections will give shareholders a greater voice in determining the composition of our Board of Directors by giving effect to shareholder votes “against” a Director candidate, and by requiring a majority of shareholder votes for a candidate to obtain or retain a seat on our Board of Directors. The adoption of this standard in uncontested elections is intended to reinforce the accountability of our Board of Directors to our shareholders voting in uncontested Director elections. If adopted by our shareholders at this Annual Meeting of Shareholders, the majority vote standard would apply to all future uncontested Director elections.

Our Board of Directors further believes that a plurality voting standard should still apply in contested Director elections. If the plurality voting standard did not apply in contested elections, it is possible that more candidates could be elected than the number of Director seats up for election because the proposed majority voting standard simply compares the number of “for” votes with the number of “against” votes for each Director candidate without regard to voting for other candidates. Accordingly, the proposed majority voting standard retains plurality voting in contested Director elections to avoid such results.

If this Item 2 is approved by our shareholders and implemented, we expect to retain our Director resignation policy (our current majority voting policy) as set forth in our Board of Directors Guidelines on Significant Corporate Governance Issues, conformed as necessary to reflect the provisions of this Item 2 and Item 3. Under Ohio law and our Code of Regulations, as amended, an incumbent Director who is not re-elected remains in office until his or her successor is elected, continuing as a “holdover” Director. We expect our policy to continue to require an incumbent Director who does not receive more votes “for” than “against” his or her election in an uncontested election to submit a written offer of resignation to our Corporate Governance and Nominating Committee, which will make a recommendation to our Board of Directors as to whether or not it should be accepted. Our Board of Directors will consider the recommendation and decide whether to accept the resignation as described in more detail in our Board of Directors Guidelines on Significant Corporate Governance Issues.

Our Amended Articles of Incorporation currently do not address the voting standard that applies to the election of Directors, which means under Ohio law that the plurality voting standard applies unless the Amended Articles of Incorporation are amended. The actual text of the proposed Article SEVENTH to our Amended Articles of Incorporation, marked with underlining to indicate additions, is attached to this Proxy Statement as Annex A. The amendment to the Amended Articles of Incorporation will become effective upon filing with the Secretary of State of Ohio (which is expected to occur promptly following shareholder approval), subject to shareholder approval of Item 3.

Shareholder Approval

The affirmative vote of the holders of shares of our common stock entitling them to exercise two-thirds of the voting power of such shares is necessary to amend the Company’s Amended Articles of Incorporation to include Article SEVENTH, as described in this Item 2. Abstentions and broker non-votes will have the same effect as votes cast against this Item 2. As noted above, if this Item 2 is approved by our shareholders at the Annual Meeting of Shareholders, it will be implemented only if Item 3 is also approved. Accordingly, even if this Item 2 is approved by our shareholders at the Annual Meeting of Shareholders, it will not be implemented unless Item 3 is also approved by our shareholders at the Annual Meeting of Shareholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE PROPOSAL TO APPROVE AN AMENDMENT TO OUR AMENDED ARTICLES OF INCORPORATION IMPLEMENTING A MAJORITY VOTING STANDARD FOR UNCONTESTED DIRECTOR ELECTIONS.

ITEM 3 – ADOPTION OF AN AMENDMENT TO OUR AMENDED ARTICLES OF INCORPORATION TO ELIMINATE CUMULATIVE VOTING IN DIRECTOR ELECTIONS

Under this Item 3, we are asking our shareholders to approve an amendment to our Amended Articles of Incorporation to eliminate cumulative voting in Director elections. Under Ohio law, because our Amended Articles of Incorporation currently do not address cumulative voting, our shareholders can cumulate votes in Director elections at any meeting held for that purpose, whether or not the election is contested. Cumulative voting enables a shareholder to cumulate his or her voting power by giving one candidate a number of votes equal to the number of Directors to be elected multiplied by the number of shares held by the shareholder, or distributing those votes among two or more candidates as the shareholder sees fit. Thus, with cumulative voting, a shareholder can cast all of his, her or its votes “for” one candidate or a small group of candidates, instead of voting either “for” or “withheld” on each candidate.

Consequently, a candidate may be elected even if he or she was not supported by the holders of a majority of our shares. For example, because 14 Directors are to be elected at the Annual Meeting of Shareholders, a shareholder holding slightly more than 5% of our outstanding common shares, by merely cumulating and casting votes for a single Director candidate, could elect one Director in a contested election, even if the candidate is not supported by nearly 95% of shareholders, based on 138,418,792 common shares outstanding on July 31, 2015 and assuming approximately 80% of the outstanding common shares are voted at the Annual Meeting of Shareholders.

As described under Item 2, we are asking shareholders to implement a majority voting standard in uncontested Director elections in accordance with the desire of a significant number of our shareholders, as expressed at our 2014 Annual Meeting of Shareholders. As discussed in Item 2 above, the objective of a majority voting standard is to reinforce the accountability of the Board of Directors to shareholders voting in uncontested Director elections by ensuring that the Board composition is determined by the holders of a majority of the outstanding shares. Our Board of Directors believes that cumulative voting is incompatible with that objective, as the effect of cumulative voting is potentially to allow a shareholder that holds significantly less than a majority of the outstanding voting power to elect one or more Directors. Our Board of Directors further believes that only a very few companies in the Fortune 500 continue to have cumulative voting in the election of directors. Therefore, our Board of Directors believes that eliminating cumulative voting is a necessary and essential element to effectively implementing a majority voting standard in uncontested Director elections.

Our Board of Directors believes that each Director is accountable to and should represent the interests of all of our shareholders, and not just to a minority shareholder that has cumulatively voted its shares and that may have special interests contrary to those of a majority of our shareholders. Among other things, the election of Directors who view themselves as representing a particular minority shareholder could result in partisanship and discord on our Board of Directors, and may impair the ability of the Directors to act in the best interests of all of our shareholders and our Company. Our Board of Directors, therefore, believes that each candidate should be elected only if he or she receives majority support, which cumulative voting could potentially preclude.

In addition, cumulative voting and majority voting are procedurally incompatible, and attempting to combine them in the same election of Directors could create confusion and uncertainty in the Director election process. If, for example, both majority voting and cumulative voting applied in the same election of Directors, it would be very possible that a number of candidates may not receive a majority of votes causing our Board of Directors to have multiple vacancies.

For these reasons, our Board of Directors determined that it is appropriate to eliminate cumulative voting in connection with the adoption of the majority voting standard. Accordingly, in August 2015, on the recommendation of our Corporate Governance and Nominating Committee, our Board of Directors unanimously adopted resolutions approving and recommending to shareholders the adoption of an amendment to our Amended Articles of Incorporation to eliminate cumulative voting in Director elections.

This proposal to eliminate cumulative voting is not in response to any shareholder effort of which we are aware to remove any of our Directors or otherwise gain representation on our Board of Directors, to accumulate shares of our common stock, or to obtain control of our Company or our Board of Directors by means of a solicitation in opposition to management or otherwise.

The actual text of proposed Article SIXTH of our Amended Articles of Incorporation, marked with underlining to indicate additions, is attached to this Proxy Statement as Annex A. The amendment to the Amended Articles of Incorporation will become effective upon its filing with the Secretary of State of Ohio (which is expected to occur promptly following shareholder approval), subject to shareholder approval of Item 2.

Shareholder Approval

The affirmative vote of the holders of shares of our common stock entitling them to exercise two-thirds of the voting power of such shares is necessary to amend the Company’s Amended Articles of Incorporation to include Article SIXTH, as described in this Item 3. Abstentions and broker non-votes will have the same effect as votes cast against this Item 3. As noted above, if this Item 3 is approved by our shareholders at the Annual Meeting of Shareholders, it will be implemented only if Item 2 is also approved. Accordingly, even if this Item 3 is approved by our shareholders at the Annual Meeting of Shareholders, it will not be implemented unless Item 2 is also approved by our shareholders at the Annual Meeting of Shareholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE PROPOSAL TO APPROVE AN AMENDMENT TO OUR AMENDED ARTICLES OF INCORPORATION ELIMINATING CUMULATIVE VOTING IN DIRECTOR ELECTIONS.

COMPENSATION DISCUSSION AND ANALYSIS

EXECUTIVE SUMMARY—FISCAL YEAR 2015.

Objectives and Philosophies of the Executive Compensation Program.

The “Win Strategy” has been the foundation of our business and has represented the unified vision of our employees worldwide since it was first introduced in fiscal year 2001. In September 2015 we introduced a refreshed Win Strategy to our employees and our shareholders. All references to the Win Strategy contained in this Proxy Statement refer to the version of the Win Strategy which was in effect at the beginning of fiscal year 2015.

The Win Strategy has defined the key goals, operational priorities and metrics used to profitably grow our business. The Win Strategy can be illustrated as follows:

The Win Strategy centers on three fundamental goals: premier customer service; financial performance; and profitable growth. The Win Strategy outlines various individual initiatives intended to advance those goals in all aspects of our business, including on-time delivery of quality products, value-added services and systems, strategic procurement of goods and services, lean operations, strategic pricing, a focus on strategic markets, product innovation and strong distribution. Our employees all over the world, who are empowered to implement these strategies and are ultimately responsible for achieving these goals, represent the foundation of the Win Strategy. We are confident that a worldwide focus on the Win Strategy will maximize the long-term value of our shareholders’ investments by helping us to realize top-quartile performance among our competitors and peers and steady appreciation of our stock price.

The Win Strategy also provides the means by which we can measure and reward success. In fact, the objective of our executive compensation program is to encourage and reward performance that implements the strategies and advances the goals of the Win Strategy. The program is designed to:

•

align the financial interests of our executive officers and our shareholders by encouraging and rewarding our executive officers for performance that achieves or exceeds significant financial and operational performance goals and by holding them accountable for results;

•

encourage and reward our executive officers for experience, expertise, level of responsibility, continuity of leadership, leadership qualities, advancement, individual accomplishment and other significant contributions to the enhancement of shareholder value and to the success of our business;

•

attract, retain and motivate highly-talented and ethical individuals at all levels who are focused on the long-term success of our business and who are equipped, motivated and poised to lead and manage our business presently and in the future;

•	offer compensation that keeps us competitive with companies that compete with us for talented employees and shareholder investment;

•

promote accountability by allocating a greater proportion of the compensation for executive officers, as compared to other employees, to elements that are dependent on the performance of our business; and

•	maintain a level of flexibility sufficient to adjust for trends and changes in the continuously evolving global business and regulatory environment.

Categories and Elements of Executive Compensation.

Our executive compensation program covers all compensation paid to our executive officers. Our executive officers include, among others, the Chief Executive Officer, Chief Financial Officer, former Chief Executive Officer and the three other most highly compensated executive officers identified in the Summary Compensation Table for Fiscal Year 2015 on page 52, which we refer to as the Named Executive Officers. One of our Named Executive Officers, Donald E. Washkewicz, served as our former Chief Executive Officer until Messrs. Williams and Banks assumed the positions of Chief Executive Officer and President, respectively, effective February 1, 2015. Mr. Washkewicz remains an executive officer as Chairman of the Board. The compensation reflected in this Compensation Discussion and Analysis and the compensation tables in this proxy statement for Mr. Washkewicz reflects his compensation as Chief Executive Officer through January 31, 2015 and for service as Chairman of the Board thereafter.

Our executive compensation program offers the categories and elements of compensation identified in the following table. Each element of compensation is more specifically defined and described in the “Elements of Executive Compensation” section of this Compensation Discussion and Analysis beginning on the page indicated in the table.

Category of Compensation	Element(s) of Compensation	Defined/Described Beginning on:
Base Salaries	Base Salaries	Page 35
Annual Cash Incentive Compensation	Target Incentive Bonuses General RONA Bonuses Converted RONA Bonuses PGI Plan	Page 36 Page 38 Page 38 Page 40
Long-Term Incentive Compensation	LTIP Awards Stock Incentives	Page 41 Page 43
Employee Benefits	Various	Page 44
Executive Perquisites	Various	Page 49

“Pay-for-Performance”—Structure, Key Financial Metrics and Impact on Compensation Payouts.

Our executive compensation program is structured to ensure that a significant portion of the compensation for executive officers is dependent upon the performance of our business. This “pay-for-performance” structure drives the program to achieve its objective to encourage and reward performance that implements the strategies and advances the goals of the Win Strategy. The program is also structured to ensure that it is not overly weighted toward annual cash incentive compensation and does not otherwise have the potential to threaten long-term shareholder value by promoting unnecessary or excessive risk-taking by our executive officers. The “Allocation of Executive Compensation” section beginning on page 31 describes our policies and practices for allocating executive compensation among the various categories and elements.

To illustrate, the chart below shows the mix of fixed and at-risk, annual and long-term and cash and equity compensation represented by base salaries and the elements of annual cash incentive compensation and long-term incentive compensation for the Named Executive Officers. The percentages of total compensation reflected in this chart were calculated using each Named Executive Officer’s fiscal year 2015 base salary, target annual cash incentive compensation and target long-term incentive compensation.

Emphasis on Sustained Performance

The “Elements of Executive Compensation” section beginning on page 35 provides detailed discussion and analysis as to how each element of compensation encourages and rewards performance that implements the strategies and advances the goals of the Win Strategy. To summarize, we provide base salaries, employee benefits and executive perquisites primarily to ensure that our executive compensation program remains competitive to attract, retain and motivate the individuals needed to implement and advance our strategies and goals. In addition, as illustrated in the Compensation Design Chart on the next two pages, we provide each other element of annual cash incentive compensation and each element of long-term incentive compensation primarily to encourage and reward performance that implements and advances our strategies and goals relating to financial performance and profitable growth.

In fiscal year 2015, our executive compensation program and its “pay-for-performance” structure ensured that annual cash incentive compensation and long-term incentive compensation payouts to our executive officers aligned with our performance in certain key financial metrics that we use to measure the overall performance of our business. The Compensation Design Chart shows the behaviors, key financial metrics and fiscal year 2015 results driven by each element of at-risk compensation provided to the Named Executive Officers in fiscal year 2015.

Total Compensation for the Named Executive Officers — Fiscal Year 2015
Comprised of fixed and at-risk compensation.
Fixed Compensation
Encourages and rewards attainment of individual performance goals established during the annual performance review process.
Recognizes experience, expertise, level of responsibility, continuity of leadership, leadership qualities, advancement, and individual accomplishment.
Annual Cash Incentive Compensation
RONA Bonuses
(General and Converted)
RONA Bonuses are incentives that encourage Named Executive Officers to maximize our return on net assets.
Payouts increase as the return on net assets increases.
RONA Bonuses encourage and reward strategic pricing, strategic procurement, innovative products, system solutions and strong distribution.
General RONA Bonuses, together with Target Incentive Bonuses, are generally targeted at the market median as part of the overall annual incentive opportunity. Converted RONA Bonuses remain targeted at the value of the perquisites they replaced.
Our return on consolidated net assets and return on net assets for all divisions were above target, with a payout to our Named Executive Officers ranging from 121% to 134% of target.
Target Incentive Bonuses
The Target Incentive Bonuses encourage Named Executive Officers to maximize free cash flow.
Payouts increase as our free cash flow margin increases above established target percentages.
Target Incentive Bonuses encourage and reward continuous improvement in net income, lean initiatives, inventory controls, collection of receivables, control of payables and capital expenditures, and the ability to finance dividends, acquisitions and product innovations.
Target Incentive Bonuses, together with General RONA Bonuses, are generally targeted at the market median as part of the overall annual incentive opportunity. Performance objectives are established after a review of our Peer Group’s realized free cash flow margin over the past one-, three- and five-year period.
Our operating cash flows were $1.3 billion or 10.2% of sales. This performance helped us achieve free cash flow margin of 8.55% (which is calculated as disclosed on page 37) resulting in a payout of 142% of target, except as otherwise disclosed on page 37.
Profitable Growth Incentive Plan
The Profitable Growth Incentive Plan replaced the Volume Incentive Plan for operating Group Presidents beginning effective July 1, 2014.
The new plan encourages and rewards profitable and sustainable sales growth, both organically and through acquisitions, through a RONA multiplier.
The incentive is based on a three-year Compound Annual Growth Rate (CAGR) where RONA is amplified for CAGR% above 5%, and reduced for CAGR% below 3%.
The minimum multiplier is set at 90% and the maximum multiplier at 130%; however, pursuant to the Profitable Growth Incentive Plan, the negative adjustment does not become effective until fiscal year 2016.
The only Named Executive Officer who participated in this plan was Mr. Bond, who earned a 100% multiplier for fiscal year 2015.

At-Risk Compensation
Comprised of annual cash incentive compensation and long-term incentive compensation.
Encourages and rewards performance that implements the strategies and advances the goals of the Win Strategy.
Long-Term Incentive Compensation
LTIP Awards
LTIP Awards encourage sustained high performance relative to our Peer Group.
Payouts are based upon our Peer Group ranking in three key metrics over a three-year period – average return on invested capital, growth in fully diluted earnings per share and revenue growth.
Performance results are influenced by our ability to deliver on key Win Strategy goals including product innovation, on-time delivery of quality products, value-added services and systems, strategic procurement of goods and services, lean operations, strategic pricing and profitable growth.
LTIP Awards represent approximately half of the long-term compensation awarded to our Named Executive Officers and are targeted to deliver market median award values.
For our three-year performance period ending December 31, 2014, our performance was near the top quartile for average return on invested capital, and below median for revenue growth and EPS resulting in a payout at 96.45% of target.
Stock Incentives
Stock Incentives encourage sustained high performance that results in stock price appreciation.
Value realized by our Named Executive Officers is based upon the stock price appreciation between the date of grant and the date of exercise of an award.
Stock Incentives encourage and reward sustained profit-able growth and financial and operational performance that contribute to appreciation of our stock price.
Stock Incentives represent approximately half of the long-term compensation awarded to our Named Executive Officers and are targeted to deliver median award values.
Our average daily closing per share stock price was $120.64 in fiscal year 2015, as compared to $115.87 in fiscal year 2014. The value of outstanding Stock Incentives showed corresponding improvements during fiscal year 2015.

Highlights and Significant Changes to Executive Compensation Program.

We continue to maintain several long-standing compensation practices that we believe contribute to good corporate governance, including our “claw-back policy” described on page 34, our stock ownership guidelines described on page 34, our hedging, pledging and other stock ownership restrictions described on page 35, and our annual compensation risk review described beginning on page 6. Other than the establishment of the Defined Contribution Supplemental Executive Retirement Program described on page 48, we did not make any other significant changes to our executive compensation program in fiscal year 2015.

The Human Resources and Compensation Committee of our Board of Directors, which we refer to in this Compensation Discussion and Analysis as the Committee, authorized and adopted the following changes to our executive compensation program for fiscal year 2016:

•

Tax Gross-Ups Policy: The Committee determined it will pursue a policy to be implemented prospectively in fiscal year 2016, not to make or promise to make any “tax gross-up” payment to our executive officers. The policy will specifically exclude relocation, expatriate and other plans and programs generally applicable to management employees, and will not impact any of our existing compensation arrangements, commitments or obligations. In light of this determination, during fiscal year 2016 the Committee will review the executive compensation plans and programs to identify where tax gross-ups are provided and begin the process of eliminating tax gross-ups prospectively. We will, therefore, update the information in the compensation discussion and analysis in our future proxy statements to reflect the changes as a result of that review and resulting changes.

•

Named Executive Officers—Base Salaries: In combination with other cost reduction initiatives made during fiscal year 2015 and continuing in the beginning of fiscal year 2016, the Committee decided not to increase the base salaries of our Named Executive Officers at the beginning of fiscal year 2016.

•

Calculation of Target Incentive Bonuses: The Committee evaluated our fiscal year 2016 annual plan for free cash flow margin and the one-year, three-year and five-year averages of our Peer Group free cash flow margins and developed the following table to illustrate how final Target Incentive Bonus amounts will be calculated at the end of fiscal year 2016:

FY16 Free Cash Flow Margin:	Less than 6%	6%	8%	Greater than or equal to 10%
Payout %	0%	50%	100%	200%

The Target Incentive Bonus payout percentage that is applied is interpolated on a linear basis between the points in the above table. We calculate free cash flow margin as the percentage of sales represented by actual operating cash flow less capital expenditures, excluding discretionary pension contributions made during the fiscal year.

ADMINISTRATION, OVERSIGHT AND DETERMINATION OF EXECUTIVE COMPENSATION.

Human Resources and Compensation Committee.

The Committee, which consists solely of our independent directors, has various duties and responsibilities with respect to the administration, oversight and determination of executive compensation. As described in the Committee’s Charter, which is posted and available on the Corporate Governance page of our investor relations website at www.phstock.com, these duties and responsibilities include:

•	establishing our executive compensation program and overseeing its development and implementation;

•	reviewing and approving the relevant performance goals of our Chief Executive Officer and determining whether or not they have been achieved;

•	setting and reviewing the compensation of our Chairman of the Board and our Chief Executive Officer, and reviewing and approving the compensation programs for our other executive officers;

•	reviewing and evaluating the performance of our Chief Executive Officer, and reviewing performance evaluations of our other executive officers; and

•	performing other duties and responsibilities assigned by our Board of Directors.

The Committee also retains the discretion to authorize periodic compensation adjustments due to promotions or increases in the responsibilities of our executive officers.

In fulfilling its duties and responsibilities, the Committee seeks periodic input, advice and recommendations from various sources, including our Board of Directors, our executive officers and the Committee’s independent executive compensation consultant. The Committee is not bound by that input or advice or those recommendations. The Committee at all times exercises independent discretion in its executive compensation decisions.

Board of Directors.

Our Board of Directors approves all incentive compensation plans and equity-based plans reviewed and recommended by the Committee and all other plans and programs which, by their terms, require approval of our Board of Directors. Our Board of Directors does not authorize or approve any other specific executive compensation matters. Our Board of Directors oversees the Committee’s activities and performance, including the identification, evaluation and monitoring of risks arising from our compensation policies and practices, and reviews all material information relating to executive compensation matters approved by the Committee. This oversight ensures that the Committee fulfills its duties and responsibilities and that the executive compensation program is reasonable and appropriate, meets its objectives and effectively serves the interests of our business and our shareholders.

Executive Officers.

Our executive officers also play a role in the administration, oversight and determination of executive compensation. At the beginning of each fiscal year, each executive officer sets annual performance goals for his or her direct reports, which may include other executive officers. The performance goals are designed to promote individual performance consistent with the strategies and goals of the Win Strategy. Throughout the fiscal year, each executive officer’s performance is reviewed and evaluated against his or her performance goals. At the end of the fiscal year, each executive officer conducts a final performance review for each of his or her direct reports. Based on those reviews, our executive officers, other than our Chief Executive Officer, recommend any annual compensation adjustments and awards for their executive officer direct reports to our Chief Executive Officer.

Our current Chief Executive Officer similarly reviews and evaluates his direct reports, which include each of the other Named Executive Officers except for Messrs. Washkewicz and Bond. Our Chief Executive Officer also reviews and evaluates the recommendations made with respect to all of our other executive officers and makes any modifications that he deems appropriate. Our Chief Executive Officer then recommends to the Committee annual compensation adjustments and awards for all of our executive officers other than himself.

Our Chairman of the Board, our current Chief Executive Officer, our President, our Executive Vice President—Human Resources & External Affairs and our Secretary attend all meetings of the Committee other than appropriate executive sessions, and our Chairman of the Board and our Chief Executive Officer do not attend any meetings relating to their performance or compensation. Our executive officers prepare and provide to the Committee tally sheets for certain executive officers, which are used by the Committee to understand and measure the performance and effectiveness of our annual cash incentive compensation and long-term incentive compensation. Our executive officers also periodically consult with and assist the Committee in calculating incentive compensation payouts, establishing and monitoring performance goals and addressing other appropriate executive compensation matters.

COMPENSATION CONSULTANTS AND BENCHMARKING.

The Committee regularly monitors, reviews and evaluates our executive compensation program to ensure that it provides reasonable compensation ranges at appropriate levels and remains competitive and effective. The Committee engages Mercer Human Resource Consulting, an independent human resources and compensation consulting firm, which we refer to as Mercer, to assist the Committee in its monitoring, review and evaluation and to otherwise provide assistance and guidance to the Committee on executive officer and director compensation matters. Mercer is a wholly owned subsidiary of Marsh & McLennan Companies, Inc. The Committee first engaged Mercer in fiscal year 2009 following a robust procurement process involving multiple consulting firms. Mercer emerged from that process as the Committee’s provider of choice based on its level of expertise and financial and strategic fit. Mercer reports directly to the Committee and attends all meetings of the Committee. The Committee has sole authority for the appointment, removal, replacement, compensation and oversight of Mercer and its affiliates for executive officer and director compensation matters.

Mercer provides a wide range of executive officer and director compensation consulting services for the Committee. Mercer prepares and provides to the Committee a comprehensive annual review of base salaries, target annual cash incentive compensation, target long-term incentive compensation and target total cash and direct compensation for all of our executive officers. Mercer uses this annual review to advise the Committee with respect to the effectiveness and competitiveness of our executive compensation program. The Committee considers this annual review when establishing compensation levels and otherwise to ensure that our executive compensation program remains competitive and effective.

Mercer prepares the annual review by using proxy statement data and surveys published by leading human resources and compensation consultants to conduct market analyses of base salaries, target annual bonuses, target long-term incentive compensation and target total cash and direct compensation offered to executives of other diversified industrial companies with revenues and market values comparable to ours, which we refer to as the Peer Group. Mercer also uses broader market data on companies outside of the Peer Group to the extent that it is available and appropriate.

The Committee regularly reviews and when necessary or advisable, updates the Peer Group to make sure that it consists of companies which directly compete with us for talented employees and shareholder investment and that it otherwise represents a meaningful group of peers. In evaluating the Peer Group companies, the Committee looks for companies in the Diversified Industrials industry/sector with similar characteristics and business strategies to ours. The Peer Group for fiscal year 2015, which was the same as the Peer Group for fiscal year 2014, consisted of the following companies:

• Caterpillar Inc.	• Emerson Electric Co.	• Johnson Controls, Inc.
• Cummins Inc.	• Flowserve Corporation	• Pall Corporation
• Danaher Corporation	• Honeywell International, Inc.	• Rockwell Automation, Inc.
• Deere & Company	• Illinois Tool Works Inc.	• SPX Corporation
• Dover Corporation	• Ingersoll-Rand plc	• Textron Inc.
• Eaton Corporation plc	• ITT Corporation

Other executive officer and director compensation consulting services provided for the Committee by Mercer during fiscal year 2015 included:

•	preparing for and participating in all Committee meetings and conference calls and all necessary prior or subsequent meetings and debriefings with the Chair of the Committee and/or management;

•	preparing and providing to the Committee a comprehensive review of compensation provided to our non-management Directors;

•	reviewing, analyzing and reporting on market trends and perspectives in executive and director compensation;

•	working with management to conduct the annual compensation risk review described beginning on page 6 of this Proxy Statement;

•	periodically working with management to gather information on proposals that management may make to the Committee and to better understand our executive compensation program and its objectives; and

•	periodically assisting management in calculating incentive compensation payouts and addressing other appropriate executive and director compensation matters.

For fiscal year 2015, we paid $194,386 in fees, administrative charges, out-of-pocket expenses and other costs to Mercer for executive officer and director compensation consulting services provided to the Committee.

Management directly engages Marsh & McLennan Companies, Inc. and its affiliates (including Mercer) in the ordinary course, without the approval of our Board of Directors or the Committee, to provide services in areas other than executive officer and director compensation. These additional services include:

•	consulting services regarding life insurance, prescription drug and other benefits programs for our employees generally;

•	consulting services regarding investment options available under our benefit plans for our employees generally;

•	providing benchmarking surveys for information on compensation and benefits for our employees generally; and

•	providing services as an insurance broker.

For fiscal year 2015, we paid $1,112,236 in fees, administrative charges, out-of-pocket expenses and other costs to Marsh & McLennan Companies, Inc. and its affiliates (including Mercer) for these additional services. The majority of these fees were not paid pursuant to engagements of Marsh & McLennan Companies, Inc. by management, but were rather paid by our third-party administrators to Marsh & McLennan Companies, Inc. relating to risk insurance and for our insurance and prescription drug services provided under our employee health and welfare plans, or were direct engagements with Marsh & McLennan Companies, Inc. made by various divisions all over the world for market surveys related to those global divisions. The consolidated revenues of Marsh & McLennan Companies, Inc. were $12.951 billion as reported in its Annual Report on Form 10-K for the fiscal year ended December 31, 2014.

The Committee has considered and assessed all relevant factors, including but not limited to those set forth in Rule 10C-1(b)(4)(i) through (vi) under the Securities Exchange Act of 1934, that could give rise to a potential conflict of interest with respect to Mercer. Based on this review, we are not aware of any conflict of interest that has been raised by the work performed by Mercer. The Committee also periodically reviews the relationship with Mercer to determine whether there are sufficient internal safeguards in place to ensure that Mercer provides services to the Committee independent of any influence from management. The Committee identified the following safeguards:

•	Mercer reports directly to the Committee and not to management on executive officer and director compensation matters;

•	at each meeting of the Committee, Mercer and the Committee meet in executive session without members of management present;

•	all non-executive compensation services are provided by Mercer consultants who are not involved in providing executive officer and director compensation consulting services for the Committee;

•	the Committee has exclusive authority to retain and set the compensation for Mercer’s executive officer and director compensation consulting services;

•	the Mercer consultants to the Committee do not provide any services to us other than those provided for the Committee;

•

the Mercer consultants to the Committee do not participate in any client development activities that are not directly related to executive officer or director compensation services for the Committee; and

•	the amounts paid to the Mercer consultants by the Committee are not directly impacted by any growth in the fees we pay to Marsh & McLennan Companies, Inc. and its affiliates (including Mercer).

GENERAL POLICIES AND PRACTICES RELATING TO EXECUTIVE COMPENSATION.

Allocation of Executive Compensation.

The Committee seeks to provide a package of compensation, employee benefits and executive perquisites which is adequate to keep us competitive in attracting, retaining and motivating present and future executive officers. Annually, base salaries, target annual cash incentive compensation and long-term incentive compensation for each executive officer is compared to the median of companies included in Mercer’s annual review with the objective that, in the aggregate, our compensation generally remains at the median of the Peer Group.

When deciding whether to materially increase or decrease the amount of any element of compensation, the Committee considers Mercer’s annual review, the annual performance reviews of the executive officers and the performance of our business as a whole. The Committee does not consider amounts realized from prior compensation in determining the levels of compensation paid to executive officers.

To ensure that our executive compensation program meets its objectives to drive and support the Win Strategy, the Committee allocates the majority of compensation for executive officers to annual cash incentive compensation and long-term incentive compensation. Each of the at-risk elements of compensation within those categories is directly tied to appreciation of our stock price and/or to significant financial and operational performance goals. More than one-half of the targeted total compensation for the executive officers is, therefore, “at risk” and may significantly fluctuate from year to year based on our financial, operational and stock performance. In addition, the Committee makes sure that executive officers, as compared to other employees, have a greater proportion of their total compensation allocated to these at-risk elements. The Committee structures the program in this manner to better align the financial interests of our executive officers with the financial interests of our shareholders, to better ensure a “pay-for-performance” result and to promote internal equity by recognizing that our executive officers, as compared to other employees, have greater responsibility and influence over the performance of our business.

Our executive compensation program is also structured to offer a reasonable balance of annual and long-term, as well as cash and equity, elements of compensation. The program provides a mix of those elements specifically designed to encourage and reward performance that contributes to the advancement of the Win Strategy and is in consideration of the best interest of our shareholders. The Committee does not have any formal policies or guidelines with respect to the allocation of executive compensation between annual and long-term elements, cash and equity elements or different forms of equity elements. In practice, however, the Committee has taken the following approaches.

•

Allocation between annual and long-term elements. The Committee considers Mercer’s annual review as it sets the total of each executive officer’s base salary and annual cash incentive compensation to ensure that it is reasonable in the context of the midpoint value of his or her comparable position within the companies included in the annual review. The Committee also considers Mercer’s annual review as it sets the total target value of each executive officer’s long-term incentive compensation as a multiple of the midpoint of the base salary range of his or her comparable position within the companies included in the annual review.

•

Allocation between cash and equity elements. Base salaries and annual cash incentive compensation are paid in cash. Long-term incentive compensation is generally paid in equity because of the long-term nature of equity awards and our desire to encourage performance that drives long-term shareholder value.

•

Allocation between different forms of equity elements. The Committee generally allocates 50% of the total target value of each executive officer’s long-term incentive compensation to LTIP Awards and 50% to Stock Incentives. The Committee takes this approach to balance the allocation between elements based on long-term financial, operational and strategic metrics and those based on long-term performance of our common stock. The Committee also uses a balanced approach to avoid any appearance that the executive compensation program is a positive or negative indicator of current stock value or anticipated stock price performance.

The Committee generally makes all elements of executive compensation available to all executive officers and makes executive compensation decisions on a consistent and equitable basis. The Committee generally does not offer any element to an executive officer that is not available to other executive officers. As described on page 40, however, during fiscal year 2015 the PG RONA Multiplier is applied only to operating group presidents.

Accounting and Tax Considerations.

Our executive compensation program is structured to achieve flexibility, maximize benefits and minimize detriments to our business and our executive officers from a tax and accounting perspective. As a result, we continuously review and evaluate the impact of changes in tax laws and accounting practices and interpretations and similar factors affecting our executive compensation program. For example, Financial Account-

ing Standards Board ASC Topic 718, which results in recognition of compensation expense for Stock Incentives, and Section 409A of the Internal Revenue Code, which impacts deferred compensation arrangements, are considered as we evaluate structure and implement changes to the program.

In addition, we try to structure the program and each element of compensation in a way that allows us to deduct compensation payments for tax purposes. The Committee takes into account whether particular elements are “performance-based” compensation under Section 162(m) of the Internal Revenue Code. Section 162(m) sets a limit of $1,000,000 on the amount we can deduct for compensation paid to each of the Chief Executive Officer and the three other most highly compensated executive officers other than the Chief Financial Officer. Compensation that qualifies as “performance-based” compensation under Section 162(m) does not count toward the $1,000,000 limit.

Base salary does not qualify as “performance-based” compensation under Section 162(m). The Committee, therefore, generally tries to make sure that annual cash incentive compensation and long-term incentive compensation qualify as fully deductible “performance-based” compensation under Section 162(m).

At the 2010 Annual Meeting of Shareholders, our shareholders approved our Performance Bonus Plan. The Performance Bonus Plan is designed to ensure that annual cash incentive compensation and long-term incentive compensation awarded under the plan are “performance-based” compensation exempt from the $1,000,000 deduction limit under Section 162(m). The Committee grants all LTIP Awards under the Performance Bonus Plan because it is difficult to predict over a long-term period which executive officers will be covered by Section 162(m) and whether or not annual compensation to those executive officers in future years will exceed $1,000,000. The Committee also grants Target Incentive Bonuses and General RONA Bonuses under the Performance Bonus Plan to executive officers who may potentially be subject to Section 162(m), and then only to the extent that the Committee deems necessary to ensure their deductibility under Section 162(m). The Committee, however, reserves the right to award compensation outside of the Performance Bonus Plan, even if the awards cannot be deducted by the Company, if the Committee determines that the awards are reasonable and appropriate. Since our Performance Bonus Plan is set to expire in October 2015, we are currently seeking approval of our 2015 Performance Bonus Plan at this Annual Meeting of Shareholders as described beginning on page 79.

In fiscal year 2015, the Committee awarded Target Incentive Bonuses and General RONA Bonuses under the Performance Bonus Plan to each of the Named Executive Officers other than Mr. Serbin. Converted RONA Bonuses were not awarded under the Performance Bonus Plan in fiscal year 2015 and, therefore, do not qualify as “performance-based” compensation under Section 162(m).

Committee Discretion.

The Committee does not change the pre-determined performance goals or increase the amount of any at-risk compensation following the grant date except as permitted by applicable laws and regulations. The Committee may increase the amount of any award of annual cash incentive compensation made outside of the Performance Bonus Plan if appropriate to account for corporate policy changes, executive compensation program changes and major corporate programs, and to account for the negative impact of acquisitions on goodwill and amortization expense, losses on dispositions of real property during plant moves or shutdowns and other unexpected occurrences that negatively impact awards. Prior to fiscal year 2015, the Committee had historically exercised this discretion only with respect to General RONA Bonuses. The Committee exercises this discretion to encourage our employees to engage in activities and initiatives that drive and support the Win Strategy but have an adverse impact on General RONA Bonuses, such as significant restructuring initiatives. In fiscal year 2015, the Committee also exercised this discretion in calculating Target Incentive Bonuses outside of the Performance Bonus Plan to exclude the effect of the settlement of an unprecedented disputed contingent liability that was unanticipated at the beginning of fiscal year 2015 and which, if included, would have unfairly penalized participants.

The Committee may reduce the amount of any award of annual cash incentive compensation or long-term incentive compensation made outside of the Performance Bonus Plan other than Stock Incentives. The

Committee also may reduce the amount of any award made under the Performance Bonus Plan as long as the award would continue to qualify as “performance-based” compensation under Section 162(m). The Committee retains this downward discretion for the following purposes:

•

to ensure greater control over final performance-based compensation amounts based on its assessment of the quality of our results in our various performance measures, the risks taken to attain those results and our overall financial performance;

•	to ensure that performance-based compensation continues to effectively serve the interests of our business and our shareholders; and

•	to avoid inappropriately rewarding executive officers based on events or circumstances that were not expected at the beginning of the performance period.

The Committee has historically exercised this downward discretion with respect to General RONA Bonuses awarded under the Performance Bonus Plan to the Chief Executive Officer, the Chief Financial Officer and certain other executive officers. At the beginning of the year, the Committee determines for each of these executive officers a General RONA Bonus award opportunity that is large enough to ensure that we meet our objectives for annual cash incentive compensation and, at the same time, preserve the ability of the Committee to exercise its discretion to reduce the amount of the award payout to an appropriate level as compared to the final payouts made to executive officers who receive annual cash incentive compensation outside the Performance Bonus Plan and after taking into account individual performance and contributions to the success of our business. In addition, as described beginning on page 42, our calculation methodology for LTIP Award payouts will also allow the Committee to exercise this discretion with respect to LTIP Award payouts.

“CLAW-BACK” POLICY.

Our Board of Directors adopted a “claw-back policy” that allows us to recover or withhold any Target Incentive Bonuses, General RONA Bonuses, Converted RONA Bonuses or LTIP Awards granted on or after July 1, 2009, which are paid or payable to an executive officer if:

•	payment, grant or vesting was based on the achievement of financial results that were subsequently the subject of a restatement of any of our financial statements filed with the SEC;

•	our Board of Directors determines in its sole discretion that the fraud or misconduct of the executive officer caused or contributed to the need for the restatement;

•	the amount that would have been paid or payable to the executive officer would have been less if the financial results had been properly reported; and

•

our Board of Directors determines in its sole discretion that it is in our best interests and in the best interests of our shareholders to require the executive officer to repay or forfeit all or any portion of the amount paid or payable.

STOCK OWNERSHIP GUIDELINES.

The Committee recommended and on April 23, 2015, our Board of Directors approved amended stock ownership guidelines to further align the financial interests of our executive officers, directors and shareholders by encouraging the accumulation and retention of our common stock by our directors and executive officers. The current guidelines for our directors and executive officers are as follows:

Participants	Guidelines
Chairman of the Board	Five times annual base salary
Chief Executive Officer	Five times annual base salary
President and Chief Operating Officer	Four times annual base salary
Executive or Senior Vice Presidents	Three times annual base salary
Other executive officers	Two times annual base salary
Non-management directors	Five times annual retainer

The recommended time period for achieving compliance with the guidelines is five years from election or appointment to the position that is subject to the guidelines. The Committee reviews share ownership information with the Chief Executive Officer in August of each year to ensure compliance with the guidelines. As of June 30, 2015, all executive officers and directors in their positions for at least five years were in compliance with the guidelines.

STOCK OWNERSHIP RESTRICTIONS.

We maintain an insider trading policy which, among other things, restricts our executive officers from hedging or pledging their stock ownership positions or engaging in other speculative transactions that could lead to inadvertent violations of insider trading laws.

ELEMENTS OF EXECUTIVE COMPENSATION.

Our executive compensation program provides the Named Executive Officers with the elements of compensation described below. All of these elements are designed to work together to contribute to our continuing effort to achieve top-quartile performance among our peers and increase our stock price by pursuing the strategies and goals of the Win Strategy.

Base Salaries.

Each of the Named Executive Officers receives an annual base salary, paid monthly, as compensation for services rendered during the fiscal year. We provide base salaries to:

•	encourage and reward attainment of individual performance goals established during the annual performance review process;

•

recognize experience, expertise, level of responsibility, continuity of leadership, leadership qualities, advancement, individual accomplishment and other significant contributions to the enhancement of shareholder value and the success of our business; and

•	ensure that the executive compensation program remains competitive to attract, retain and motivate the highly-talented and ethical individuals necessary to advance the goals of the Win Strategy.

The Committee establishes a base salary range for each Named Executive Officer by using Mercer’s annual review to analyze base salaries of persons holding comparable positions within the companies included in the annual review. The Committee determines the base salary for each Named Executive Officer for the next fiscal year based on the Named Executive Officer’s annual performance review, and compares the amount to the applicable market range to make sure that it is reasonable. The Committee may increase base salaries, where appropriate, periodically throughout the fiscal year based on the results of interim performance reviews. The Committee generally tries to target base salary amounts at approximately the median of the companies included in Mercer’s annual review. However, at the August 12, 2015 meeting of the Committee, in combination with other cost reduction initiatives made during fiscal year 2015 and continuing in the beginning of fiscal year 2016 to adjust for weak macro-economic and end-market conditions, the Committee decided it was in the best interests of our business and our shareholders not to make any increase in the base salaries of the Named Executive Officers at the beginning of fiscal year 2016. During fiscal year 2015, the Named Executive Officers received the base salaries included in the “Salary” column of the Summary Compensation Table for Fiscal Year 2015 on page 52.

Annual Cash Incentive Compensation.

Our executive officers are eligible to receive annual cash incentive compensation based on pre-determined financial and growth objectives that are dependent on free cash flow margin, return on net assets and revenue growth. This category of compensation consists of three specific elements, which we refer to as Target Incentive Bonuses, General RONA Bonuses, and Converted RONA Bonuses. All of the Named Executive Officers are eligible to receive Target Incentive Bonuses, General RONA Bonuses and Converted RONA Bonuses. As described on page 40, Mr. Bond is the only Named Executive Officer whose General RONA Bonus is subject to the application of the Profitable Growth Incentive Plan, which we refer to as the PGI Plan.

The Committee allocates a significant portion of the total compensation for executive officers to annual cash incentive compensation, which is wholly dependent on achieving pre-determined financial and operational goals. At the beginning of fiscal year 2015, for example, target values of Target Incentive Bonuses and General and Converted RONA Bonuses represented 153% of base salary for our former Chief Executive Officer, 74%-89% of base salary for the Chief Financial Officer and the then Executive Vice Presidents and 62%-78% of base salary for all other executive officers. Except as otherwise noted, the following table reflects the target percentage of base salary represented by Target Incentive Bonuses and General and Converted RONA Bonuses for each Named Executive Officer at the beginning of fiscal year 2015:

Named Executive Officer	Target Percentage of Base Salary— Target Incentive Bonuses and General and Converted RONA Bonuses
Thomas L. Williams*	132%
Jon P. Marten	88%
Donald E. Washkewicz**	146%
Lee C. Banks***	101%
Daniel S. Serbin	74%
Robert W. Bond	69%

*	For Mr. Williams, the target percentage of base salary represented by his Target Incentive Bonus and General and Converted RONA Bonuses was 89% at the beginning of fiscal year 2015. This target percentage increased to 132% effective February 1, 2015 due to his promotion from Executive Vice President and Operating Officer to Chief Executive Officer.

**	For Mr. Washkewicz, the target percentage of base salary represented by his Target Incentive Bonus and General and Converted RONA Bonuses was 153% at the beginning of fiscal year 2015. This target percentage decreased to 146% effective February 1, 2015, when Messrs. Williams and Banks assumed the positions of Chief Executive Officer and President, respectively.

***	For Mr. Banks, the target percentage of base salary represented by his Target Incentive Bonus and General and Converted RONA Bonuses was 89% at the beginning of fiscal year 2015. This target percentage increased to 101% effective February 1, 2015 due to his promotion from Executive Vice President and Operating Officer to President and Chief Operating Officer.

The Committee pre-determines the performance measures applicable to each element by analyzing our annual goals and objectives for each performance measure and, for Target Incentive Bonuses, Mercer’s annual review. The Committee directly and materially links annual cash incentive compensation to performance that drives and supports the Win Strategy.

Target Incentive Bonuses.

During fiscal year 2015, the Named Executive Officers received annual cash incentive compensation based on our free cash flow margin, which we refer to as Target Incentive Bonuses. Free cash flow margin is calculated as the percentage of sales represented by actual operating cash flow less capital expenditures, excluding discretionary pension contributions made during the fiscal year.

The Committee identified free cash flow margin as a performance measure critical to the financial performance and profitable growth goals of the Win Strategy. Maximizing free cash flow allows us to continue to pay annual dividends, strategically acquire our outstanding shares, and reinvest in our business by funding innovation and financing growth through acquisitions of businesses and technologies. Target Incentive Bonuses encourage executive officers to maximize free cash flow by increasing net income, implementing lean initiatives, controlling inventory, collecting receivables, controlling accounts payable and limiting capital expenditures. We have also identified a strong correlation between increases in free cash flow and increases in operating earnings.

Target Incentive Bonuses are designed to directly reward executive officers for free cash flow margin performance against our annual plan and the historical performance of the Peer Group. Specifically, the Committee determines the target awards for each of the executive officers and establishes the levels of performance for threshold target and maximum payouts after evaluating our annual plan for free cash flow margin and the one-

year, three-year and five-year average free cash flow margin within the Peer Group. Based on this data, the Committee estimated that 5%, 7.5% and 10% free cash flow margins would represent bottom-quartile, median and top-quartile free cash flow margin results, respectively, within the Peer Group during fiscal year 2015, and developed the following table to illustrate how final fiscal year 2015 Target Incentive Bonus amounts would be calculated:

FY15 Free Cash Flow Margin:	Less than 5%	5%	7.5%	Greater than or equal to 10%
Payout %	0%	50%	100%	200%

This table illustrates that each recipient of a Target Incentive Bonus would receive a year-end payout of 100% of his or her target award if our free cash flow margin for fiscal year 2015 was 7.5% and a maximum payout of 200% of his or her target award if our free cash flow margin was greater than or equal to 10%, representing top quartile free cash flow margin. This table also illustrates that no Target Incentive Bonuses would be paid if our free cash flow margin for fiscal year 2015 was less than 5%. The payout percentage that is applied is interpolated on a linear basis between the points in the above table.

In addition, the Committee approved the following target awards for each of the Named Executive Officers:

Named Executive Officer	Target Awards—Target Incentive Bonuses
Thomas L. Williams*	$340,750
Jon P. Marten	$230,000
Donald E. Washkewicz**	$697,333
Lee C. Banks***	$265,750
Daniel S. Serbin	$168,000
Robert W. Bond	$110,000

*	Mr. Williams received a target award of $227,000 at the beginning of fiscal year 2015, with an adjusted target award of $500,000 effective February 1, 2015 due to his promotion from Executive Vice President and Operating Officer to Chief Executive Officer. This amount reflects the applicable pro-rata portion of these grants.

**	Mr. Washkewicz received a target award of $824,000 at the beginning of fiscal year 2015, with an adjusted target award of $520,000 effective February 1, 2015, when Messrs. Williams and Banks assumed the positions of Chief Executive Officer and President, respectively. This amount reflects the applicable pro-rata portion of these grants.

***	Mr. Banks received a target award of $227,000 at the beginning of fiscal year 2015, with an adjusted target award of $320,000 effective February 1, 2015 due to his promotion from Executive Vice President and Operating Officer to President and Chief Operating Officer. This amount reflects the applicable pro-rata portion of these grants.

Our actual free cash flow margin for fiscal year 2015 was 8.55% (calculated by taking the difference of cash flow from operating activities for fiscal year 2015 of $1,301,941 less capital expenditures for fiscal year 2015 of $215,527 less $0 of discretionary pension contributions for fiscal year 2015 and dividing it by net sales for fiscal year 2015 of $12,711,744). As a result, each of the Named Executive Officers other than Mr. Serbin received 142% of his target award. Mr. Serbin’s Target Incentive Bonus was awarded outside of the Performance Bonus Plan and, therefore, he received 149.2% of his target award upon the exercise of Committee discretion described beginning on page 33. These amounts are included in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table for Fiscal Year 2015 on page 52.

Target Incentive Bonuses are paid in one lump sum in August for each executive officer whose Target Incentive Bonus is awarded under the Performance Bonus Plan, and are paid in three installments in March, June and August for all other executive officers. The March and June payments are estimated based on year-to-date results, and the August payment represents the balance of the Target Incentive Bonus payable based on the actual results for the entire fiscal year. We generally hold back 25% of the year-to-date estimate from each March and June payment to ensure that we have the flexibility to reconcile the August payments to final year-end results. All payments are made in cash, except that the August payment may, at the election of the recipient, be deferred as a credit to the recipient’s account under the Executive Deferral Plan, which we describe on page 47.

General RONA Bonuses and Converted RONA Bonuses.

During fiscal year 2015, each of the Named Executive Officers received annual cash incentive compensation, which we refer to as General RONA Bonuses and Converted RONA Bonuses. The Committee awards General RONA Bonuses to our executive officers to encourage and reward performance which maximizes our returns on net assets. The Committee awards Converted RONA Bonuses to our executive officers in place of certain executive perquisites. The performance measure used to determine the amount of the payouts on Converted RONA Bonuses is the return on average net assets for all of our divisions. The performance measures used to determine the amount of the payouts on General RONA Bonuses are as follows:

•

for the Chief Executive Officer, the Chief Financial Officer, the Executive Vice Presidents, and other executive officers who receive General RONA Bonuses under the Performance Bonus Plan, return on consolidated net assets;

•

for each operating group president who does not receive his or her General RONA Bonus under the Performance Bonus Plan or who is not an Executive Vice President, the return on average division net assets for the divisions in his or her operating group; and

•	for all other executive officers, return on average net assets for all divisions.

Return on net assets is calculated by dividing earnings (year-to-date segment operating income) by average assets (average of inventory, accounts receivable, prepaid expenses, property, plant and equipment, goodwill and intangibles, less trade accounts payable and contract reserves, at the beginning of the fiscal year and at the end of each applicable quarter-end to date).

The Committee identified return on net assets as a performance measure critical to the financial performance and profitable growth goals of the Win Strategy. The Committee uses General RONA Bonuses and Converted RONA Bonuses to encourage executive officers and other employees to increase segment operating income and control net average assets by reducing investments in assets and increasing efficiency in managing those investments. In addition, General RONA Bonuses and Converted RONA Bonuses encourage executive officers and other employees to increase sales and to reduce materials handling and other costs associated with excess inventory levels by taking profit margins, asset turnover and outside leveraging into account in measuring overall performance. The Committee also believes that offering Converted RONA Bonuses in lieu of certain eliminated executive perquisites is appropriate to keep us competitive in attracting, retaining and motivating present and future executive officers and to hold our executive officers accountable for results.

General RONA Bonuses awarded under the Performance Bonus Plan are paid in one lump sum in August. General RONA Bonuses awarded outside the Performance Bonus Plan and Converted RONA Bonuses, which are not awarded under the Performance Bonus Plan, are paid in four installments in October, January, April and August. Each installment is based on actual year-to-date results. We generally hold back 25% of the year-end estimate from each October, January and April installment to ensure that we have the flexibility to reconcile the August payments to final year-end results. All payments are made in cash, except that General RONA Bonus payments made in August may, at the election of the recipient, be deferred as a credit to the recipient’s Executive Deferral Plan account.

Converted RONA Bonus payments are not eligible for deferral under the Executive Deferral Plan, the Retirement Savings Plan described on page 45 or the Savings Restoration Plan described on page 46. Converted RONA Bonuses are also not considered in calculating benefits under the Pension Plan described on page 45, the Pension Restoration Plan described on page 47, the Supplemental Retirement Program described on page 47, the Executive Long-Term Disability Plan described on page 48 and the Change in Control Agreements described beginning on page 48. The Committee determined that it would not be appropriate to allow Converted RONA Bonuses to be deferred under those plans or considered in those calculations because they are awarded in place of executive perquisites which, historically, were not used or taken into account for those purposes.

The Committee calculates General RONA Bonuses and Converted RONA Bonuses at each payment date as follows:

•	The applicable target payout amount awarded to the recipient at the beginning of the fiscal year is converted into a number of “RONA shares” based on our annual goals for return on net assets.

•

The applicable return on net assets is calculated by dividing earnings (year-to-date segment operating income) by average assets (average of inventory, accounts receivable, prepaid expenses, property, plant and equipment, goodwill and intangibles, less trade accounts payable and contract reserves, at the beginning of the fiscal year and at the end of each applicable quarter-end to date).

•	The multiple is calculated as follows:

•	For that portion of the applicable return on net assets which is less than or equal to 35%, the multiple is 1% for every 5.6% of return on net assets.

•	For that portion of return on net assets in excess of 35%, the multiple is 1% for every 11.2% of the excess.

•

For General RONA Bonuses, the amount of the payout is calculated by multiplying the number of General RONA Bonus shares determined for the recipient by the multiple, and multiplying that total by the recipient’s base salary for the fiscal year.

•

For Converted RONA Bonuses, the amount of the payout is calculated by multiplying the number of Converted RONA Bonus shares determined for the recipient by the multiple, and multiplying that total by the midpoint of the base salary range applicable to the recipient’s position.

During the first quarter of fiscal year 2015, the Committee reviewed Mercer’s annual review to ensure the target General RONA Bonuses and Converted RONA Bonuses are reasonable in relation to the median of similar compensation offered within the companies included in Mercer’s annual review. The Committee then established for each of the Named Executive Officers the following General RONA Bonus target payout amounts:

Named Executive Officer	General RONA Bonus Target Payout Amount
Thomas L. Williams*	$533,000
Jon P. Marten	$295,875
Donald E. Washkewicz**	$940,417
Lee C. Banks***	$415,292
Daniel S. Serbin	$196,000
Robert W. Bond	$219,480

*	Mr. Williams received a General RONA Bonus target payout amount of $378,000 at the beginning of fiscal year 2015, with an adjusted target payout amount of $750,000 effective February 1, 2015 due to his promotion from Executive Vice President and Operating Officer to Chief Executive Officer. This amount reflects the applicable pro-rated target payout amount.

**	Mr. Washkewicz, received a General RONA Bonus target payout amount of $1,147,500 at the beginning of fiscal year 2015, with an adjusted target payout amount of $722,500 effective February 1, 2015 when Messrs. Williams and Banks assumed the positions of Chief Executive Officer and President, respectively. This amount reflects the applicable pro-rated target payout amount.

***	Mr. Banks received a General RONA Bonus target payout amount of $378,000 at the beginning of fiscal year 2015, with an adjusted target payout amount of $467,500 effective February 1, 2015 due to his promotion from Executive Vice President and Operating Officer to President and Chief Operating Officer. This amount reflects the applicable pro-rated target payout amount.

During fiscal year 2015, the Committee also established for each of the Named Executive Officers the following Converted RONA Bonus target payout amounts:

Named Executive Officer	Converted RONA Bonus Target Payout Amount
Thomas L. Williams	$71,550
Jon P. Marten	$49,543
Donald E. Washkewicz*	$51,707
Lee C. Banks	$71,550
Daniel S. Serbin	$49,383
Robert W. Bond	$49,383

*	Mr. Washkewicz received a Converted RONA Bonus target payout amount of $88,640 at the beginning of fiscal year 2015. He was no longer eligible to receive a further Converted RONA Bonus effective February 1, 2015 when Messrs. Williams and Banks assumed the positions of Chief Executive Officer and President, respectively. This amount reflects the applicable pro-rated target payout amount.

Each of the Named Executive Officers received the General RONA Bonuses and Converted RONA Bonuses included in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table for Fiscal Year 2015 on page 52. In arriving at these amounts, the Committee compared the original target award opportunities for executive officers receiving General RONA Bonuses under the Performance Bonus Plan (including the Named Executive Officers other than Mr. Serbin) with the final payout amounts of annual cash incentive compensation for the other executive officers including Mr. Serbin, and evaluated the individual performance and contributions to the success of our business of the executive officers receiving General RONA Bonuses under the Performance Bonus Plan (including the Named Executive Officers other than Mr. Serbin). Based on that comparison and evaluation, the Committee determined that it would be appropriate to exercise downward discretion and reduce the final General RONA Bonus payout amounts for General RONA Bonuses awarded to the Named Executive Officers under the Performance Bonus Plan between 27% and 47%, with an average reduction of approximately 40%. The amounts reported in the table represent the final amounts paid to the Named Executive Officers (other than Mr. Serbin) following that exercise of discretion. Mr. Serbin’s General RONA Bonus was awarded outside of the Performance Bonus Plan and, therefore, he received a payout reported in the table calculated in the manner described beginning on page 38.

Profitable Growth Incentive Plan: On August 13, 2014, the Committee adopted the PGI Plan. Beginning with fiscal year 2015, the PGI Plan replaced our Volume Incentive Plan in its entirety. During fiscal year 2015 the only executive officers that participated in the PGI Plan are our operating group presidents. The PGI Plan is designed to implement the strategies and advance the goals of the Win Strategy by encouraging and rewarding participants for organic sales growth and sales growth through acquisitions. The Committee identified organic sales growth and sales growth through acquisitions as a performance measure critical to advance the financial performance and profitable growth goals of the Win Strategy. Under the PGI Plan, the annual General RONA Bonus for the participants may be adjusted after each fiscal year on the basis of a multiplier, which we refer to as the PG RONA Multiplier. The PGI Multiplier is determined by the three-year compound annual growth rate of external customer sales for the applicable operating group or division. The following table sets forth examples of the PG RONA Multiplier that may be applied to, and which may adjust, the General RONA Bonuses under the PGI Plan after each fiscal year:

3-year CAGR:	Less than or equal to -5%	3% - 5%	8%	Greater than or equal to 15%
PG RONA Multiplier:	90%	100%	105%	130%

The PG RONA Multiplier that may be applied is interpolated on a linear basis between the points in the above table; however, pursuant to the PGI Plan, the negative adjustment does not become effective until fiscal year 2016. During fiscal year 2015, Mr. Bond’s operating group earned a 100% PG RONA Multiplier, which was applied to Mr. Bond’s final General RONA Bonus. None of the other Named Executive Officers were eligible to participate in the PGI Plan.

Long-Term Incentive Compensation.

The Named Executive Officers receive long-term incentive compensation consisting of long-term incentive performance awards, which we refer to as LTIP Awards, and stock appreciation rights, which we refer to as Stock Incentives. Stock Incentives granted from fiscal years 2005 to 2010 which are currently outstanding consisted of stock options with tandem stock appreciation rights. The target amounts of LTIP Awards and the number of Stock Incentives awarded to the Named Executive Officers are based on similar compensation awarded to persons holding comparable positions within the companies included in Mercer’s annual review.

LTIP Awards and Stock Incentives encourage long-term focus on shareholder value and are directly and materially linked to performance that advances both the financial performance and profitable growth goals of the Win Strategy over the long-term. LTIP Award payouts are based on a comparison of our performance against the Peer Group in certain key financial metrics over a three-year performance period. The holders of Stock Incentives realize a payout only if our stock price increases above the applicable grant price over a long-term vesting period. LTIP Awards and Stock Incentives work together to align the long-term financial interests of our executive officers and shareholders.

LTIP Awards are granted to eligible employees on an annual basis at the January meeting of the Committee. This meeting is typically scheduled at least one year in advance. The only exceptions to this practice are that pro-rated LTIP Awards are granted to individuals who become executive officers, are promoted to new executive officer positions or are given increased responsibilities during a performance period.

Stock Incentives are granted to eligible employees on an annual basis at the August meeting of the Committee. This meeting is typically scheduled at least one year in advance. During fiscal year 2015, however, the Committee granted additional Stock Incentives to Messrs. Williams and Banks effective February 1, 2015, in connection with their promotions to Chief Executive Officer and President and Chief Operating Officer, respectively. The amounts and terms of these additional Stock Incentives are provided on page 44.

Stock Incentives granted on or before August 12, 2009 were also eligible for reload grants of Stock Incentives upon exercise. After August 12, 2009, we ceased to grant Stock Incentives eligible for reload grants altogether and ensured that our 2009 Omnibus Stock Incentive Plan does not permit reload grants of Stock Incentives. During fiscal year 2015, all remaining legacy Stock Incentives that were granted prior to August 2009 and eligible for reload were exercised and we no longer have any remaining obligations for reload grants.

The Committee does not grant LTIP Awards or Stock Incentives to executive officers in anticipation of the release of significant positive earnings announcements or other material non-public information likely to result in changes to the price of our common stock. Similarly, the Committee does not time the release of material non-public information based on Stock Incentive grant dates.

LTIP Awards.

During the third quarter of fiscal year 2011, the Committee adopted a Long-Term Incentive Performance Plan Under the Performance Bonus Plan, which we refer to as the Officer LTIP Plan. The Officer LTIP Plan establishes the terms and conditions for LTIP Awards granted to our executive officers during and after fiscal year 2011.

During the third quarter of fiscal year 2015, the Committee granted to each of the Named Executive Officers, under our Officer LTIP Plan and our 2009 Omnibus Stock Incentive Plan, the following target LTIP Awards based on the following target LTIP Award values:

Named Executive Officer	Target LTIP Award Shares	Target LTIP Award Values
Thomas L. Williams*	9,270	$1,125,000
Jon P. Marten	7,210	$ 875,000
Donald E. Washkewicz	36,270	$4,400,000
Lee C. Banks**	9,270	$1,125,000
Daniel S. Serbin***	4,530	$ 550,000
Robert W. Bond	4,530	$ 550,000

*	Mr. Williams received additional LTIP Awards under the calendar year 2013-14-15, calendar year 2014-15-16 and calendar year 2015-16-17 performance periods in the amounts of 5,868, 10,756 and 14,172, respectively, effective February 1, 2015 due to his promotion from Executive Vice President and Operating Officer to Chief Executive Officer.

**	Mr. Banks received additional LTIP Awards under the calendar year 2013-14-15, calendar year 2014-15-16 and calendar year 2015-16-17 performance periods in the amounts of 2,840, 5,022 and 6,619, respectively, effective February 1, 2015 due to his promotion from Executive Vice President and Operating Officer to President and Chief Operating Officer.

***	Mr. Serbin received additional LTIP Awards under the calendar year 2012-13-14, calendar year 2013-14-15 and calendar year 2014-15-16 performance periods in the amounts of 208, 625 and 616, respectively, effective July 1, 2014 due to his promotion from Executive Vice President – Human Resources to Executive Vice President – Human Resources & External Affairs.

The target LTIP Award shares shown in this table are also included in the “Estimated Future Payouts Under Equity Incentive Plan Awards—Target” column of the Grants of Plan-Based Awards for Fiscal Year 2015 table beginning on page 54. The “Stock Awards” column of the Summary Compensation Table for Fiscal Year 2015 on page 52 includes the aggregate grant date fair value of these awards in fiscal year 2015.

Under the Officer LTIP Plan, the actual payouts for these LTIP Awards will be calculated following the three-year performance period ending December 31, 2018 as follows:

•	The Committee will first determine if, during the performance period, we achieved an average return on average equity of 4% or an average free cash flow margin of 4%.

•	If at least one of these threshold performance measures are not achieved, participants will not receive a payout.

•

If at least one of these threshold performance measures are achieved, participants will become eligible to receive the maximum payout of 200% of the applicable target LTIP Award value. The Committee will then, if appropriate, apply its discretion to reduce the final payouts based on any performance measures that the Committee determines to be appropriate. The Committee determined that this calculation methodology would provide the Committee with more flexibility to ensure that payout levels are as accurately reflective of the Company’s performance against the Peer Group as possible and are otherwise in the best interests of our business and our shareholders.

To provide the Committee with guidelines for exercising its discretion, the Officer LTIP Plan provides that the Committee may, among other things, following the calendar year 2015-16-17 performance period compare our revenue growth, growth in fully diluted earnings per share from continuing operations and average return on invested capital from continuing operations against the corresponding results for all members of the Peer Group during their three most recent fiscal years. The Committee has identified long-term revenue growth, earnings per share growth and return on invested capital as performance measures critical to the financial performance and profitable growth goals of the Win Strategy because, among other things, they encourage our executive officers to provide on-time delivery of quality products, value-added services and systems, strategic procurement of goods and services, lean operations, strategic pricing, product innovation and strong distribution.

Specifically, the Officer LTIP Plan provides for using weights of 20% for revenue growth, 40% for growth in fully diluted earnings per share from continuing operations, and 40% for average return on invested capital from continuing operations for the applicable performance periods, and the following table to calculate final LTIP Award payouts:

Peer Group Percentile Rank:	Less than 35	35	50	75 or higher
Payout %	0%	50%	100%	200%

At the end of calendar year 2017, if we achieve an average return on average equity or an average free cash flow margin of 4% or greater, the Committee may exercise discretion in determining the appropriate payout by determining our percentile rank as compared to the Peer Group for each of the three performance measures. Using this table, the Committee will calculate the portion of the target LTIP Award value earned with respect to each performance measure. The Committee will multiply each portion by its applicable weight and add up the total to determine the total LTIP Award payout for the calendar year 2015-16-17 performance period. This table illustrates that recipients of LTIP Awards granted during calendar year 2015 will receive the maximum payout of 200% of the applicable target LTIP Award value if we rank at or above the 75th percentile among the Peer Group in the aggregate based on all three performance measures, and will receive no payout if we rank at or below the 35th percentile among the Peer Group in the aggregate based on all three performance measures. The payout percentage that is applied is interpolated on a linear basis between the points in the above table.

LTIP Award payouts for the calendar year 2015-16-17 performance period may only be paid after the end of the applicable three-year performance period in unrestricted shares of our common stock.

The Committee designed these LTIP Awards to reward executive officers directly in relation to our long-term performance against the Peer Group. The Committee determined that requiring performance in excess of the 50th percentile for a payout in excess of 100% would encourage executive officers to achieve performance above median Peer Group performance. The Committee also determined that requiring performance at the 75th percentile for a maximum payout, and awarding no payout for performance at or below the 35th percentile, would further encourage executive officers to achieve top-quartile performance within the Peer Group.

In addition, each of the Named Executive Officers received a payout under LTIP Awards granted during the third quarter of fiscal year 2012 for the three-year performance period ending December 31, 2014. We exceeded our threshold performance measures with an average return on average equity for the three-year performance period of 18.5% and average free cash flow margin for the three-year performance period of 10%. The Committee decided to exercise discretion to determine the appropriate payout and determined that we achieved the following percentile rankings among the Peer Group with respect to the LTIP Award performance measures for the calendar year 2012-13-14 performance period:

Performance Measure	Result	Percentile Rank	Weighted Payout Percentage
Revenue growth	2.29%	41st	14.11%
Growth in fully diluted EPS	4.45%	41st	28.23%
Average return on invested capital	19.57%	59th	54.11%

As a result, each of the Named Executive Officers received the LTIP Award payout during fiscal year 2015 included in the “Number of Shares Acquired on Vesting” column of the Option Exercises and Stock Vested for Fiscal Year 2015 table on page 59. Each payment represents a total payout of 96.45% of the target LTIP Award values for the three-year performance period ended December 31, 2014.

Stock Incentives.

Each of the Named Executive Officers received Stock Incentives under our 2009 Omnibus Stock Incentive Plan during the first quarter of fiscal year 2015. During fiscal year 2015, the Committee also granted additional Stock Incentives to Messrs. Williams and Banks, effective February 1, 2015, in connection with their promotions to Chief Executive Officer and President and Chief Operating Officer, respectively. The Committee grants Stock Incentives to executive officers to encourage and reward efforts and accomplishments that advance the goals of the Win Strategy and make other contributions to maximize our stock price.

The number of Stock Incentives granted by the Committee is determined by utilizing the Black-Scholes valuation model to convert a target dollar value into the number of Stock Incentives to be granted. The Committee uses Mercer’s annual review to ensure the target dollar values are reasonable in relation to the median of similar compensation offered within the companies included in Mercer’s annual review. The following table shows the Target Value and the number of Stock Incentives granted to each of the Named Executive Officers in the first quarter of fiscal year 2015:

Named Executive Officer	Target Value	Stock Incentive Grants (# of Underlying Shares)
Thomas L. Williams	$1,125,000	26,240
Jon P. Marten	$875,000	20,410
Donald E. Washkewicz	$4,400,000	102,630
Lee C. Banks	$1,125,000	26,240
Daniel S. Serbin	$550,000	12,830
Robert W. Bond	$550,000	12,830

On January 21, 2015, in connection with Mr. Williams’ promotion to Chief Executive Officer and Mr. Banks’ promotion to President and Chief Operating Officer, the Committee awarded an additional grant of 33,422 Stock Incentives with a target value of $1,500,000 to Mr. Williams and 22,281 Stock Incentives with a target value of $1,000,000 to Mr. Banks.

The fiscal year 2015 Stock Incentive grants shown above are also included in the “All Other Option Awards: Number of Securities Underlying Options” column of the Grants of Plan-Based Awards for Fiscal

Year 2015 table beginning on page 54 and the “Option Awards—Number of Securities Underlying Unexercised Options—Unexercisable” column of the Outstanding Equity Awards at June 30, 2015 table beginning on page 57. The “Option Awards” column of the Summary Compensation Table for Fiscal Year 2015 on page 52 includes the aggregate grant date fair value of these awards in fiscal year 2015.

As required by the terms of our 2009 Omnibus Stock Incentive Plan, all fiscal year 2015 Stock Incentives have an exercise price equal to the closing price of our common stock on the date of grant. The plan does not permit the re-pricing of Stock Incentives. The Committee analyzed the terms of our 2009 Omnibus Stock Incentive Plan and Mercer’s annual review to establish all other terms of these Stock Incentives. All fiscal year 2015 Stock Incentives (except for the additional Stock Incentives granted to Messrs. Williams and Banks during fiscal year 2015) have a ten-year term and vest in one-third increments over three years following the grant date. The additional Stock Incentives granted to Messrs. Williams and Banks during fiscal year 2015 have a ten-year term and will vest in full on February 1, 2020, provided that each of Messrs. Williams and Banks remains an active full-time employee throughout the vesting period. When vested, each Stock Incentive will entitle the holder to receive the increase in value of one common share from the grant date to the date of exercise.

Upon exercise of fiscal year 2015 Stock Incentives, including the additional Stock Incentives granted to Messrs. Williams and Banks, common shares will be issued directly to the holder. The appreciation in these Stock Incentives will be calculated by subtracting the grant price from the fair market value of the common shares at exercise, and multiplying the result by the number of Stock Incentives exercised. The number of common shares to be issued is determined by dividing that appreciation by the market price of the common shares at exercise. Our 2009 Omnibus Stock Incentive Plan does not allow for a reload grant of Stock Incentives.

Stock Incentives granted on or before August 12, 2009 were eligible for reload grants of Stock Incentives upon exercise. After August 12, 2009, we ceased to grant Stock Incentives eligible for reload grants altogether and ensured that our 2009 Omnibus Stock Incentive Plan does not permit reload grants of Stock Incentives. During fiscal year 2015, the last four executive officers, including three Named Executive Officers, who had legacy Stock Incentives granted prior to August 2009 and eligible for reload, exercised those Stock Incentives. Therefore, we no longer have any reload grant obligations. When our four executive officers exercised these last Stock Incentives, they surrendered shares to satisfy the exercise price and received a reload grant of stock appreciation rights to restore the appreciation lost on the shares that were surrendered to pay the stock option cost. The number of stock appreciation rights granted was equal to the number of shares surrendered. The reload grant has the same expiration date as the underlying grant. The reload grant price is equal to the closing stock price of our common stock on the date of exercise of the underlying grant. The reload grant vests one year from the date of exercise, provided that the executive officer remains employed with us and retains ownership of the shares received from the exercise for one year, less shares surrendered or sold to pay income taxes.

During fiscal year 2015, the Named Executive Officers exercised Stock Incentives previously granted under our 2009 Omnibus Stock Incentive Plan and 2003 Stock Incentive Plan, which are included in the “Option Awards—Number of Shares Acquired on Exercise” column of the Option Exercises and Stock Vested for Fiscal Year 2015 table on page 59.

Employee Benefits.

The Named Executive Officers are eligible to participate in various employee benefit plans and programs. These plans and programs reward experience, expertise, level of responsibility, continuity of leadership and advancement. We use these plans to ensure that our executive compensation program remains sufficiently competitive to attract, retain and motivate the executive officers and other employees necessary to advance the goals of the Win Strategy.

Qualified Benefit Plans.

During fiscal year 2015, the Named Executive Officers participated in the following tax-qualified benefit plans and programs:

•	The Parker-Hannifin Consolidated Pension Plan, which we refer to as the Pension Plan; and

•	The Parker Retirement Savings Plan, which we refer to as the Retirement Savings Plan.

The Pension Plan is a qualified defined benefit pension plan in which most full-time non-union U.S. salaried employees hired prior to April 1, 2004 participate. The Pension Plan offers normal retirement, early retirement and death benefits. The monthly normal retirement benefit is the greater of a minimum benefit and an amount based on final average pay. The minimum benefit and final average pay amounts are calculated as follows:

Minimum Benefit:	$21.00 multiplied by years of service, up to a maximum of 40 years.
Final Average Pay Amount:

•    0.75% of the highest five consecutive year average of monthly base salary, Target Incentive Bonuses and General RONA Bonuses up to the social security wage base, multiplied by years of service up to a maximum of 35 years; plus

•    1.36% of the highest five consecutive year average of monthly base salary, Target Incentive Bonuses and General RONA Bonuses in excess of the social security wage base, multiplied by years of service up to a maximum of 35 years; plus

•    0.50% of the highest five consecutive year average of monthly base salary, Target Incentive Bonuses and General RONA Bonuses, multiplied by years of service in excess of 35 up to a maximum of five years.

The amount of the benefit is reduced by 6% per year for each year prior to age 65 if retirement occurs and payments commence before age 65 and after age 55. We elected to freeze new participation in the Pension Plan in 2004. All participants as of April 1, 2004 were given the option to either remain in the Pension Plan or terminate in favor of maintaining a retirement income account under the Retirement Savings Plan. Employees hired after April 1, 2004 were not eligible to participate in the Pension Plan and instead maintain a retirement income account under the Retirement Savings Plan. Each of the Named Executive Officers elected to remain in and continue to accrue benefits under the Pension Plan. All benefits accrued by employees who elected to terminate participation in the Pension Plan were frozen as of June 30, 2004. Those employees initiated their retirement income accounts on July 1, 2004.

The Retirement Savings Plan is a qualified defined contribution pension plan under Section 401(k) of the Internal Revenue Code. Most full-time U.S. employees are eligible to participate in the Retirement Savings Plan. Participants may make pre-tax contributions to the Retirement Savings Plan up to the applicable statutory limit. Converted RONA Bonuses are not eligible for deferral under the Retirement Savings Plan. We provide to each participant a matching contribution of 100% on the first 3% of pay contributed and 50% on the 4th and 5th percent of pay contributed on a pre-tax basis. As described above, certain participants also maintain a retirement income account within the Retirement Savings Plan. We provide to each holder of a retirement income account an annual contribution equal to a percentage of the amount of the participant’s annual compensation up to the Internal Revenue Service statutory limit (currently $265,000 per year), based on age and length of service. These contributions range from 0.5% to 6% of the participant’s compensation which does not exceed that limit. Participants accrue earnings on contributions based on the performance of various investment funds available within the Retirement Savings Plan. The contributions made by us under the Retirement Savings Plan for the Named Executive Officers during fiscal year 2015 are included in the “All Other Compensation” column of the Summary Compensation Table for Fiscal Year 2015 on page 52.

Non-Qualified Benefit Plans.

During fiscal year 2015, the Named Executive Officers participated in the following non-qualified benefit plans and programs:

•	The Parker Hannifin Savings Restoration Plan, which we refer to as the Savings Restoration Plan;

•	The Parker Hannifin Executive Deferral Plan, which we refer to as the Executive Deferral Plan;

•	The Parker-Hannifin Corporation Pension Restoration Plan, which we refer to as the Pension Restoration Plan; and

•	The Parker-Hannifin Corporation Supplemental Executive Retirement Benefits Program, which we refer to as the Supplemental Retirement Program.

The Savings Restoration Plan is available to employees who earn base salaries in excess of $150,000 per year and who are otherwise eligible to participate in the plan. The Savings Restoration Plan was established to restore deferral opportunities and matching contributions lost because of statutory limits in the Retirement Savings Plan. Specifically, the Savings Restoration Plan allows executive officers to defer a portion of their pre-tax compensation and receive matching contributions from us that would have been available under the Retirement Savings Plan if the Internal Revenue Service statutory limit did not exist. Converted RONA Bonuses are not eligible for deferral under the Savings Restoration Plan. Each Named Executive Officer may annually defer to his or her Savings Restoration Plan account any portion of the compensation that he cannot defer under the Retirement Savings Plan due to the statutory limit, other than Converted RONA Bonuses, up to the greater of 20% of base pay or $25,000. We provide to each participant a matching contribution of common stock equal to 100% on the first 3% of pay contributed and 50% on the 4th and 5th percent of pay contributed, reduced by the maximum matching contribution available to the participant under the Retirement Savings Plan. We also take into account the matching contributions made under the Retirement Savings Plan to ensure that the maximum match under both plans does not exceed $17,000. In addition, all participants who maintain a retirement income account within the Retirement Savings Plan also maintain a separate retirement income account within the Savings Restoration Plan. We provide to each holder of a retirement income account an annual contribution equal to a percentage of the amount of the participant’s annual compensation in excess of the Internal Revenue Service statutory limit determined based on age and length of service. These contributions range from 0.5% to 6% of the amount of the participant’s compensation in excess of that limit. All deferrals and contributions are made under the Savings Restoration Plan by accounting entry rather than any physical exchange of cash or common stock. Participants also accrue earnings, on an accounting-entry basis, on deferrals based on the performance of various investment fund choices and on contributions based on the performance of our common stock. Participants are our unsecured creditors for their respective account balances.

Account balances are paid out upon any of the following events as follows:

Retirement:	Balances are distributed to the participant in either a lump sum or in periodic installments, based on a prior election by the participant. The participant can delay the commencement of payments up to five years following retirement. Balances continue to accumulate earnings under the various investment funds at all times during the payout period.
Termination Before Retirement:	Balances accruing on or prior to December 31, 2004 are, at our election, distributed to the participant in either a lump sum upon termination or in periodic installments. Account balances accruing on or after January 1, 2005 are distributed to the participant in a lump sum upon termination.
Disability:	If we determine that a participant is totally disabled, the participant’s account balance will be paid upon termination in the same manner as if he or she retired.
Withdrawals During Employment:	Balances can be withdrawn without penalty during employment only if we determine that the participant suffered severe financial hardship. Balances accruing on or prior to December 31, 2004 can also be withdrawn voluntarily during employment, subject to a 10% forfeiture penalty.
Death:	Balances are distributed to the participant’s beneficiary in a lump sum or, if elected by the participant, in installments.
Change in Control:	Balances accruing on or prior to December 31, 2004 are distributed to the participant in a lump sum without penalty if the participant expressly elected a lump sum. If the participant did not expressly elect a lump sum, distributions are treated as unscheduled withdrawals and are subject to a forfeiture penalty of 5% if they are withdrawn within 30 days or 10% if they are withdrawn beyond the 30-day period. Balances accruing on or after January 1, 2005 are distributed to the participant in a lump sum.

Our matching contributions made under the Savings Restoration Plan for the Named Executive Officers during fiscal year 2015 are included in the “All Other Compensation” column of the Summary Compensation Table for Fiscal Year 2015 on page 52. All contributions, earnings, withdrawals, distributions and aggregate balances for the Named Executive Officers participating in the Savings Restoration Plan during fiscal year 2015 are included in the Nonqualified Deferred Compensation for Fiscal Year 2015 table on page 61.

The Executive Deferral Plan is available to executive officers and certain other key employees. The Executive Deferral Plan provides executive officers with an opportunity to defer a portion of their compensation (in addition to that deferred under the Retirement Savings Plan and the Savings Restoration Plan) on a pre-tax basis, including Target Incentive Bonuses and General RONA Bonuses, and to accumulate tax-deferred earnings on the deferrals. LTIP Award payouts and Converted RONA Bonuses are not eligible for deferral under the Executive Deferral Plan. Each executive may defer to his or her account up to 80% of base salary and 80% of General RONA Bonuses paid in August and Target Incentive Bonuses paid in August. Similar to the Savings Restoration Plan, all deferrals are made under the Executive Deferral Plan by accounting entry rather than any physical exchange of cash. Participants also accrue earnings on an accounting-entry basis based on the performance of various investment fund choices. Participants are our unsecured creditors for their respective account balances. Account balances are paid out upon the same events and in the same manner as account balances under the Savings Restoration Plan, except for distributions made upon a change in control. In that case, balances are distributed to the participant or the participant’s beneficiary in a lump sum. Prior to distribution, the balances are increased to reflect any “gross-up” amount necessary to offset federal excise taxes and any after-tax value the participant would have received if the account had remained in place and been paid as elected by the participant. All contributions, earnings, withdrawals, distributions and aggregate balances for the Named Executive Officers participating in the Executive Deferral Plan during fiscal year 2015 are included in the Nonqualified Deferred Compensation for Fiscal Year 2015 table on page 61.

The Pension Restoration Plan is available to all individuals who participate in the Pension Plan or any other qualified benefit plan and who are otherwise eligible to participate in the Pension Restoration Plan. The Pension Restoration Plan was established to restore benefits lost because of statutory limits on the Pension Plan. Specifically, the benefits available under the Pension Restoration Plan equal the amount that would be payable to the participant under the Pension Plan in excess of the Internal Revenue Service statutory limit if that limit did not exist and the participant had not elected to defer any compensation under the Savings Restoration Plan and the Executive Deferral Plan. Similar to the Pension Plan, Converted RONA Bonuses are not considered in calculating the benefits available under the Pension Restoration Plan.

The Supplemental Retirement Program was established to provide executive officers with retirement benefits supplemental to the benefits under the Pension Plan. The benefit provided under the Supplemental Retirement Program is intended, at age 65, to provide to participants with at least 15 years of service 55% of the average of the three highest years of base salary plus annual cash incentive compensation. Similar to the Pension Plan and the Pension Restoration Plan, Converted RONA Bonuses are not considered in calculating the benefits available under the Supplemental Retirement Program. LTIP Awards and Stock Incentives are also not considered in calculating the benefits available under the Supplemental Retirement Program. The benefit is subject to reduction for early retirement, less than 15 years of service, benefits under the Pension Plan, the Pension Restoration Plan and any of our non-U.S. pension plans, 50% of primary social security benefits and 100% of any similar non-U.S. state-provided retirement benefits, and contributions to the participant’s retirement income accounts under the Retirement Savings Plan and the Savings Restoration Plan. Participants vest at age 60, or at age 55 with the consent of the Committee, and with five years of participation in the Supplemental Retirement Program, or a lesser period established by the Committee at the time they become participants. To receive a benefit under the Supplemental Retirement Program, however, a vested participant must have at least five years of service. During fiscal year 2007, the Finance Committee of our Board of Directors adopted an amendment to the Pension Plan, which allowed us to shift some of our obligations under the Supplemental Retirement Program to the Pension Plan. Under the amendment, as participants vested under the Supplemental Retirement Program, their Pension Plan formulas were modified to shift a portion of their benefits from the Supplemental Retirement Program to the Pension Plan (up to the limits established by statute and under the Pension Plan). We incurred no additional cost or liability and participants received no additional value under the Supplemental Retirement Program as a result of the amendment. We and the participants did, however, receive various tax benefits as a result of the amendment. In August 2013, the Finance Committee authorized management to eliminate this shifting of benefits from the Supplemental Retirement Program to the Pension Plan for any and all future Supplemental Retirement Program participants and current Supplemental Retirement Program participants who are not yet vested in the Supplemental Retirement Program. In January 2015, the Committee closed the Supplemental Retirement Program to new participants as of July 1, 2014.

In January 2015, the Committee established the Defined Contribution Supplemental Executive Retirement Program to provide executive officers and certain other key management employees with retirement benefits supplemental to the benefits under the Savings Plan and the Savings Restoration Plan. The Defined Contribution Supplemental Executive Retirement Program was established to replace the Supplemental Retirement Program for executive officers who are designated as participants on or after July 1, 2014. The Defined Contribution Supplemental Executive Retirement Program provides an annual non-discretionary employer contribution of 8%, 10% or 12% of annual Compensation depending on the participants salary as of December 31 each year. The Committee may determine to make an additional discretionary contribution to a designated participants’ account. None of our Named Executive Officers receive benefits under the Defined Contribution Supplemental Executive Retirement Program.

Health and Welfare Benefits.

The Named Executive Officers participated in various health and welfare programs generally available to all employees during fiscal year 2015. The Named Executive Officers other than Mr. Washkewicz also participated in our Officer Life Insurance Plan and all Named Executive Officers participated in our Executive Long-Term Disability Plan. Mr. Washkewicz surrendered his Officer Life Insurance Plan during fiscal year 2015 when Messrs. Williams and Banks assumed the positions of Chief Executive Officer and President, respectively.

Under the Officer Life Insurance Plan, we pay all required premiums for life insurance on executive officers who were participants prior to January 1, 2008, which includes the Named Executive Officers except for Mr. Marten, for the longer of 10 years or until the executive officer reaches age 65. The premiums are designed to allow for accumulation of cash surrender values sufficient to fund the policies during retirement up to age 95, assuming that the participant invests only in the policy’s fixed income account, and to maintain death benefits equal to:

•	five times base salary during employment and two times final base salary after retirement at age 65 for the Chief Executive Officer;

•

four times base salary during employment and two times final base salary after retirement at age 65 for the other members of the Office of the Chief Executive (which includes our Chief Financial Officer and our President); and

•	three times base salary during employment and two times final base salary after retirement at age 65 for all other Named Executive Officers and other participants.

We will not make any post-retirement premium payments on behalf of any executive officer, including Mr. Marten, who became a participant on or after January 1, 2008.

If the participant retires between ages 55 and 65, the post-retirement death benefit is reduced by 10% of base salary for each year prior to age 65 that the participant retires. The amount of the death benefit is adjusted each year on January 1st based on the participant’s base salary as of the preceding December 1st. The policies underlying the plan are cash value life insurance policies owned by the participants. Cash surrender values accrue earnings based on their investment in a single fund or various funds offered within the policies as applicable. The premiums we paid on behalf of the Named Executive Officers during fiscal year 2015 are included in the “All Other Compensation” column of the Summary Compensation Table for Fiscal Year 2015 on page 52.

The Executive Long-Term Disability Plan is intended to replace a reasonable amount of an executive officer’s income upon disability. The plan provides a total benefit in the event of a qualifying disability of two-thirds of base salary plus Target Incentive Bonuses and General RONA Bonuses, including the PGI Multiplier if applicable, paid during the calendar year ending December 31 of the year prior to the disability, up to a maximum benefit of $33,000 per month. Our executive officers are not eligible to receive the long-term disability benefit generally available to other employees.

Change in Control Agreements.

We are not a party to any written employment agreements with our executive officers. We have, however, entered into separate Change in Control Severance Agreements with our executive officers, which we refer to as the Change in Control Agreements. We are not obligated to pay severance to executive officers under any agreement other than the Change in Control Agreements. The executive officers are, however, eligible to receive severance upon termination for reasons other than a change in control in accordance with our general severance policy for salaried employees. The Change in Control Agreements are designed to attract, retain and motivate executive officers, provide for stability and continuity of management in the event of any actual or threatened change in control, encourage executive officers to remain in service after a change in control and ensure that executive officers are able to devote their entire attention to maximizing shareholder value and safeguarding employee interests in the event of a change in control. The Committee determined that the amounts payable under the Change in Control Agreements are reasonable and necessary to achieve those objectives. The Potential Payments upon Termination or Change of Control at June 30, 2015 tables and the related narrative descriptions beginning on page 62 provide additional information on the Change in Control Agreements, including a brief discussion of the material provisions of the Change in Control Agreements beginning on pages 65 and 67 under the captions “Payments upon a Change in Control” and “Payments upon a Qualifying Termination in Connection with a Change in Control.”

Indemnification Agreements.

We enter into separate Indemnification Agreements with each of our executive officers. Each agreement remains in effect during and after employment with respect to any action taken while the individual serves as an executive officer. The agreements are designed to attract, retain and motivate executive officers by encouraging reasonable and measured risk-taking in the interests of our business and our shareholders, and protecting against liabilities incurred in the performance of their duties to the maximum extent permitted by Ohio law.

The agreements provide for indemnification for all expenses, including attorney fees, judgments, fines and settlement amounts, that the executive officer incurs by reason of his or her service:

•

in a civil action or proceeding by another party (unless it is proven that the officer’s act or failure to act was taken with deliberate intent to cause injury to our business or in reckless disregard for the best interest of our business); or

•	in a criminal action or proceeding (unless the officer had reasonable cause to believe his or her conduct was unlawful).

Executive Perquisites.

During fiscal year 2015, we made various executive perquisites available to each of the Named Executive Officers. These perquisites are offered to promote the business objectives for each perquisite as described below and to ensure that our executive compensation program remains competitive to attract, retain and motivate the individuals necessary to advance the goals of the Win Strategy. The costs of these perquisites for the Named Executive Officers reportable for fiscal year 2015 are included in the “All Other Compensation” column of the Summary Compensation Table for Fiscal Year 2015 on page 52. The various executive perquisites that may include a tax gross-up feature are part of the prospective review of compensation arrangements to be undertaken by the Committee as more fully described under the “Tax Gross-Ups Policy” described on page 28.

Private Clubs. We pay or reimburse initiation fees for one private club for each executive officer. We also provide a gross up payment to account for taxes assessed against the executive officers with respect to those fees. We offer these perquisites to encourage executive officers to entertain business colleagues and customers, engage in social interaction with peers from other companies, local leadership and the community, and hold business meetings at offsite locations. We also pay or reimburse the initiation fees and provide gross up payments on those fees for additional clubs for the Chief Executive Officer, the Chief Financial Officer and at the Executive and Senior Vice President levels on a business-needs basis and only with appropriate advance approval.

Spousal Travel. In limited circumstances and only with appropriate advance approval, we reimburse our executive officers for transportation, lodging, meals, entertainment and other travel expenses for their spouses or other family members who accompany them on out-of-town business. We offer these perquisites to encourage executive officers to spend an appropriate amount of time with their direct reports in locations away from corporate headquarters, to allow executive officers and their spouses to develop a more personal relationship with the executive officers’ subordinates and their families, and to encourage spouses to attend retirement parties, funerals, business dinners and other corporate functions at locations away from their homes.

Executive Physicals. We pay for annual physicals and any necessary travel vaccinations for each of our executive officers and certain other key employees. We offer this benefit as part of our overall preventive medicine program to promptly identify and address medical issues and to preserve our investment in our executive officers by encouraging them to maintain healthy lifestyles and be proactive in addressing actual or potential health issues.

Leased Vehicles. We lease an automobile for each of our executive officers and for certain other key employees. We offer this perquisite to provide executive officers with use of a company car for business travel needs, recognizing that the vehicles can also be used for personal purposes. We pay or reimburse each executive officer for lease payments on one automobile, typically for a three-year term. Each executive officer has a maximum allowance of $1,570 per month. We also reimburse each executive officer for the cost of tires and maintenance and provide insurance on each vehicle during the lease term. We require each executive officer to take title to his or her vehicle at the end of the lease term because we amortize the entire cost of the vehicle over the lease term. We pay or reimburse each executive officer for sales taxes on his or her vehicle at the time of title transfer, but the executive officer is responsible for the payment of all income taxes assessed on payments and reimbursements made during the lease term and at the time of title transfer, including those assessed on the fair market value of the vehicle at the time of title transfer.

Matching Gifts Program. We match any amount in excess of $20 contributed to any accredited educational institution by an active, full-time employee, retiree, or member of our Board of Directors. Our matching contributions are capped at $5,000 per fiscal year for any individual’s contribution to any single institution, and $10,000 per fiscal year for any individual’s aggregate contributions to all institutions.

Company Apartments. We maintain apartments in Cleveland, Ohio, Newport Beach, California and London, England to provide accommodations to employees working off-site at or relocating to our primary facilities. The apartments are also available to the executive officers for personal use with appropriate advance approval if the apartments are not otherwise being used for business purposes.

Entertainment Venues. We maintain loges, boxes and tickets at various entertainment venues to provide civic support to arts, entertainment and other cultural activities at certain significant business locations and to provide a favorable setting for our employees to entertain customers and other business associates. The loges, boxes and tickets are, however, available to executive officers for personal use if they are not otherwise being used for business purposes. We pay all costs of admission, but all costs of food are paid by the executive officer using the venue only for personal use.

Corporate Aircraft. In limited circumstances, we provide our executive officers with use of corporate aircraft for non-business purposes at no cost. Otherwise, the executive officers may use corporate aircraft for non-business travel if the flight was previously authorized for business purposes, there are available seats that are not being used for those business purposes and the officer’s use does not involve a deviation or extension of the planned business-travel itinerary.

CONSIDERATION OF 2014 SAY-ON-PAY VOTING RESULTS.

At the 2014 Annual Meeting of Shareholders, our shareholders approved our advisory “say-on-pay” vote to approve the compensation of our Named Executive Officers. The Committee and Mercer specifically considered the voting results when exploring potential changes to our executive compensation program in 2015. The Committee believes the voting results demonstrate consistent support for our executive compensation program. Based on the Committee’s own independent analysis and taking into consideration the continued shareholder support, the Committee made changes to the existing program as described under the “Highlights and Significant Changes to Executive Compensation Program” section beginning on page 28. The Committee continues to explore various executive pay and corporate governance changes with Mercer to the extent appropriate to keep our executive compensation program aligned with best practices in our competitive market.

COMPENSATION COMMITTEE REPORT

The Human Resources and Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with the Corporation’s management and, based on such review and discussions, the Human Resources and Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Human Resources and Compensation Committee:

Candy M. Obourn, Chair

Robert G. Bohn

William E. Kassling

Robert J. Kohlhepp

Joseph Scaminace

James L. Wainscott

COMPENSATION TABLES

SUMMARY COMPENSATION TABLE FOR FISCAL YEAR 2015

The following table sets forth compensation information for our Named Executive Officers.

Name and Principal Position	Year	Salary ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compen- sation ($)	Total ($)
Thomas L. Williams, Chief Executive Officer	2015	857,667(1)	4,718,462(2)	1,745,870(3)	1,242,322(4)	769,731(6)	162,870(7)	9,496,922
	2014	720,000	1,260,840	2,030,626	823,952	1,228,950	98,041	6,162,409
	2013	689,000	1,508,652	1,376,126	776,738	877,219	193,354	5,421,089
Jon P. Marten, Chief Financial Officer and Executive Vice President – Finance & Administration	2015	657,500(1)	880,413(2)	839,395(3)	762,497(4)	1,240,790(6)	126,894(7)	4,507,489
	2014	611,310	1,456,299	907,037	699,724	1,580,094	114,556	5,369,020
	2013	539,050	715,555	541,726	599,970	1,343,863	106,801	3,846,965

Donald E. Washkewicz(8), Chairman of the Board	2015	1,141,667(1)	4,428,930(2)	3,163,057(3)	2,281,899(4)	3,506,318(6)	168,290(7)	14,690,161
	2014	1,300,000	4,484,760	4,302,234	2,617,755	2,164,537	136,434	15,005,720
	2013	1,273,400	4,228,192	16,401,635	2,469,824	2,926,749	141,088	27,440,888
Lee C. Banks, President and Chief Operating Officer	2015	795,167(1)	2,818,417(2)	1,900,379(3)	987,524(4)	442,954(6)	144,090(7)	7,088,531
	2014	720,000	1,260,840	1,539,161	823,952	1,101,243	96,292	5,541,488
	2013	689,000	1,508,652	1,886,453	776,738	573,735	151,826	5,586,404
Daniel S. Serbin(9), Executive Vice President –Human Resources & External Affairs	2015	560,000(1)	736,993(2)	395,421(3)	548,551(4)	701,033(6)	95,006(7)	3,037,004
Robert W. Bond, Vice President and President, Fluid Connectors Group	2015	548,700(1)	553,158(2)	716,024(3)	511,151(4)(5)	295,210(6)	100,301(7)	2,724,544
	2014	532,700	616,740	877,041	406,300	556,353	84,623	3,073,757
	2013	517,200	557,370	1,224,877	469,343	205,775	85,427	3,059,992

(1)	Includes the following amounts deferred under the Savings Restoration Plan and the Executive Deferral Plan for fiscal year 2015:

Savings Restoration Plan: Mr. Williams—$30,983; Mr. Marten—$22,495; Mr. Washkewicz—$11,417; Mr. Banks—$27,858; Mr. Serbin—$25,915; and Mr. Bond—$16,461.

Executive Deferral Plan: Mr. Marten—$20,000; and Mr. Bond—$24,000.

These amounts are also reported in the “Executive Contributions in Last Fiscal Year” column of the Nonqualified Deferred Compensation for Fiscal Year 2015 table on page 61.

(2)	Amount consists of the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 of LTIP Awards granted during fiscal year 2015 to each of the Named Executive Officers. The amount does not reflect whether a Named Executive Officer has actually realized a financial benefit from the LTIP awards. The amount was calculated by multiplying the closing price on the date of grant by the number of LTIP Awards received and assuming a payout of 100%. As described beginning on page 42, however, LTIP Award payouts will be calculated following the applicable three-year performance period and could range from a minimum of 0% to a maximum of 200%. The grant date fair value of the LTIP Awards granted during fiscal year 2015 at the maximum payout of 200% are: Mr. Williams—$9,436,924; Mr. Marten—$1,760,826; Mr. Washkewicz—$8,857,860; Mr. Banks—$5,636,834; Mr. Serbin—$1,473,986 and Mr. Bond—$1,106,316. Dividends are not accrued or paid on the LTIP Awards until after the performance period ends and the shares are issued.

(3)	Amount reflects the aggregate grant date fair value for fiscal year 2015 computed in accordance with FASB ASC Topic 718 of Stock Incentive grants and Stock Incentive reload grants. As disclosed on page 44, we no longer have any reload grant obligations. The amount does not reflect whether a Named Executive Officer has actually realized a financial benefit from the award. The amount was calculated using the Black-Scholes option pricing model with one or more of the following weighted-average assumptions:

Fiscal Year of Grant	Participant	Grant Date	Type of Grant	Risk-free Interest Rate	Expected Life of Award	Expected Dividend Yield of Stock	Expected Volatility of Stock
2015	Named Executive Officers	8/13/2014	annual grant	2.04%	5.45 years	1.82%	32.6%
2015	Mr. Bond	10/29/2014	reload grant	1.61%	3.79 years	1.82%	28.6%
2015	Mr. Banks	11/7/2014	reload grant	1.60%	3.76 years	1.82%	28.9%
2015	Mr. Marten	12/2/2014	reload grant	1.59%	3.70 years	1.82%	28.9%
2015	Mr. Marten	12/2/2014	reload grant	1.59%	4.69 years	1.82%	29.6%
2015	Mr. Williams	2/1/2015	special grant	1.49%	5.47 years	1.82%	29.8%
2015	Mr. Banks	2/1/2015	special grant	1.49%	5.47 years	1.82%	29.8%

During fiscal year 2015, no Stock Incentive awards were forfeited by any of the Named Executive Officers.

(4)	Amount consists of the following Target Incentive Bonuses, General RONA Bonuses with PGI Multiplier if applicable and Converted RONA Bonuses for fiscal year 2015, which were paid in one or more installments with the final payment in August 2015:

Target Incentive Bonus for fiscal year 2015: Mr. Williams—$483,865; Mr. Marten—$326,600; Mr. Washkewicz—$990,213; Mr. Banks—$377,365; Mr. Serbin—$250,656; and Mr. Bond—$156,200.

General RONA Bonus for fiscal year 2015: Mr. Williams—$671,596; Mr. Marten—$375,752; Mr. Washkewicz—$1,228,294; Mr. Banks—$523,298; Mr. Serbin—$237,944; and Mr. Bond—$295,000.

Converted RONA Bonus for fiscal year 2015: Mr. Williams—$86,861; Mr. Marten—$60,145; Mr. Washkewicz—$63,392; Mr. Banks—$86,861; Mr. Serbin—$59,951; and Mr. Bond—$59,951.

(5)	Includes the following amounts from Mr. Bond’s Target Incentive Bonus and General RONA Bonus that he deferred under the Executive Deferral Plan for fiscal year 2015:

Target Incentive Bonus for fiscal year 2015: Mr. Bond—$31,240.

General RONA Bonus for fiscal year 2015: Mr. Bond—$59,000.

These amounts are also reported in the “Executive Contributions in Last Fiscal Year” column of the Nonqualified Deferred Compensation for Fiscal Year 2015 table on page 61.

(6)	Amount consists of the change in annual actuarial present value of pension benefits for Messrs. Williams, Marten, Washkewicz, Banks, Serbin and Bond, as also reported in the Pension Benefits for Fiscal Year 2015 table on page 60. None of the Named Executive Officers received above-market or preferential earnings on deferred compensation.

(7)	The following table describes each component of the All Other Compensation column:

Name	Company Contributions to Defined Contribution Plans (a)	Life Insurance Premiums Paid	Perquisites (b)	Total “All Other Compensation”
Thomas L. Williams	$18,222	$119,886	$24,762	$162,870
Jon P. Marten	16,210	82,875	27,809	126,894
Donald E. Washkewicz	16,800	120,446	31,044	168,290
Lee C. Banks	18,286	81,827	43,977	144,090
Daniel S. Serbin	17,632	50,259	27,115	95,006
Robert W. Bond	17,107	51,487	31,707	100,301

(a)	Although our contributions to Defined Contribution Plans reported for the fiscal year may be greater than the $17,000 maximum contribution amount, we did not exceed $17,000 in contributions during the calendar year.

(b)	Reported in this column are amounts reimbursed or incurred by us with respect to (i) executive long term disability insurance premiums and (ii) one or more of the following executive perquisites: (A) leased vehicle, including state sales tax if applicable; (B) spousal travel; (C) executive physicals; and (D) matching gifts program. The Named Executive Officers also use our loge, box seats or tickets to various entertainment venues. However, there is no incremental cost to us for their use of these loges, box seats and tickets. No Named Executive Officer received an executive perquisite in an amount that exceeds the greater of $25,000 or 10% of the total amount of executive perquisites received by the Named Executive Officer.

(8)	On February 1, 2015, Mr. Williams assumed the position of Chief Executive Officer from Mr. Washkewicz. Mr. Washkewicz continues to be our Chairman of the Board, an executive officer position.

(9)	Mr. Serbin was not a Named Executive Officer for fiscal years 2013 and 2014.

GRANTS OF PLAN-BASED AWARDS FOR FISCAL YEAR 2015

The following table sets forth information with respect to non-equity and equity incentive plan awards granted to the Named Executive Officers during fiscal year 2015. The LTIP Awards and Stock Incentives listed below have been granted under the 2009 Omnibus Stock Incentive Plan.

Name	Grant Date	Compensation Committee Action Date (If Different than Grant Date)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Thomas L. Williams
Target Incentive Bonus	8/13/2014	—	0	227,000(1)	454,000(1)	—	—	—	—	—	—
Target Incentive Bonus(1)	2/01/2015	1/21/2015	0	(1)	(1)	—	—	—	—	—	—
General RONA Bonus	8/13/2014	—	0	378,000(1)	(7)	—	—	—	—	—	—
General RONA Bonus(1)	2/01/2015	1/21/2015	0	(1)	(7)	—	—	—	—	—	—
Converted RONA Bonus	8/13/2014	—	0	71,550	(7)	—	—	—	—	—	—
LTIP Award (CY15-16-17)	1/21/2015	—	—	—	—	0	9,270	18,540	—	—	1,131,960(8)
LTIP Award (CY13-14-15)(1)	2/01/2015	1/21/2015	—	—	—	0	5,868	11,736	—	—	683,387(8)
LTIP Award (CY14-15-16)(1)	2/01/2015	1/21/2015	—	—	—	0	10,756	21,512	—	—	1,252,644(8)
LTIP Award (CY15-16-17)(1)	2/01/2015	1/21/2015	—	—	—	0	14,172	28,344	—	—	1,650,471(8)
Stock Incentives	8/13/2014	—	—	—	—	—	—	—	26,240	113.19	808,717
Stock Incentives(2)	2/01/2015	1/21/2015	—	—	—	—	—	—	33,422	116.46	937,153
Jon P. Marten
Target Incentive Bonus	8/13/2014	—	0	230,000	460,000	—	—	—	—	—	—
General RONA Bonus	8/13/2014	—	0	295,875	(7)	—	—	—	—	—	—
Converted RONA Bonus	8/13/2014	—	0	49,543	(7)	—	—	—	—	—	—
LTIP Award (CY15-16-17)	1/21/2015	—	—	—	—	0	7,210	14,420	—	—	880,413(8)
Stock Incentives	8/13/2014	—	—	—	—	—	—	—	20,410	113.19	629,036
Stock Incentives(3)	12/02/2014	8/13/2008	—	—	—	—	—	—	3,972	128.65	103,034
Stock Incentives(3)	12/02/2014	8/12/2009	—	—	—	—	—	—	3,673	128.65	107,325
Donald E. Washkewicz
Target Incentive Bonus	8/13/2014	—	0	824,000(4)	1,648,000(4)	—	—	—	—	—	—
Target Incentive Bonus(4)	2/01/2015	1/21/2015	0	(4)	(4)	—	—	—	—	—	—
General RONA Bonus	8/13/2014	—	0	1,147,500(4)	(7)	—	—	—	—	—	—
General RONA Bonus(4)	2/01/2015	1/21/2015	0	(4)	(7)	—	—	—	—	—	—
Converted RONA Bonus(4)	8/13/2014	—	0	88,640(4)	(7)	—	—	—	—	—	—
LTIP Award (CY15-16-17)	1/21/2015	—	—	—	—	0	36,270	72,540	—	—	4,428,930(8)
Stock Incentives	8/13/2014	—	—	—	—	—	—	—	102,630	113.19	3,163,057

Name	Grant Date	Compensation Committee Action Date (If Different than Grant Date)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Lee C. Banks
Target Incentive Bonus	8/13/2014	—	0	227,000(5)	454,000(5)	—	—	—	—	—	—
Target Incentive Bonus(5)	2/01/2015	1/21/2015	0	(5)	(5)	—	—	—	—	—	—
General RONA Bonus	8/13/2014	—	0	378,000(5)	(7)	—	—	—	—	—	—
General RONA Bonus(5)	2/01/2015	1/21/2015	0	(5)	(7)	—	—	—	—	—	—
Converted RONA Bonus	8/13/2014	—	0	71,550	(7)	—	—	—	—	—	—
LTIP Award (CY15-16-17)	1/21/2015	—	—	—	—	0	9,270	18,540	—	—	1,131,960(8)
LTIP Award (CY13-14-15)(5)	2/01/2015	1/21/2015	—	—	—	0	2,840	5,680	—	—	330,746(8)
LTIP Award (CY14-15-16)(5)	2/01/2015	1/21/2015	—	—	—	0	5,022	10,044	—	—	584,862(8)
LTIP Award (CY15-16-17)(5)	2/01/2015	1/21/2015	—	—	—	0	6,619	13,238	—	—	770,849(8)
Stock Incentives	8/13/2014	—	—	—	—	—	—	—	26,240	113.19	808,717
Stock Incentives(3)	11/07/2014	8/13/2008	—	—	—	—	—	—	17,889	128.50	466,903
Stock Incentives(2)	2/01/2015	1/21/2015	—	—	—	—	—	—	22,281	116.46	624,759
Daniel S. Serbin
Target Incentive Bonus	8/13/2014	—	0	168,000	336,000	—	—	—	—	—	—
General RONA Bonus	8/13/2014	—	0	196,000	(7)	—	—	—	—	—	—
Converted RONA Bonus	8/13/2014	—	0	49,383	(7)	—	—	—	—	—	—
LTIP Award (CY15-16-17)	1/21/2015	—	—	—	—	0	4,530	9,060	—	—	553,158(8)
LTIP Award (CY12-13-14)(6)	7/01/2014	8/13/2014	—	—	—	0	208	416	—	—	26,389(8)
LTIP Award (CY13-14-15)(6)	7/01/2014	8/13/2014	—	—	—	0	625	1,250	—	—	79,294(8)
LTIP Award (CY14-15-16)(6)	7/01/2014	8/13/2014	—	—	—	0	616	1,232	—	—	78,152(8)
Stock Incentives	8/13/2014	—	—	—	—	—	—	—	12,830	113.19	395,421
Robert W. Bond
Target Incentive Bonus	8/13/2014	—	0	110,000	220,000	—	—	—	—	—	—
General RONA Bonus with PGI Multiplier	8/13/2014	—	0	219,480	(7)	—	—	—	—	—	—
Converted RONA Bonus	8/13/2014	—	0	49,383	(7)	—	—	—	—	—	—
LTIP Award (CY15-16-17)	1/21/2015	—	—	—	—	0	4,530	9,060	—	—	553,158(8)
Stock Incentives	8/13/2014	—	—	—	—	—	—	—	12,830	113.19	395,421
Stock Incentives(3)	10/29/2014	8/13/2008	—	—	—	—	—	—	12,819	123.97	320,603

(1)	Mr. Williams received additional target awards under his Target Incentive Bonuses, General RONA Bonuses and LTIP Awards due to his promotion from Executive Vice President and Operating Officer to Chief Executive Officer effective February 1, 2015. As a result for fiscal year 2015, his target payout amount of his Target Incentive Bonus was adjusted to $500,000 which resulted in a pro-rated target payout amount of $340,750 with a maximum payout amount of $681,500, and his target payout amount of his General RONA Bonus was adjusted to $750,000 which resulted in a pro-rated target payout amount of $533,000.

(2)	Represents additional grants of Stock Incentives, which are exercisable five years following continuous full-time employment from the date of grant. These additional grants of Stock Incentives have accelerated vesting in the event of a Change in Control as defined on page 65.

(3)	Represents reload grants of Stock Incentives that resulted from the exercise of legacy Stock Incentives granted on or prior to August 12, 2009. As disclosed on page 44, we no longer have any remaining obligations for reload grants. These Stock Incentives are exercisable on or after the date following completion of one year of continuous full-time employment after the exercise of the underlying Stock Incentive, provided, the Named Executive Officer retains ownership for one year of the shares resulting from the underlying Stock Incentive exercise, less shares surrendered or sold to satisfy tax obligations. Reload grants of Stock Incentives have accelerated vesting in the event of a Change in Control as defined on page 65.

(4)	Mr. Washkewicz’s target awards under his Target Incentive Bonuses and General RONA Bonuses were reduced and he was no longer eligible to receive any further Converted RONA Bonuses effective February 1, 2015 when Messrs. Williams and Banks assumed the positions of Chief Executive Officer and President, respectively. As a result for fiscal year 2015, his target payout amount of his Target Incentive Bonus was adjusted to $520,000 which resulted in a pro-rated target payout amount of $697,333 with a maximum payout amount of $1,394,666, his target payout amount of his General RONA Bonus was adjusted to $722,500 which resulted in a pro-rated target payout amount of $940,417 and his target payout amount of his Converted RONA Bonus was adjusted to a pro-rated target payout amount of $51,707.

(5)	Mr. Banks received additional target awards under his Target Incentive Bonuses, General RONA Bonuses and LTIP Awards due to his promotion from Executive Vice President and Operating Officer to President and Chief Operating Officer effective February 1, 2015. As a result for fiscal year 2015, his target payout amount of his Target Incentive Bonus was adjusted to $320,000 which resulted in a pro-rated target payout amount of $265,750 with a maximum payout amount of $531,500, and his target payout amount of his General RONA Bonus was adjusted to $467,500 which resulted in a pro-rated target payout amount of $415,292.

(6)	Mr. Serbin received additional target awards under his LTIP Awards due to his promotion from Executive Vice President – Human Resources to Executive Vice President – Human Resources and External Affairs effective July 1, 2014.

(7)	There are no maximum amounts for General RONA Bonuses or Converted RONA Bonuses. General RONA Bonuses and Converted RONA Bonuses are calculated as described in the Compensation Discussion and Analysis beginning on page 38.

(8)	Calculated assuming a payout of 100% as described in footnote 2 to the Summary Compensation Table for Fiscal Year 2015 on page 52.

The elements of executive compensation included in each Named Executive Officer’s total compensation as reported in the Summary Compensation Table for Fiscal Year 2015 on page 52 and the compensation programs under which the grants described in the Grants of Plan-Based Awards for Fiscal Year 2015 table above were made are described in the Compensation Discussion and Analysis, beginning on page 35.

OUTSTANDING EQUITY AWARDS AT JUNE 30, 2015

The following table sets forth information with respect to Stock Incentives and LTIP awards held by the Named Executive Officers as of June 30, 2015.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Thomas L. Williams	0	33,422(2)	116.4600	1/31/2025	—	—
	0	26,240(3)	113.1900	8/12/2024	—	—
	11,614	23,226(4)	106.1800	8/13/2023	—	—
	23,993	11,997(5)	81.8600	8/14/2022	—	—
	29,460	0	69.1000	8/16/2021	—	—
	41,790	0	62.3500	8/10/2020	—	—
	14,200	0	100.0100	8/11/2019	—	—
	7,329	0	96.5600	8/11/2019	—	—
	18,132	0	126.0400	8/12/2018	—	—
	15,740	0	114.3100	8/14/2017	—	—
	—	—	—	—	37,496(9)	4,361,910
	—	—	—	—	43,632(10)	5,075,711
	—	—	—	—	46,884(11)	5,454,016
Jon P. Marten	0	20,410(3)	113.1900	8/12/2024	—	—
	9,034	18,066(4)	106.1800	8/13/2023	—	—
	14,320	7,160(5)	81.8600	8/14/2022	—	—
	21,360	0	69.1000	8/16/2021	—	—
	7,370	0	62.3500	8/10/2020	—	—
	0	3,673(6)	128.6500	8/11/2019	—	—
	0	3,972(6)	128.6500	8/12/2018	—	—
	4,942	0	60.9334	8/14/2017	—	—
	—	—	—	—	20,230(9)	2,353,356
	—	—	—	—	17,200(10)	2,000,876
	—	—	—	—	14,420(11)	1,677,479
Donald E. Washkewicz	0	102,630(3)	113.1900	8/12/2024	—	—
	42,847	85,693(4)	106.1800	8/13/2023	—	—
	84,660	42,330(5)	81.8600	8/14/2022	—	—
	111,160	0	69.1000	8/16/2021	—	—
	157,680	0	62.3500	8/10/2020	—	—
	114,795	0	86.6500	8/11/2019	—	—
	107,967	0	97.5900	8/12/2018	—	—
	96,491	0	97.5900	8/14/2017	—	—
	—	—	—	—	90,880(9)	10,572,070
	—	—	—	—	78,680(10)	9,152,844
	—	—	—	—	72,540(11)	8,438,578
Lee C. Banks	0	22,281(2)	116.4600	1/31/2025	—	—
	0	26,240(3)	113.1900	8/12/2024	—	—
	11,614	23,226(4)	106.1800	8/13/2023	—	—
	23,993	11,997(5)	81.8600	8/14/2022	—	—
	29,460	0	69.1000	8/16/2021	—	—
	41,790	0	62.3500	8/10/2020	—	—
	21,285	0	100.0100	8/11/2019	—	—
	0	17,889(7)	128.5000	8/12/2018	—	—
	15,043	0	121.1000	8/14/2017	—	—
	—	—	—	—	31,440(9)	3,657,415
	—	—	—	—	32,164(10)	3,741,638
	—	—	—	—	31,778(11)	3,696,735

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Daniel S. Serbin	0	12,830(3)	113.1900	8/12/2024	—	—
	4,904	9,806(4)	106.1800	8/13/2023	—	—
	8,833	4,417(5)	81.8600	8/14/2022	—	—
	13,170	0	69.1000	8/16/2021	—	—
	13,750	0	62.3500	8/10/2020	—	—
	8,780	0	100.0100	8/11/2019	—	—
	6,090	0	124.7900	8/12/2018	—	—
	7,245	0	121.1000	8/14/2017	—	—
	—	—	—	—	10,730(9)	1,248,221
	—	—	—	—	10,572(10)	1,229,841
	—	—	—	—	9,060(11)	1,053,950
Robert W. Bond	0	12,830(3)	113.1900	8/12/2024	—	—
	5,680	11,360(4)	106.1800	8/13/2023	—	—
	11,160	5,580(5)	81.8600	8/14/2022	—	—
	16,640	0	69.1000	8/16/2021	—	—
	23,600	0	62.3500	8/10/2020	—	—
	17,446	0	83.8100	8/11/2019	—	—
	0	12,819(8)	123.9700	8/12/2018	—	—
	13,717	0	107.9600	8/14/2017	—	—
	—	—	—	—	11,980(9)	1,393,633
	—	—	—	—	10,820(10)	1,258,691
	—	—	—	—	9,060(11)	1,053,950

(1)	The market value is calculated by multiplying the closing price of our common stock on June 30, 2015 ($116.33) by the number of shares.

(2)	Represents additional Stock Incentives granted on February 1, 2015. Assuming continued full-time employment, the grant will vest on February 1, 2020.

(3)	Represents Stock Incentives granted on August 13, 2014. The Stock Incentives vest in three equal annual installments beginning August 13, 2015.

(4)	Represents Stock Incentives granted on August 14, 2013. The Stock Incentives vest in three equal annual installments beginning August 14, 2014.

(5)	Represents Stock Incentives granted on August 15, 2012. The Stock Incentives vest in three equal annual installments beginning August 15, 2013.

(6)	Represents a reload grant of Stock Incentives made on December 2, 2014. Assuming continued full-time employment and retention of shares, the grant will vest on December 2, 2015.

(7)	Represents a reload grant of Stock Incentives made on November 7, 2014. Assuming continued full-time employment and retention of shares, the grant will vest on November 7, 2015.

(8)	Represents a reload grant of Stock Incentives made on October 29, 2014. Assuming continued full-time employment and retention of shares, the grant will vest on October 29, 2015.

(9)	Assumes that we exceed our target performance goals and payout will be at 200% of the target LTIP Award value. Assuming continued employment through the end of the performance period (December 31, 2015), actual payouts under the CY2013-14-15 LTIP Awards will be in common shares to be issued in April 2016 following the Committee’s certification of our performance results, subject to the Committee’s exercise of any discretion to reduce the amount payable and the Committee’s authorization of payment.

(10)	Assumes that we exceed our target performance goals and payout will be at 200% of the target LTIP Award value. Assuming continued employment through the end of the performance period (December 31, 2016), actual payouts under the CY2014-15-16 LTIP Awards will be in common shares to be issued in April 2017 following the Committee’s certification of our performance results, subject to the Committee’s exercise of any discretion to reduce the amount payable and the Committee’s authorization of payment.

(11)	Assumes that we exceed our target performance goals and payout will be at 200% of the target LTIP Award value. Assuming continued employment through the end of the performance period (December 31, 2017), actual payouts under the CY2015-16-17 LTIP Awards will be in common shares to be issued in April 2018 following the Committee’s certification of our performance results, subject to the Committee’s exercise of any discretion to reduce the amount payable and the Committee’s authorization of payment.

OPTION EXERCISES AND STOCK VESTED FOR FISCAL YEAR 2015

The following table sets forth information with respect to Stock Incentives that were exercised during fiscal year 2015 and restricted and common shares issued under LTIP Awards that vested for the Named Executive Officers during fiscal year 2015.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Thomas L. Williams	0	0	26,854	3,223,491
Jon P. Marten	17,330	1,248,499	13,319	1,644,736
Donald E. Washkewicz	0	0	78,276	9,451,968
Lee C. Banks	61,004	3,030,497	26,854	3,223,491
Daniel S. Serbin	7,537	170,336	7,777	954,269
Robert W. Bond	52,761	2,637,511	16,067	1,905,450

(1)	Calculated by multiplying the number of shares acquired by the difference between the exercise price and closing price of our common stock on the exercise date.

(2)	Calculated by multiplying the number of shares acquired by the closing price of our common stock on the applicable vesting date.

PENSION BENEFITS FOR FISCAL YEAR 2015

The following table sets forth the actuarial present value of the benefits accumulated by each of the Named Executive Officers under the Pension Plan, the Pension Restoration Plan and the Supplemental Retirement Program.

Name	Plan Name	Number of Years of Credited Service (#)(1)	Present Value of Accumulated Benefit ($)(2)	Payments During Last Fiscal Year ($)
Thomas L. Williams	Pension Plan Pension Restoration Plan Supplemental Retirement Program	11.6 11.6 11.6	321,755 1,633,043 5,058,278	0 0 0
Jon P. Marten	Pension Plan Pension Restoration Plan Supplemental Retirement Program	27.9 27.9 27.9	873,550 2,832,583 3,328,038	0 0 0
Donald E. Washkewicz	Pension Plan Pension Restoration Plan Supplemental Retirement Program	43.0 38.1 43.0	2,735,888 17,832,168 11,017,893	0 0 0
Lee C. Banks	Pension Plan Pension Restoration Plan Supplemental Retirement Program	23.6 23.6 23.6	541,583 2,800,127 3,424,951	0 0 0
Daniel S. Serbin	Pension Plan Pension Restoration Plan Supplemental Retirement Program	35.0 33.4 35.0	1,223,713 2,870,263 2,328,041	0 0 0
Robert W. Bond	Pension Plan Pension Restoration Plan Supplemental Retirement Program	26.9(3) 26.9(3) 38.0	777,895 2,369,524 2,232,397	0 0 0

(1)	Credited service in the Pension Restoration Plan is frozen as of the date the Named Executive Officer becomes 100% vested in the Supplemental Retirement Program (typically age 60). Messrs. Washkewicz and Serbin are over age 60.

(2)	The present value of the accumulated benefits is calculated under each plan using the following assumptions: (i) a discount rate of 4.19%; (ii) no pre-retirement decrements; and (iii) retirement at age 65.

For the Pension Plan, additional assumptions include: (i) participants elect a life annuity; and (ii) the RP-2014 Mortality Table projected generationally with Scale MP-2014.

For the Pension Restoration Plan, using each Named Executive Officer’s participant elections under the Pension Restoration Plan, additional assumptions include: (i) calculating lump sums using the applicable mortality table under Section 417(e) of the Internal Revenue Code for 2015; and (ii) a discount rate of 4.19%.

For the Supplemental Retirement Program, using each Named Executive Officer’s participant elections under the Supplemental Retirement Program, additional assumptions include: (i) calculating lump sums using a life expectancy based on the 1983 Group Annuity Mortality Table (80% male) (other than for Mr. Marten, whose lump sum was based on the applicable mortality table under Section 417(e) of the Internal Revenue Code for 2015); and (ii) a discount rate of 3.40%.

(3)	Mr. Bond’s years of credited service in the Pension Plan and Pension Restoration Plan do not include his period of employment in Canada from 1977 to 1988. During such time, Mr. Bond did not participate in our Canadian Pension Plan.

The Pension Plan, the Pension Restoration Plan and the Supplemental Retirement Program are described in the Compensation Discussion and Analysis, beginning on page 44.

NONQUALIFIED DEFERRED COMPENSATION FOR FISCAL YEAR 2015

The following table sets forth the contributions, earnings, withdrawals/distributions and aggregate balances for the Named Executive Officers participating in the Savings Restoration Plan and the Executive Deferral Plan during fiscal year 2015.

Name	Executive Contributions in Last Fiscal Year ($)(1)	Registrant Contributions in Last Fiscal Year ($)(2)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)
Thomas L. Williams
Savings Restoration Plan	30,983	7,988	45	0	450,694(3)
Executive Deferral Plan	0	0	810	0	17,639
Jon P. Marten
Savings Restoration Plan	22,495	5,833	3,456	0	350,469(3)
Executive Deferral Plan	20,000	0	10,717	0	172,324(4)
Donald E. Washkewicz
Savings Restoration Plan	11,417	5,512	3,058	0	1,031,657(3)
Executive Deferral Plan	0	0	335,097	0	5,773,253
Lee C. Banks
Savings Restoration Plan	27,858	7,188	5,184	0	826,351(3)
Executive Deferral Plan	0	0	232,475	0	6,364,950
Daniel S. Serbin
Savings Restoration Plan	25,915	6,730	43,300	0	1,071,441(3)
Executive Deferral Plan	0	0	0	0	0
Robert W. Bond
Savings Restoration Plan	16,461	6,500	(8,067)	0	771,628
Executive Deferral Plan	90,240	0	46,322	0	1,590,126

(1)	For each of the Named Executive Officers, amounts are included in the “Salary” column and referenced in footnote 1 of the Summary Compensation Table for Fiscal Year 2015 on page 52. For Mr. Bond, amounts are also included in the “Non-Equity Incentive Plan Compensation” column and referenced in footnote 5 of the Summary Compensation Table for Fiscal Year 2015 on page 52.
(2)	Amounts are included along with our contributions to the Retirement Savings Plan, which is a qualified deferred compensation plan, in the “Company Contributions to Defined Contribution Plans” column in the All Other Compensation components table in footnote 7 of the Summary Compensation Table for Fiscal Year 2015 on page 52.
(3)	Includes the following amounts that were deferred during fiscal year 2014 under the Savings Restoration Plan: Mr. Williams—$25,775; Mr. Marten—$24,090; Mr. Washkewicz—$13,000; and Mr. Banks—$25,775.
(4)	Includes $20,000 that was deferred by Mr. Marten during fiscal year 2014 under the Executive Deferral Plan.

The Savings Restoration Plan and the Executive Deferral Plan are described in the Compensation Discussion and Analysis, beginning on page 45. The investment options under both plans are identical. During fiscal year 2015, there were up to eleven investment funds that a Named Executive Officer could choose with annual rates of return for the year ended June 30, 2015 ranging from (11.08%) to 8.93%. Under the plans, participants have the ability to change their investments at any time.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

AT JUNE 30, 2015

Each of the Named Executive Officers may be entitled to payments under our executive compensation program upon a termination of employment or a change in control. The events which may trigger these payments include death, long-term disability, retirement, termination for cause, termination without cause, resignation, change in control or a qualifying termination in connection with a change in control. The following narratives and tables describe the payments the Named Executive Officers may receive under the written terms of our executive compensation program plans and arrangements as in effect on June 30, 2015 for each triggering event as if the triggering event occurred on June 30, 2015. Donald E. Washkewicz terminated his Change in Control Severance Agreement effective February 1, 2015 and surrendered his Officer Life Insurance Policy in May 2015 after Messrs. Williams and Banks assumed the positions of Chief Executive Officer and President, respectively. The effects of the termination and surrender are described in the relevant sections below.

Payments Generally Available

A Named Executive Officer will generally receive the following upon termination of employment:

•	base salary earned but not yet paid as of the date of termination;

•	Target Incentive Bonuses, General RONA Bonuses (with the PGI Multiplier if applicable), and Converted RONA Bonuses earned but not yet paid as of the date of termination;

•	LTIP Award payouts for the most recently completed three-year performance period not yet paid as of the date of termination;

•

amounts accrued and vested under the Pension Plan, the Pension Restoration Plan and the Supplemental Retirement Program as of the date of termination, as described in the Compensation Discussion and Analysis beginning on page 45;

•

account balances under the Retirement Savings Plan, the Savings Restoration Plan and the Executive Deferral Plan as of the date of termination, as described in the Compensation Discussion and Analysis beginning on page 45; and

•	any accrued and unused vacation pay as of the date of termination.

The Committee may, however, reduce any payments of a Target Incentive Bonus, General RONA Bonus (with the PGI Multiplier if applicable), or LTIP Award payout in its sole discretion, up to and including a reduction to zero.

In determining the amounts reflected in the following tables, we used the following general assumptions and principles.

•

We assumed that each of the triggering events occurred on June 30, 2015. This includes our assumption that, upon a qualifying termination in connection with a change in control, the qualifying termination and change in control both occurred on June 30, 2015.

•

We did not include amounts for base salaries, Target Incentive Bonuses, General RONA Bonuses (including the PGI Multiplier if applicable), or Converted RONA Bonuses in the following tables because the amounts are already earned and are not affected by the triggering events, which are assumed to occur on June 30, 2015.

•	Amounts were calculated based on each Named Executive Officer’s age, compensation and years of service as of June 30, 2015.

•

All present values of pension amounts shown for the Pension Plan assume a 4.19% discount rate, the RP-2014 Mortality Table projected generationally with Scale MP-2014, and assume that the annuity payment elected is 50% joint and survivor.

•

With the exception of the values for the Supplemental Retirement Program in the “Change in Control” and “Qualifying Termination in Connection with a Change in Control” columns, all lump sum values of pension amounts shown assume the following:

•	for the Pension Restoration Plan, segment rates (after phase-in) of 1.40%, 3.98% and 5.04%, and the applicable mortality table under Section 417(e) of the Internal Revenue Code for 2015; and

•

for the Supplemental Retirement Program, a 3.40% discount rate and life expectancy based on 1983 Group Annuity Mortality Table (80% male) (other than Mr. Marten whose lump sum was based on the applicable mortality table under Section 417(e) of the Internal Revenue Code for 2015 because he became a participant after June 2006 when we changed mortality tables).

•

We did not include amounts for account balances in the Retirement Savings Plan because this plan is available to all salaried employees. We did not include amounts for account balances under the Savings Restoration Plan and the Executive Deferral Plan because these amounts, which are reported under the “Aggregate Balance at Last Fiscal Year End” column in the Nonqualified Deferred Compensation for Fiscal Year 2015 table on page 61, would not be increased in connection with any triggering event.

Payments upon Death

Upon the death of a Named Executive Officer, in addition to the “Payments Generally Available” described above, the estate or beneficiary of the Named Executive Officer will receive the following:

•	accelerated vesting of all outstanding Stock Incentives;

•

for Stock Incentives granted on or before August 11, 2010 and for Stock Incentives granted on or after August 17, 2011 if the Named Executive Officer is not retirement eligible at the time of death, retention of all outstanding Stock Incentives for the earlier of (i) two years after the Named Executive Officer’s death or (ii) the expiration date listed in the grant letter;

•

for Stock Incentives granted on or after August 17, 2011 if the Named Executive Officer is retirement eligible at the time of death, retention of all outstanding Stock Incentives until the expiration date listed in the grant letter;

•	accelerated vesting of the unvested portion of the Named Executive Officer’s account under our Executive Deferral Plan;

•

pro-rated LTIP Award payouts for the calendar year 2013-14-15, calendar year 2014-15-16 and calendar year 2015-16-17 performance periods, to be determined at the end of the respective performance periods, based on the number of full quarters served during the performance period; and

•	death benefits under the Officer Life Insurance Plan as described in the Compensation Discussion and Analysis on page 48.

In determining the amounts payable upon death reported in the following tables, the following assumptions and principles were used.

•

To calculate the estimated value of the LTIP Awards, we assumed a payout of 100% of the pro-rated LTIP Award target amount and used our closing stock price on June 30, 2015 ($116.33). Because the payout of the LTIP Awards is dependent upon our performance against the Peer Group during the three-year performance period, a Named Executive Officer’s actual payout could range from a minimum of zero to a maximum of 200% of the Named Executive Officer’s pro-rated LTIP Award target amount.

•

The death benefit payable under the Officer Life Insurance Plan is funded through individual life insurance policies owned by each of the Named Executive Officers that would be paid by the insurance company issuing the policy.

•	Because Mr. Washkewicz surrendered his Officer Life Insurance Policy, his estate or beneficiary would not receive a death benefit.

Payments upon Long-Term Disability

Upon the long-term disability of a Named Executive Officer, the Named Executive Officer will receive the “Payments Generally Available” described above and the “Payments Upon Death” described above, except that:

(i)	the term for all outstanding Stock Incentives will continue for the remainder of their ten-year terms; and

(ii)	the Named Executive Officer will not receive death benefits under the Officer Life Insurance Plan.

In addition, the Named Executive Officer will receive the following:

•	monthly benefits under the Executive Long Term Disability Plan;

•	six months of premium payments for medical and dental insurance based on the applicable COBRA rates for the Named Executive Officer; and

•	premium payments under the Officer Life Insurance Plan for the greater of ten years from commencement of plan participation or the number of years until the Named Executive Officer reaches age 65.

The benefit in the following tables for each of the Named Executive Officers under the Executive Long-Term Disability Plan represents one year of long term disability benefits which are capped at $396,000 for one year. The disability benefit payable under the plan is funded through group and individual long-term disability insurance policies owned by each of the Named Executive Officers that would be paid by the insurance company issuing the policies.

Because Mr. Washkewicz surrendered his Officer Life Insurance policy, he would not receive premium payments under the Officer Life Insurance Plan.

Payments upon Retirement

Upon the retirement of a Named Executive Officer at (A) age 65 or older, or (B) age 55 or older with at least 10 years of service, the Named Executive Officer will receive the “Payments Generally Available” described above and the “Payments Upon Death” described above, except that:

(i)	the vesting schedule in all outstanding Stock Incentives will continue;

(ii)	the term for all outstanding Stock Incentives will continue for the remainder of their ten-year terms;

(iii)	if the Named Executive Officer is (A) age 65 or older, or (B) age 60 or older with at least 10 years of service and 12 months of continuous employment during the performance periods, he will receive a full LTIP Award payout for calendar year 2013-14-15 and calendar year 2014-15-16 performance periods, to be determined at the end of the performance periods, as if he had remained continuously employed through the end of the performance periods; and

(iv)	the Named Executive Officer will not receive death benefits under the Officer Life Insurance Plan until death subsequently occurs.

However, if the Named Executive Officer is less than 60 years of age on the date of retirement, then the Named Executive Officer must seek early retirement approval from the Human Resources and Compensation Committee to receive payments with respect to the following:

•	the Supplemental Retirement Program; and

•	account balance in the unvested portion of the Named Executive Officer’s LTIP Award deferrals under our Executive Deferral Plan.

In addition, the Named Executive Officer other than Mr. Marten must be at least 55 years of age on the date of retirement to continue to receive premium payments under the Officer Life Insurance Plan, which, if needed, will continue for the greater of ten years from commencement of plan participation or the number of years until the Named Executive Officer reaches age 65. Because Mr. Marten became an executive officer after January 1, 2008, we will not make any post-retirement premium payments on his behalf.

In determining the amounts payable upon retirement reported in the following tables, we assumed that the Named Executive Officer did not receive Human Resources and Compensation Committee approval for early retirement.

Also, because Mr. Washkewicz surrendered his Officer Life Insurance policy, he would not receive premium payments under the Officer Life Insurance Plan.

Payments upon Termination for Cause or Resignation

Upon the termination for cause or the resignation of a Named Executive Officer, the Named Executive Officer will receive the “Payments Generally Available” described above, except that the Named Executive Officer will (i) forfeit his Supplemental Retirement Program Benefit if the termination for cause is the result of competition by the Named Executive Officer against us, and (ii) forfeit his LTIP Awards if the termination or resignation occurs during the applicable performance period.

In determining the amounts payable upon termination for cause under the Supplemental Retirement Program, we assumed that the termination did not result from competition against us.

Payments Upon Termination Without Cause

Upon the termination without cause of a Named Executive Officer, the Named Executive Officer will receive the “Payments Generally Available” described above. In addition, if the Named Executive Officer signs a release of all claims against us, the Named Executive Officer will receive a lump sum payment equal to one week’s pay for each full year of service up to a maximum of twenty-six weeks of pay and continuation of premium payments for medical and dental insurance based on the applicable COBRA rates for the Named Executive Officer for up to three months.

In determining the amounts payable upon termination without cause reported in the following tables, we assumed that the Named Executive Officer signed a release.

Payments upon a Change in Control

A Change in Control occurs if and when:

•

subject to certain exceptions, any “person” (as such term is used in Sections 13(d)(3) and 14(d)(2) of the Securities Exchange Act of 1934) is or becomes a beneficial owner, directly or indirectly, of securities representing 20% or more of the combined voting power of our then outstanding securities eligible to vote for the election of the Board of Directors;

•

during any period of 24 consecutive months, individuals who at the beginning of such 24-month period were our directors, which we refer to as the Incumbent Board, cease to constitute at least a majority of the Board of Directors, unless the election, or nomination for election, of any person becoming a director subsequent to the beginning of such 24-month period was approved by a vote of at least two-thirds of the Incumbent Board;

•	our shareholders approve a plan of complete liquidation or dissolution; or

•	we enter into a merger, consolidation or other reorganization, or sell all of our assets, unless:

•

immediately following the business combination, (1) more than 50% of the total voting power eligible to elect directors of the resulting entity is represented by shares that were common shares immediately prior to the business combination, (2) subject to certain exceptions, no person becomes the beneficial owner, directly or indirectly, of 20% or more of the voting power of the entity resulting from the business combination, and (3) at least a majority of the members of the board of directors of the resulting entity were members of the Incumbent Board at the time of the approval by the Board of Directors of the execution of the initial agreement providing for such business combination; or

•

the business combination is effected by means of the acquisition of common shares from us, and the Board of Directors approves a resolution providing expressly that such business combination does not constitute a Change in Control.

On July 21, 2008, we adopted certain amendments to our deferred compensation plans and arrangements to comply with Section 409A of the Internal Revenue Code. The amendments included certain modifications to the above definition of “Change in Control” for purposes of those plans and arrangements which were necessary to comply with the definition required by Section 409A.

A Change in Control, either with or without a qualifying termination of a Named Executive Officer (as described below in “Payments upon a Qualifying Termination in Connection with a Change in Control”), has the following effects under the executive compensation plans:

•	any outstanding unvested Stock Incentive held by an executive officer vests and becomes exercisable immediately upon a Change in Control;

•

any outstanding LTIP Award will be paid in common shares equal to the greater of (i) the target LTIP Award or (ii) the LTIP Award that would be payable at the end of the performance period assuming a level of financial performance equivalent to that existing at the fiscal quarter end immediately preceding the date of the Change in Control;

•

upon a Change in Control, all amounts previously deferred by the executive under the Executive Deferral Plan, together with a “make whole” amount designed to compensate the executive for the lost opportunity to continue to defer receipt of such income (and the earnings thereon) pursuant to elections made under the Executive Deferral Plan, will be paid to the executive; and

•

upon a Change in Control, under the Supplemental Retirement Program each participant will receive three additional years of age and service credit, a lump-sum payment equal to the present value of the participant’s vested benefit under the Supplemental Retirement Program, and a “gross-up” payment to offset the effect, if any, of the excise tax imposed by Section 4999 of the Internal Revenue Code on such lump sum payment.

In determining the amounts payable upon a Change in Control reported in the following tables, the following assumptions or principles were used.

•	We used the same assumptions in “Payments Generally Available” described above.

•	We assumed that the Change in Control met the requirements of a Change in Control under Section 409A of the Internal Revenue Code unless otherwise noted.

•

For Stock Incentives that vested on the triggering event, we valued the Stock Incentives at an amount per share equal to the difference between our closing stock price on June 30, 2015 ($116.33) and the grant price per share for each of the Stock Incentives.

•

For lump sum present values for the Supplemental Retirement Program, we assumed a 0.75% discount rate for a Change in Control that meets the requirements under Section 409A of the Internal Revenue Code and a 3.40% discount rate for a Change in Control that does not meet the requirements of Section 409A. In both instances, we used the life expectancy based on 1983 Group Annuity Mortality Table (80% male) (other than Mr. Marten, whose lump sum was based on the applicable mortality table under Section 417(e) of the Internal Revenue Code for 2015).

•

To calculate the value of the LTIP Awards, we assumed a payout of 100% of the target LTIP Award and used our closing stock price on June 30, 2015 ($116.33). Because the payout of the LTIP Awards is dependent upon the financial performance against the Peer Group equivalent to that existing at the fiscal quarter end immediately preceding the date of the Change in Control, a Named Executive Officer’s actual payout could range from a minimum of zero to a maximum of 200% of the Named Executive Officer’s target LTIP Award.

•

Although Mr. Washkewicz terminated his Change in Control Severance Agreement effective February 1, 2015, each of our 2009 Omnibus Stock Incentive Plan, Pension Plan, Pension Restoration Plan, Supplemental Retirement Program, Executive Deferral Plan and Officer LTIP Plan have change in control provisions which would provide him with the above described “Payments Upon a Change in Control.”

Payments upon a Qualifying Termination in Connection with a Change in Control

Each of the Change in Control Agreements requires two triggering events to result in any severance payments to the Named Executive Officers:

•	Change in Control; and

•	termination of the employment of the Named Executive Officer in connection with a Change in Control.

Each Change in Control Agreement provides that, if the employment of the Named Executive Officer is terminated during the three years following a Change in Control, or prior to a Change in Control, where the termination was in anticipation of the Change in Control, either by us without “Cause” (as defined in the Change in Control Agreements) or by the Named Executive Officer for “Good Reason” (as described below), the Named Executive Officer shall be entitled to receive the “Payments upon a Change in Control” described above and the following:

•	pro rata base salary, unused vacation, and annual cash and long-term incentive compensation for the year of termination of employment;

•	severance pay equal to three times the executive’s annual base salary and annual cash incentive compensation, other than Converted RONA Bonuses;

•	continuation of welfare benefits (e.g., medical, life insurance, disability coverage) for a period of three years;

•

to the extent not previously received, all amounts previously deferred under our non-qualified income deferral plans, together with a “make-whole” amount as described above, where the Named Executive Officer’s termination occurs within two years of a Change in Control that constitutes a “change in control” as defined under Section 409A of the Internal Revenue Code; and

•	a “gross-up” payment to offset the effect, if any, of the excise tax imposed by Section 4999 of the Internal Revenue Code.

•

Mr. Washkewicz would be entitled to the payments above except his severance pay and his medical and dental benefits would be the same as “Payments Upon a Termination Without Cause” and he would not receive continued life insurance or disability coverage.

“Good Reason” for termination of employment by the Named Executive Officer includes, without limitation, diminution in duties, reduction in compensation or benefits, relocation, or termination of employment by the executive for any or no reason during the 180-day period beginning on the 91st day after the Change in Control.

The following tables illustrate the payments that each Named Executive Officer would have received if any of the triggering events occurred on June 30, 2015.

Thomas L. Williams

	Death	Long-Term Disability	Retirement	Termination for Cause or Resignation	Termination without Cause	Change in Control	Qualifying Termination in Connection with a Change in Control
Severance Pay	—	—	—	—	179,850	—	6,750,000
Accelerated Vesting of Stock Incentives	731,674	731,674	—	—	—	731,674	731,674
Pension Plan	142,252	287,278	287,278	287,278	287,278	287,278	287,278
Pension Restoration Plan	675,399	1,492,280	1,492,280	1,492,280	1,492,280	1,492,280(1)	1,492,280
Supplemental Retirement Program	7,758,464	7,964,090	—	—	7,964,090	23,400,231(1)	23,400,231(2)
Executive Deferral Plan	—	—	—	—	—	3,137(1)	3,137
LTIP Awards	3,540,891	3,540,891	3,540,891	—	—	7,445,818	7,445,818
Executive Long-Term Disability Benefit	—	396,000	—	—	—	—	—
Executive Long-Term Disability Premiums	—	—	—	—	—	—	16,601
Medical and Dental Benefits	—	10,202	—	—	5,101	—	61,211
Officer Life Insurance Benefit	3,400,000	—	—	—	—	—	—
Officer Life Insurance Premiums	—	308,902	0	—	—	—	359,657
Excise and Related Income Tax Gross-Up	—	—	—	—	—	11,923,967	24,136,353
Vacation Pay	40,936	40,936	40,936	40,936	40,936	40,936	40,936
Total	16,289,616	14,772,253	5,361,385	1,820,494	9,969,535	45,325,321	64,725,176

(1)	If the Change in Control does not meet the requirements of a Change in Control under Section 409A of the Internal Revenue Code, payment at the time of the Change in Control is “0.” There would also be a corresponding reduction in the excise and related income tax gross-up and in his total payments.

(2)	If the Change in Control does not meet the requirements of a Change in Control under Section 409A of the Internal Revenue Code, payment at the time of the qualifying termination in connection with a Change in Control is $17,386,458. There would also be a corresponding reduction in the excise and related income tax gross-up and in his total payments.

Jon P. Marten

	Death	Long-Term Disability	Retirement	Termination for Cause or Resignation	Termination without Cause	Change in Control	Qualifying Termination in Connection with a Change in Control
Severance Pay	—	—	—	—	328,734	—	3,812,170
Accelerated Vesting of Stock Incentives	494,263	494,263	—	—	—	494,263	494,263
Pension Plan	468,624	903,574	903,574	903,574	903,574	903,574	903,574
Pension Restoration Plan	1,404,995	2,733,193	2,733,193	2,733,193	2,733,193	2,733,193(1)	2,733,193
Supplemental Retirement Program	7,023,401	5,773,804	—	—	5,773,804	11,394,318(1)	11,394,318	(2)
Executive Deferral Plan	—	—	—	—	—	24,174(1)	24,174
LTIP Awards	1,620,574	1,620,574	1,620,574	—	—	3,015,855	3,015,855
Executive Long-Term Disability Benefit	—	396,000	—	—	—	—	—
Executive Long-Term Disability Premiums	—	—	—	—	—	—	23,696
Medical and Dental Benefits	—	10,636	—	—	5,318	—	63,814
Officer Life Insurance Benefit	2,630,000	—	—	—	—	—	—
Officer Life Insurance Premiums	—	233,916	—	—	—	—	248,626
Excise and Related Income Tax Gross- Up	—	—	—	—	—	8,786,236	11,201,235
Vacation Pay	45,419	45,419	45,419	45,419	45,419	45,419	45,419
Total	13,687,276	12,211,379	5,302,760	3,682,186	9,790,042	27,397,032	33,960,337

(1)	If the Change in Control does not meet the requirements of a Change in Control under Section 409A of the Internal Revenue Code, payment at the time of the Change in Control is “0.” There would also be a corresponding reduction in the excise and related income tax gross-up and in his total payments.

(2)	If the Change in Control does not meet the requirements of a Change in Control under Section 409A of the Internal Revenue Code, payment at the time of the qualifying termination in connection with a Change in Control is $7,523,591. There would also be a corresponding reduction in the excise and related income tax gross-up and in his total payments.

Donald E. Washkewicz

	Death	Long-Term Disability	Retirement	Termination for Cause or Resignation	Termination without Cause	Change in Control	Qualifying Termination in Connection with a Change in Control
Severance Pay	—	—	—	—	424,986	0	424,986(1)
Accelerated Vesting of Stock Incentives	2,651,157	2,651,157	—	—	—	2,651,157	2,651,157
Pension Plan	1,499,429	2,898,531	2,898,531	2,898,531	2,898,531	2,898,531	2,898,531
Pension Restoration Plan	9,041,830	17,832,168	17,832,168	17,832,168	17,832,168	17,832,168(2)	17,832,168
Supplemental Retirement Program	18,803,727	11,017,893	11,017,893	11,017,893	11,017,893	11,017,893(2)	11,017,893(3)
Executive Deferral Plan	—	—	—	—	—	18,744(2)	18,744
LTIP Awards	7,396,455	7,396,455	10,565,672	—	—	14,081,747	14,081,747
Executive Long-Term Disability Benefit	—	396,000	—	—	—	—	—
Medical and Dental Benefits	—	9,093	—	—	4,546	0	4,546(1)
Excise and Related Income Tax Gross-Up	—	—	—	—	—	0	0
Vacation Pay	16,310	16,310	16,310	16,310	16,310	16,310	16,310
Total	39,408,908	42,217,607	42,330,574	31,764,902	32,194,434	48,516,550	48,946,082

(1)	Since Mr. Washkewicz terminated his Change in Control Agreement effective February 1, 2015, if he were to be terminated in connection with a Change in Control, he would be entitled to the same severance pay and medical and dental benefits as if he had terminated without cause.

(2)	If the Change in Control does not meet the requirements of a Change in Control under Section 409A of the Internal Revenue Code, payment at the time of the Change in Control is “0.”

(3)	If the Change in Control does not meet the requirements of a Change in Control under Section 409A of the Internal Revenue Code, payment at the time of the qualifying termination in connection with a Change in Control is still $11,017,893.

Lee C. Banks

	Death	Long-Term Disability	Retirement	Termination for Cause or Resignation	Termination without Cause	Change in Control	Qualifying Termination in Connection with a Change in Control
Severance Pay	—	—	—	—	375,949	—	5,004,930
Accelerated Vesting of Stock Incentives	731,674	731,674	—	—	—	731,674	731,674
Pension Plan	197,368	421,739	421,739	421,739	421,739	421,739	421,739
Pension Restoration Plan	940,632	2,521,856	2,424,772	2,424,772	2,424,772	2,424,772(1)	2,424,772
Supplemental Retirement Program	6,868,394	6,720,397	—	—	—	15,030,466(1)	15,030,466(2)
Executive Deferral Plan	—	—	—	—	—	1,818,269(1)	1,818,269
LTIP Awards	2,767,394	2,767,394	—	—	—	5,547,894	5,547,894
Executive Long-Term Disability Benefit	—	396,000	—	—	—	—	—
Executive Long-Term Disability Premiums	—	—	—	—	—	—	12,918
Medical and Dental Benefits	—	9,740	—	—	4,870	—	58,438
Officer Life Insurance Benefit	3,400,000	—	—	—	—	—	—
Officer Life Insurance Premiums	—	121,663	—	—	—	—	245,480
Excise and Related Income Tax Gross-Up	—	—	—	—	—	13,109,184	16,496,547
Vacation Pay	54,368	54,368	54,368	54,368	54,368	54,368	54,368
Total	14,959,830	13,744,831	2,900,879	2,900,879	3,281,698	39,138,366	47,847,495

(1)	If the Change in Control does not meet the requirements of a Change in Control under Section 409A of the Internal Revenue Code, payment at the time of the Change in Control is “0.” There would also be a corresponding reduction in the excise and related income tax gross-up and in his total payments.
(2)	If the Change in Control does not meet the requirements of a Change in Control under Section 409A of the Internal Revenue Code, payment at the time of the qualifying termination in connection with a Change in Control is $10,053,685. There would also be a corresponding reduction in the excise and related income tax gross-up and in his total payments.

Daniel S. Serbin

	Death	Long-Term Disability	Retirement	Termination for Cause or Resignation	Termination without Cause	Change in Control		Qualifying Termination in Connection with a Change in Control
Severance Pay	—	—	—	—	279,989	—		3,058,471
Accelerated Vesting of Stock Incentives	292,071	292,071	—	—	—	292,071		292,071
Pension Plan	611,189	1,289,258	1,289,258	1,289,258	1,289,258	1,289,258		1,289,258
Pension Restoration Plan	1,325,334	2,901,875	2,901,875	2,901,875	2,901,875	2,901,875	(1)	2,901,875
Supplemental Retirement Program	4,649,769	3,588,207	3,588,207	3,588,207	3,588,207	6,374,059	(1)	6,374,059(2)
Executive Deferral Plan	—	—	—	—	—	0		0
LTIP Awards	915,381	915,381	1,326,860	—	—	1,766,006		1,766,006
Executive Long-Term Disability Benefit	—	396,000	—	—	—	—		—
Executive Long-Term Disability Premiums	—	—	—	—	—	—		16,942
Medical and Dental Benefits	—	5,988	—	—	2,994	—		35,926
Officer Life Insurance Benefit	1,680,000	—	—	—	—	—		—
Officer Life Insurance Premiums	—	72,113	0	—	—	—		150,776
Excise and Related Income Tax Gross-Up	—	—	—	—	—	0		3,995,788
Vacation Pay	42,982	42,982	42,982	42,982	42,982	42,982		42,982
Total	9,516,726	9,503,875	9,149,182	7,822,322	8,105,305	12,666,251		19,924,154

(1)	If the Change in Control does not meet the requirements of a Change in Control under Section 409A of the Internal Revenue Code, payment at the time of the Change in Control is “0.”

(2)	If the Change in Control does not meet the requirements of a Change in Control under Section 409A of the Internal Revenue Code, payment at the time of the qualifying termination in connection with a Change in Control is $4,443,580. There would also be a corresponding reduction in the excise and related income tax gross-up and in his total payments.

Robert W. Bond

	Death	Long-Term Disability	Retirement	Termination for Cause or Resignation	Termination without Cause	Change in Control		Qualifying Termination in Connection with a Change in Control
Severance Pay	—	—	—	—	274,342	—		2,892,302
Accelerated Vesting of Stock Incentives	347,933	347,933	—	—	—	347,933		347,933
Pension Plan	384,999	774,770	774,770	774,770	774,770	774,770		774,770
Pension Restoration Plan	1,047,646	2,202,770	2,202,770	2,202,770	2,202,770	2,202,770	(1)	2,202,770
Supplemental Retirement Program	5,348,261	4,414,390	—	—	4,414,390	8,084,922	(1)	8,084,922(2)
Executive Deferral Plan	—	—	—	—	—	243,759	(1)	243,759
LTIP Awards	983,182	983,182	983,182	—	—	1,853,137		1,853,137
Executive Long-Term Disability Benefit	—	396,000	—	—	—	—		—
Executive Long-Term Disability Premiums	—	—	—	—	—	—		17,081
Medical and Dental Benefits	—	9,310	—	—	4,655	—		55,858
Officer Life Insurance Benefit	1,646,100	—	—	—	—	—		—
Officer Life Insurance Premiums	—	61,320	0	—	—	—		154,461
Excise and Related Income Tax Gross-Up	—	—	—	—	—	0		6,534,550
Vacation Pay	47,878	47,878	47,878	47,878	47,878	47,878		47,878
Total	9,805,999	9,237,553	4,008,600	3,025,418	7,718,805	13,555,169		23,209,421

(1)	If the Change in Control does not meet the requirements of a Change in Control under Section 409A of the Internal Revenue Code, payment at the time of the Change in Control is “0.”

(2)	If the Change in Control does not meet the requirements of a Change in Control under Section 409A of the Internal Revenue Code, payment at the time of the qualifying termination in connection with a Change in Control is $5,688,497. There would also be a corresponding reduction in the excise and related income tax gross-up and in his total payments.

DIRECTOR COMPENSATION FOR FISCAL YEAR 2015

The following table sets forth compensation information for our non-employee Directors for fiscal year 2015.

Name(1)	Fees Earned or Paid in Cash ($)(2)	Stock Awards ($)(3)	All Other Compensation ($)(4)	Total ($)
Robert G. Bohn	120,000	127,501	2,185	249,686
Linda S. Harty	136,734	127,501	2,185	266,420
William E. Kassling	120,000	127,501	7,185	254,686
Robert J. Kohlhepp	151,936	127,501	2,185	281,622
Kevin A. Lobo	120,000	127,501	2,185	249,686
Klaus-Peter Müller	120,000	127,501	2,185	249,686
Candy M. Obourn	133,468	127,501	2,185	263,154
Joseph Scaminace	120,000	127,501	2,185	249,686
Wolfgang R. Schmitt	120,000	127,501	2,185	249,686
Åke Svensson	120,000	127,501	2,185	249,686
James L. Wainscott	129,334	127,501	12,185	269,020

(1)	Thomas L. Williams, our Chief Executive Officer, Donald E. Washkewicz, our Chairman of the Board, and Lee C. Banks, our President and Chief Operating Officer, are not included in this table because they are Named Executive Officers and received no additional compensation in their capacities as Directors. The compensation paid by us to each of Messrs. Williams, Washkewicz and Banks in fiscal year 2015 is reflected in the Summary Compensation Table on page 52.

(2)	During fiscal year 2015, Ms. Harty elected to defer all of her annual retainer ($136,734) under our Deferred Compensation Plan for Directors.

(3)	This column represents the aggregate grant date fair value of a restricted stock award under our 2004 Non-Employee Directors’ Stock Incentive Plan granted in fiscal year 2015 in the amount of 1,156 shares granted to each of our non-employee Directors. The amount was computed in accordance with FASB ASC Topic 718 and was calculated using the average of the high and low stock price on the date of grant.

There were no forfeitures of stock awards by any of our non-employee Directors during fiscal year 2015. As of June 30, 2015, each Director had the following aggregate number of unvested restricted stock awards: 1,156 shares.

(4)	The amounts reported in this column include (a) the dividends earned on the restricted stock awards granted in fiscal year 2015 reported in footnote 3 to this table and (b) the following matching gifts under our Matching Gifts Program: Mr. Kassling—$5,000; and Mr. Wainscott—$10,000.

Compensation of Directors

Directors who are also our employees do not receive any additional compensation for their services as Directors. During fiscal year 2015, non-employee Directors received an annual retainer, meeting fees (if applicable), and a restricted stock award. Our non-employee Directors are also eligible to participate in our Matching Gifts Program as described in the Compensation Discussion and Analysis on page 50 of this Proxy Statement. The following annual retainers of the non-employee Directors were approved on August 15, 2012 and August 13, 2014, respectively:

	Approved August 15, 2012	Approved August 13, 2014
	From 10/24/2012 through 10/21/2014	Effective beginning 10/22/2014
Annual retainer for Corporate Governance and Nominating Committee Chair:	$145,000	$155,000
Annual retainer for Audit Committee Chair:	$135,000	$137,500
Annual retainer for Human Resources and Compensation Committee Chair:	$130,000	$135,000
Annual retainer for the Finance Committee Chair:	$127,500	$130,000
Annual retainer for non-chair committee members:	$120,000	$120,000

In addition to the annual retainers described above, non-employee Directors were entitled to receive a $2,000 fee for attending each Board of Directors or Committee meeting that exceeds the number of regularly scheduled Board of Directors or Committee meetings in a fiscal year by more than two. During fiscal year 2015, neither the Board of Directors nor any of the Committees met more than two times beyond their regularly scheduled meetings.

During fiscal year 2015, Directors could elect to defer all or a portion of their annual retainers under our Deferred Compensation Plan for Directors.

Each Director who was serving as a Director on October 22, 2014 and who was not a current or retired employee was granted 1,156 shares of restricted stock as of October 23, 2014 under our 2004 Non-Employee Directors Stock Incentive Plan. The original terms of the shares provide that the shares will vest 100% on October 28, 2015, except that if a Director ceases to be a Director for any reason prior to October 28, 2015, a pro-rated portion of her or his restricted shares will vest immediately on the date of termination and the remaining shares will be forfeited. All shares of restricted stock earn dividends payable directly to each Director to whom they are issued.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of our Board of Directors consists of six Directors, each of whom is independent as defined in our Independence Standards for Directors and in compliance with the independence standards applicable to audit committee members in the listing standards of the New York Stock Exchange and under the federal securities laws. The responsibilities of the Audit Committee are set forth in a written Audit Committee Charter, a copy of which is available on the Corporate Governance page of our investor relations website at www.phstock.com.

In fulfilling its responsibilities, the Audit Committee has reviewed and discussed our audited consolidated financial statements for the fiscal year ended June 30, 2015 with management and with Deloitte & Touche LLP, or D&T, our independent registered public accounting firm for the fiscal year ended June 30, 2015.

The Audit Committee has discussed with D&T the matters required to be discussed by the statement on Auditing Standards No. 16, “Communication with Audit Committees,” as adopted by the Public Company Accounting Oversight Board. In addition, the Audit Committee has received and reviewed the written disclosures and letter from D&T required by applicable requirements of the Public Company Accounting Oversight Board regarding D&T’s communications with the Audit Committee concerning independence, and has discussed with D&T their independence.

Based on the reviews and discussions described above, the Audit Committee recommended to our Board of Directors that our audited consolidated financial statements for the fiscal year ended June 30, 2015 be included in our Annual Report on Form 10-K for the fiscal year ended June 30, 2015 filed with the SEC.

Audit Committee:

Linda S. Harty, Chair

Robert G. Bohn

William E. Kassling

Kevin A. Lobo

Wolfgang R. Schmitt

Åke Svensson

ITEM 4 – RATIFICATION OF THE

APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of our Board of Directors recommends ratification of its appointment of D&T as the independent registered public accounting firm to audit our financial statements as of and for the fiscal year ending June 30, 2016. D&T served as the independent registered public accounting firm to audit our financial statements as of and for the fiscal year ended June 30, 2015. A representative of D&T is expected to be present at the Annual Meeting of Shareholders and available to respond to appropriate questions, and will have an opportunity to make a statement if he or she desires to do so. Ratification of the appointment of D&T as the independent registered public accounting firm for the fiscal year ending June 30, 2016 requires the affirmative vote of the holders of at least a majority of the shares of our common stock present or represented and entitled to vote on the proposal at the Annual Meeting of Shareholders.

Audit Fees.    The aggregate fees billed or expected to be billed by D&T for the fiscal years ended June 30, 2015 and June 30, 2014 for auditing our annual consolidated financial statements, reviewing our interim financial statements included in our Quarterly Reports on Form 10-Q filed with the SEC and services normally provided in connection with statutory and regulatory filings or engagements were $8.79 million and $9.29 million, respectively.

Audit-Related Fees.    The aggregate fees billed or expected to be billed by D&T during the fiscal years ended June 30, 2015 and June 30, 2014 for assurance and related services provided to us that are reasonably related to the performance of the audit or review of our financial statements and are not included in “Audit Fees” above were $15,000 and $20,984, respectively. The fees billed related primarily to audit procedures required to respond to or comply with financial, accounting or regulatory reporting matters and internal control reviews and reporting requirements.

Tax Fees.    The aggregate fees billed or expected to be billed by D&T during the fiscal years ended June 30, 2015 and June 30, 2014 with respect to tax compliance services, such as global assistance in preparing various types of tax returns, were $1.51 million and $2.19 million, respectively, and for tax planning services, were $313,476 and $52,504, respectively.

All Other Fees.    The aggregate fees billed or expected to be billed by D&T during the fiscal years ended June 30, 2015 and June 30, 2014 that are not included in the above categories were $677 and $2,157, respectively, for training sessions.

Audit Committee Pre-Approval Policies and Procedures.    In accordance with the SEC’s rules issued pursuant to the Sarbanes-Oxley Act of 2002, which require, among other things, that the Audit Committee pre-approve all audit and non-audit services provided by our independent registered public accounting firm, the Audit Committee has adopted a formal policy on auditor independence requiring the approval by the Audit Committee of all professional services rendered by our independent registered public accounting firm. The policy specifically pre-approves certain services up to a budgeted amount to be determined annually by the Audit Committee. All other services require Audit Committee approval on a case-by-case basis.

All of the services described in “Audit-Related Fees,” “Tax Fees” and “All Other Fees” were approved by the Audit Committee in accordance with our formal policy on auditor independence.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE PROPOSAL TO RATIFY THE APPOINTMENT OF D&T AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING JUNE 30, 2016.

ITEM 5 – PROPOSAL TO APPROVE THE COMPENSATION OF OUR

NAMED EXECUTIVE OFFICERS ON A NON-BINDING, ADVISORY BASIS

In accordance with the requirements of Section 14A of the Securities Exchange Act of 1934 (adopted under the Dodd-Frank Wall Street Reform and Consumer Protection Act) and the related SEC rules, we are providing our shareholders with the opportunity to vote to approve, on a non-binding, advisory basis, the compensation of the Named Executive Officers as disclosed on pages 23-73 of this Proxy Statement. We encourage our shareholders to carefully read this Proxy Statement in its entirety before voting on this Item 5.

Currently, the non-binding, advisory vote on the compensation of the Named Executive Officers is scheduled to be conducted annually. The next non-binding, advisory vote on the compensation of the Named Executive Officers is expected to take place at our 2016 Annual Meeting of Shareholders.

As described in detail throughout our Compensation Discussion and Analysis beginning on page 23 of this Proxy Statement, and as summarized in the “Executive Summary — Fiscal Year 2015” section beginning on page 23 of this Proxy Statement, our executive compensation program features, among other things, the following:

•

A “pay-for-performance” structure which ensures that a significant portion of the compensation for our executive officers is “at-risk,” is dependent on the short-term and long-term performance of our business and encourages and rewards performance that drives the key goals, operational priorities and metrics that we use to profitably grow our business and enhance shareholder value;

•

A structure which ensures that our executive compensation program aligns the interests of our executive officers and our shareholders, is not overly weighted towards annual cash incentive compensation and does not otherwise have the potential to threaten long-term shareholder value by promoting unnecessary or excessive risk-taking by our executive officers;

•

A structure consistent with our philosophy of targeting executive compensation at market median, which allows us to remain competitive with companies that compete with us for talented employees and shareholder investment;

•

Various executive compensation practices that contribute to good corporate governance, including a “claw-back policy,” stock ownership guidelines for Directors and executive officers, hedging, pledging and other stock ownership restrictions, and an annual compensation risk review; and

•

Detailed and effective oversight and decision-making by a highly-independent Board of Directors and a Human Resources and Compensation Committee consisting entirely of independent directors that retains an independent executive compensation consultant.

The vote on this Item 5 is non-binding and advisory in nature, which means that the vote is not binding on us, our Board of Directors or any of the Committees of our Board of Directors. However, our Board of Directors values the views of our shareholders and our Board of Directors and Human Resources and Compensation Committee will review the results of the vote and take them into account when addressing future compensation policies and decisions.

Our Board of Directors believes that our executive compensation program is reasonable and well-structured, satisfies its objectives and philosophies and is worthy of shareholder support. Accordingly, our Board of Directors requests that our shareholders vote to approve the following resolution:

RESOLVED, that the compensation paid to our Named Executive Officers, as disclosed pursuant to the rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, compensation tables and narrative discussions, is approved on a non-binding, advisory basis.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE APPROVAL OF THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT ON A NON-BINDING, ADVISORY BASIS.

ITEM 6 – APPROVAL OF THE PARKER-HANNIFIN CORPORATION

2015 PERFORMANCE BONUS PLAN

Subject to shareholder approval at the 2015 Annual Meeting of Shareholders, on August 13, 2015 our Board of Directors unanimously approved the Parker-Hannifin Corporation 2015 Performance Bonus Plan, which we refer to as the 2015 Plan, to be effective as of October 28, 2015. We currently maintain the Parker-Hannifin Corporation 2010 Performance Bonus Plan, which we refer to as the Current Plan. The Current Plan will expire on October 28, 2015; however, any awards granted under the Current Plan prior to October 28, 2015 will remain in effect until the expiration of such awards.

Purpose

The purpose of the 2015 Plan is to attract and retain key executives and to provide such persons with incentives for superior performance. Incentive bonuses paid under the 2015 Plan are intended to constitute qualified “performance-based compensation” for purposes of Section 162(m) of the Internal Revenue Code, as amended, which we refer to as Section 162(m), and Section 1.162-27 of the Treasury Regulations promulgated thereunder. Section 162(m) sets a limit of $1,000,000 on the amount we can deduct for compensation paid to each of our Chief Executive Officer and the three other most highly compensated executive officers other than the Chief Financial Officer, unless that compensation constitutes “performance-based compensation.” Among other things, “performance-based compensation” must be paid pursuant to a plan approved by our shareholders.

Summary of Terms

The principal features of the 2015 Plan are summarized below. The full text of the 2015 Plan is attached as Annex B to this Proxy Statement, and the following summary is qualified in its entirety by reference to Annex B which is incorporated into this Proxy Statement by reference.

Administration

The 2015 Plan will be administered by the Human Resources and Compensation Committee or any other committee that is appointed by our Board of Directors to administer the 2015 Plan and that consists of at least two “outside directors” as defined under Section 162(m) and Section 1.162-27(e)(3) of the Treasury Regulations, which for purposes of this description of the 2015 Plan we refer to as the Human Resources and Compensation Committee. The Human Resources and Compensation Committee will have full power and authority to administer the 2015 Plan, including the exclusive right to establish Management Objectives (as defined below) and the amount of any incentive bonuses payable upon achievement of such objectives.

Eligible Executives

Participation in the 2015 Plan will be limited to “Eligible Executives,” which is defined as our Chief Executive Officer and any other executive officer or other employee designated by the Human Resources and Compensation Committee. If the 2015 Plan is approved at this Annual Meeting of Shareholders, we will initially have 18 Eligible Executives participating in the 2015 Plan.

Management Objectives

An Eligible Executive’s right to receive a bonus under the 2015 Plan is based on achievement of one or more established short-term or long-term performance goals, referred to as “Management Objectives.” Management Objectives may be described in terms of corporate-wide objectives or objectives that are related to the performance of the individual Eligible Executive or of the subsidiary, division, department or function in which the Eligible Executive is employed. The Management Objectives shall be limited to specified levels of, growth in, or relative peer company performance in one or more of the following:

•	earnings per share;

•	return on invested capital;

•	return on total capital;

•	return on total assets;

•	return on net assets;

•	return on equity;

•	total shareholder return;

•	revenue;

•	cash flow, free cash flow or free cash flow margin;

•	net income;

•	operating profit;

•	pre-tax income;

•	earnings before interest, taxes, depreciation and/or amortization costs;

•	productivity;

•	customer satisfaction;

•	employee satisfaction;

•	economic value added; and

•	stock price.

Awards

Not later than the earlier of (i) the 90th day of each “Performance Period,” which is defined as a period of time established by the Human Resources and Compensation Committee, in its sole discretion, within which the Management Objectives relating to an incentive bonus are to be achieved, or (ii) the expiration of 25% of the Performance Period, the Human Resources and Compensation Committee will establish the Management Objective(s) for each incentive bonus granted to an Eligible Executive for such Performance Period and the amount of incentive bonus payable (or formula for determining such amount) upon full achievement of the specified Management Objectives. With respect to any Performance Period, the Human Resources and Compensation Committee may grant to any Eligible Executive more than one short-term incentive bonus, and more than one long-term incentive bonus, as applicable. In the case of short-term awards, achievement of Management Objectives will be measured over a Performance Period of one year or less and, in the case of long-term awards, achievement of the Management Objectives will be measured over a Performance Period greater than one year. The Human Resources and Compensation Committee may further specify in respect of the specified Management Objectives for an incentive bonus a minimum acceptable level of achievement below which no incentive bonus payment will be made and will set forth a formula for determining the amount of any payment to be made if performance is at or above the minimum acceptable level but falls short of full achievement of the specified Management Objectives. The Management Objectives established by the Human Resources and Compensation Committee for an incentive bonus will have any reasonable definitions that the Human Resources and Compensation Committee may specify within the period specified above, which may include or exclude any items specified by the Human Resources and Compensation Committee, including but not limited to any or all of the following items:

•	discontinued operations;

•	extraordinary, unusual, non-recurring or special items;

•	effects of accounting changes;

•	effects of currency or interest rate fluctuations;

•	effects of financing activities;

•	changes in tax rates;

•	expenses for restructuring or productivity initiatives;

•	litigation losses;

•	non-operating items;

•	effects of acquisitions or divestitures; and

•	changes of law or regulation affecting our business.

The Human Resources and Compensation Committee may not modify any terms of awards established, except to the extent that after such modification the incentive bonus would continue to constitute qualified “performance-based compensation” for purposes of Section 162(m).

The Human Resources and Compensation Committee retains the discretion to reduce the amount of any incentive bonus that would be otherwise payable to an Eligible Executive (including a reduction in such amount to zero).

Notwithstanding any other provision of the 2015 Plan to the contrary, in no event will the aggregate amount of the short-term incentive bonuses paid to an Eligible Executive under the 2015 Plan for any Performance Period exceed:

(i)	in the case of the Chief Executive Officer, either $4 million or 300% of base salary; and

(ii)	in the case of all other Eligible Executives, either $2 million or 200% of base salary.

Notwithstanding any other provision of the 2015 Plan to the contrary, in no event will the aggregate amount of the long-term incentive bonuses paid to an Eligible Executive under the 2015 Plan for any Performance Period exceed:

(i)	in the case of the Chief Executive Officer, either $8.5 million in cash or, subject to adjustment, 200,000 shares of our common stock; and

(ii)	in the case of all other Eligible Executives, either $3.5 million in cash or, subject to adjustment, 100,000 shares of our common stock.

Committee Certification

As soon as reasonably practicable after the end of each Performance Period, the Human Resources and Compensation Committee will determine whether each Management Objective has been achieved and the amount of any incentive bonus to be paid to each Eligible Executive for such Performance Period and will certify such determinations in writing.

Payment of Incentive Bonuses

Short-term incentive bonuses will be paid in cash and long-term incentive bonuses may, at the discretion of the Human Resources and Compensation Committee, be paid in cash and/or shares of our common stock (or any award based on or denominated in shares of our common stock) issued pursuant to our equity compensation plans in existence at the time of the grant. Incentive bonuses paid in cash may be deferred under our Executive Deferral Plan, subject to the terms and conditions of such plan.

Amendment and Termination

The Human Resources and Compensation Committee may amend the 2015 Plan from time to time, provided that (a) any such amendment is subject to shareholder approval to the extent required to satisfy Section 162(m), (b) any such amendment will not, after the end of the applicable Performance Period, cause the amount payable to be increased as compared to the amount that would have been paid in accordance with the terms established within such period, and (c) the Human Resources and Compensation Committee may not amend or terminate the Plan in any manner that would cause any incentive bonus to fail to constitute

“performance-based compensation” for purposes of Section 162(m). The Human Resources and Compensation Committee may also terminate the plan at any time.

Claw-back Policy

Each incentive bonus granted pursuant to the 2015 Plan will be subject to the terms and conditions of our “claw-back policy.”

Effective Date

Subject to approval by our shareholders, the 2015 Plan shall become effective for the Performance Periods commencing with or during fiscal year 2016, and will remain effective for all incentive bonuses awarded prior to the Annual Meeting of Shareholders held in the 2021 fiscal year, subject to any further shareholder approvals (or re-approvals) mandated for performance-based compensation under Section 162(m).

Federal Income Tax Consequences

Under present federal income tax law, a 2015 Plan participant will be taxed at ordinary income rates on the amount of any payment received pursuant to the 2015 Plan. Generally, and subject to the provisions of Section 162(m), we will receive a federal income tax deduction corresponding to the amount of income recognized by a 2015 Plan participant.

2015 Plan Benefits

Because the 2015 Plan gives the Human Resources and Compensation Committee discretion in designating the Eligible Executives and establishing target incentive bonuses (subject to the per person limits noted above) and the Human Resources and Compensation Committee has discretion to reduce the amount of benefits that will be payable under the 2015 Plan, it is not possible to determine the amount of the benefits that may become payable under the 2015 Plan.

No short-term or long-term incentive bonuses have been granted, awarded or received under the 2015 Plan. Future short-term and long-term incentive bonuses awarded under the 2015 Plan will be granted by the Human Resources and Compensation Committee, in its discretion, and the amount of any such short-term or long-term incentive bonuses to our Eligible Executives is not currently determinable.

If the 2015 Plan is not approved by our shareholders, no bonuses will be granted, awarded or received under the 2015 Plan.

Required Vote for Approval

Approval of the Parker-Hannifin Corporation 2015 Performance Bonus Plan requires the affirmative vote of the holders of at least a majority of the shares of our common stock present or represented and entitled to vote on this proposal at this Annual Meeting of Shareholders. Abstentions and broker non-votes will have the same effect as a vote against this proposal.

OUR BOARD OF DIRECTORS HAS APPROVED THE PARKER-HANNIFIN CORPORATION 2015 PERFORMANCE BONUS PLAN AND RECOMMENDS A VOTE FOR APPROVAL OF THE PARKER-HANNIFIN CORPORATION 2015 PERFORMANCE BONUS PLAN.

PRINCIPAL SHAREHOLDERS

The following table sets forth, as of July 31, 2015 except as otherwise indicated, the name and address of each person believed to be a beneficial owner of more than 5% of our common shares and the number of common shares and the percentage so owned, as well as the beneficial ownership of our common shares by our Directors, the Named Executive Officers and all of our Directors and executive officers as a group.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(a)		Percentage of Class(b)
BlackRock Inc. 55 East 52nd Street New York, NY 10022	9,281,713	(c)	6.20%
Capital World Investors 333 South Hope Street Los Angeles, CA 90071	12,367,400	(d)	8.30%
The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	8,681,231	(e)	5.84%
Robert G. Bohn	6,858
Linda S. Harty	9,998
William E. Kassling	27,476	(f)
Robert J. Kohlhepp	32,319
Kevin A. Lobo	3,279
Klaus-Peter Müller	32,134
Candy M. Obourn	14,436
Joseph Scaminace	15,797
Wolfgang R. Schmitt	26,145
Åke Svensson	5,317
James L. Wainscott	10,858
Thomas L. Williams	256,403	(g)
Jon P. Marten	107,362	(h)
Donald E. Washkewicz	1,799,450	(i)	1.28%
Lee C. Banks	250,447	(j)
Daniel S. Serbin	119,102	(k)
Robert W. Bond	163,634	(l)
All Directors and executive officers as a group (29 persons)	3,55,173	(m)	2.53%

(a)	Unless otherwise indicated, the beneficial owner has sole voting and investment power.

(b)	Other than Mr. Washkewicz, no Director or executive officer beneficially owned more than 1% of our common shares as of July 31, 2015.

(c)	Pursuant to a statement filed by BlackRock Inc. with the SEC on January 30, 2015 in accordance with Rule 13d-1(b) of the Securities Exchange Act of 1934, BlackRock Inc. has reported that, as of December 31, 2014, it had sole voting power over 7,503,289 common shares and sole investment power over 9,281,713 common shares.

(d)	Pursuant to a statement filed by Capital World Investors with the SEC on February 13, 2015 in accordance with Rule 13d-1(b) of the Securities Exchange Act of 1934, Capital World Investors has reported that, as of December 31, 2014, it had sole voting power over 12,367,400 common shares and sole investment power over 12,367,400 common shares.

(e)	Pursuant to a statement filed by The Vanguard Group with the SEC on February 11, 2015 in accordance with Rule 13d-1(b) of the Securities Exchange Act of 1934, The Vanguard Group has reported that, as of December 31, 2014, it had sole voting power over 255,138 common shares; sole investment power over 8,438,496 common shares; and shared investment power over 242,735 common shares.

(f)	This amount includes 6,750 common shares owned jointly by Mr. Kassling and his spouse.

(g)	This amount includes 1,951 common shares as to which Mr. Williams holds voting power pursuant to the Retirement Savings Plan as of June 30, 2015 and 194,614 common shares subject to Stock Incentives exercisable by Mr. Williams on or prior to September 29, 2015 granted under our stock incentive plans.

(h)	This amount includes 2,099 common shares as to which Mr. Marten holds voting power pursuant to the Retirement Savings Plan as of June 30, 2015 and 80,022 common shares subject to Stock Incentives exercisable by Mr. Marten on or prior to September 29, 2015 granted under our stock incentive plans.

(i)	This amount includes 504,999 common shares owned indirectly by Mr. Washkewicz through his various Grantor Retained Annuity Trusts, 220,409 common shares owned indirectly by Mr. Washkewicz through the Pamela Washkewicz Revocable Trust, 42,566 common shares owned indirectly by Mr. Washkewicz through his son, 44,413 common shares as to which Mr. Washkewicz holds voting power pursuant to the Retirement Savings Plan as of June 30, 2015, and 834,986 common shares subject to Stock Incentives exercisable by Mr. Washkewicz on or prior to September 29, 2015 granted under our stock incentive plans. Mr. Washkewicz has disclaimed beneficial ownership of the 42,566 common shares owned by his son.

(j)	This amount includes 14,344 common shares owned indirectly by Mr. Banks through the Elizabeth K. Banks Revocable Trust, 1,846 common shares owned indirectly by Mr. Banks through his three children, 8,815 common shares as to which Mr. Banks holds voting power pursuant to the Retirement Savings Plan as of June 30, 2015 and 175,541 common shares subject to Stock Incentives exercisable by Mr. Banks on or prior to September 29, 2015 granted under our stock incentive plans.

(k)	This amount includes 31,461 common shares owned jointly by Mr. Serbin and his spouse, 11,273 common shares as to which Mr. Serbin holds voting power pursuant to the Retirement Savings Plan as of June 30, 2015 and 76,368 common shares subject to Stock Incentives exercisable by Mr. Serbin on or prior to September 29, 2015 granted under our stock incentive plans.

(l)	This amount includes 5,875 common shares as to which Mr. Bond holds voting power pursuant to the Retirement Savings Plan as of June 30, 2015 and 103,780 common shares subject to Stock Incentives exercisable by Mr. Bond on or prior to September 29, 2015 granted under our stock incentive plans.

(m)	This amount includes 829,240 common shares for which voting and investment power are shared, 113,186 common shares as to which all executive officers as a group hold voting power pursuant to the Retirement Savings Plan as of June 30, 2015, and 1,920,478 common shares subject to Stock Incentives exercisable on or prior to September 29, 2015 granted under our stock incentive plans held by all executive officers as a group.

SHAREHOLDERS’ PROPOSALS

We must receive at our principal executive offices by May 31, 2016 any proposal of a shareholder intended to be presented at our 2016 Annual Meeting of Shareholders and to be included in our proxy, notice of meeting and proxy statement related to the 2016 Annual Meeting of Shareholders pursuant to Rule 14a-8 under the Securities Exchange Act of 1934. Such proposals should be submitted to us by certified mail, return receipt requested. Proposals of shareholders submitted outside the processes of Rule 14a-8 under the Securities Exchange Act of 1934, or Non-Rule 14a-8 Proposals, in connection with the 2016 Annual Meeting of Shareholders must be received by us by August 14, 2016 or such proposals will be considered untimely under Rule 14a-4(c) of the Securities Exchange Act of 1934. Our proxy related to the 2016 Annual Meeting of Shareholders will give discretionary authority to the proxy holders to vote with respect to all Non-Rule 14a-8 Proposals received by us after August 14, 2016. Our proxy related to the 2015 Annual Meeting of Shareholders gives discretionary authority to the proxy holders to vote with respect to all Non-Rule 14a-8 Proposals received by us after August 8, 2015.

SHAREHOLDER RECOMMENDATIONS FOR DIRECTOR NOMINEES

The Corporate Governance and Nominating Committee will consider shareholder recommendations for nominees for election to our Board of Directors if such recommendations are in writing and set forth the information listed below. Such recommendations must be submitted to Parker-Hannifin Corporation, 6035 Parkland Boulevard, Cleveland, Ohio 44124-4141, Attention: Secretary, and must be received at our executive offices on or before June 30 of each year in anticipation of the following year’s Annual Meeting of Shareholders. All shareholder recommendations for Director nominees must set forth the following information:

1.	The name and address of the shareholder recommending the candidate for consideration as such information appears on our records, the telephone number where such shareholder can be reached during normal business hours, the number of common shares owned by such shareholder and the length of time such shares have been owned by the shareholder; if such person is not a shareholder of record or if such shares are owned by an entity, reasonable evidence of such person’s beneficial ownership of such shares or such person’s authority to act on behalf of such entity;

2.	Complete information as to the identity and qualifications of the proposed nominee, including the full legal name, age, business and residence addresses and telephone numbers and other contact information, and the principal occupation and employment of the candidate recommended for consideration, including his or her occupation for at least the past five years, with a reasonably detailed description of the background, education, professional affiliations and business and other relevant experience (including directorships, employment and civic activities) and qualifications of the candidate;

3.	The reasons why, in the opinion of the recommending shareholder, the proposed nominee is qualified and suited to be a Director;

4.	The disclosure of any relationship of the candidate being recommended with us or any of our subsidiaries or affiliates, whether direct or indirect;

5.	A description of all relationships, arrangements and understandings between the proposing shareholder and the candidate and any other person(s) (naming such person(s)) pursuant to which the candidate is being proposed or would serve as a Director, if elected; and

6.	A written acknowledgement by the candidate being recommended that he or she has consented to being considered as a candidate, has consented to our undertaking of an investigation into that individual’s background, education, experience and other qualifications in the event that the Corporate Governance and Nominating Committee desires to do so, has consented to be named in our Proxy Statement and has consented to serve as a Director, if elected.

COMMUNICATIONS WITH DIRECTORS

Our shareholders and other interested parties may communicate with our Board of Directors as a group, with the non-management Directors as a group, or with any individual Director by sending written communications to Parker-Hannifin Corporation, 6035 Parkland Boulevard, Cleveland, Ohio 44124-4141, Attention: Secretary. Complaints regarding accounting, internal accounting controls or auditing matters will be forwarded directly to the Chair of the Audit Committee. All other communications will be provided to the individual Director(s) or group of Directors to whom they are addressed. Copies of all communications will be provided to all other Directors; provided, however, that any such communications that are considered to be improper for submission to the intended recipients will not be provided to the Directors. Examples of communications that would be considered improper for submission include, without limitation, customer complaints, solicitations, communications that do not relate, directly or indirectly, to our business and/or our subsidiaries, or communications that relate to improper or irrelevant topics.

GENERAL

Our Board of Directors knows of no other matters which will be presented at the meeting. However, if any other matters properly come before the meeting or any adjournment, the person or persons voting the proxies will vote in accordance with their best judgment on such matters.

We will bear the expense of preparing, printing and mailing this Proxy Statement. In addition to solicitation by mail, our officers and employees may solicit the return of proxies. We will request banks, brokers and other custodians, nominees and fiduciaries to send proxy material to beneficial owners of common shares. We will, upon request, reimburse them for their expenses in so doing. We have retained Okapi Partners LLC, 437 Madison Avenue, 28th Floor, New York, New York 10022, to assist in the solicitation of proxies at an anticipated cost of $25,000, plus disbursements.

You are urged to vote your proxy promptly by internet, telephone or mail by following the instructions on the enclosed proxy card in order to make certain your shares will be voted at the meeting. Common shares represented by properly voted proxies will be voted in accordance with any specification made thereon and, if no specification is made, will be voted:

•	in favor of the election of Lee C. Banks, Robert G. Bohn, Linda S. Harty, William E. Kassling, Robert J. Kohlhepp, Kevin A. Lobo, Klaus-Peter Müller, Candy M. Obourn, Joseph Scaminace, Wolfgang R.

Schmitt, Åke Svensson, James L. Wainscott, Donald E. Washkewicz, and Thomas L. Williams as Directors for a term expiring at the Annual Meeting of Shareholders in 2016;

•	in favor of the management proposal to amend our Amended Articles of Incorporation to implement a majority voting standard for uncontested Director elections;

•	in favor of the management proposal to amend our Amended Articles of Incorporation to eliminate cumulative voting in Director elections;

•	in favor of the ratification of the appointment of D&T as independent registered public accounting firm for the fiscal year ending June 30, 2016;

•	in favor of approving, on a non-binding, advisory basis, the compensation of our Named Executive Officers; and

•	in favor of approving the 2015 Performance Bonus Plan.

The proposals contained herein are subject to the following approval thresholds:

Item 1 – Election of Directors	The nominees for director receiving the greatest number of votes cast at the Annual Meeting of Shareholders in person or by proxy will be elected. Accordingly, abstentions and broker non-votes will have no impact on Item 1, except to the extent that the failure to vote for an individual may result in other nominees receiving a larger percentage of votes.
Item 2 – Adoption of an Amendment to our Amended Articles of Incorporation To Implement a Majority Voting Standard for Uncontested Director Elections	To be approved, Item 2 must receive the affirmative vote of the holders of shares of our common stock entitling them to exercise two-thirds of the voting power of such shares. Abstentions and broker non-votes will have the same effect as votes cast against this Item 2. Furthermore, if this Item 2 is approved by our shareholders at the Annual Meeting of Shareholders, it will be implemented only if Item 3 is also approved.
Item 3 – Adoption of an Amendment to our Amended Articles of Incorporation to Eliminate Cumulative Voting in Director Elections	To be approved, Item 3 must receive the affirmative vote of the holders of shares of our common stock entitling them to exercise two-thirds of the voting power of such shares. Abstentions and broker non-votes will have the same effect as votes cast against this Item 3. Furthermore, if this Item 3 is approved by our shareholders at the Annual Meeting of Shareholders, it will be implemented only if Item 2 is also approved.
Item 4 – Ratification of the Appointment of Independent Registered Public Accounting Firm	Although our independent registered public accounting firm may be selected by the Audit Committee without shareholder approval, the Audit Committee will consider the affirmative vote of a majority of the shares of our common stock present or represented and entitled to vote on Item 4 to be a ratification by the shareholders of D&T as our independent registered public accounting firm. Accordingly, abstentions will have the same effect as a vote against this proposal.
Item 5 – Proposal to Approve the Compensation of our Named Executive Officers on a Non-Binding, Advisory Basis	This vote is advisory only and therefore is not binding on us or our Board of Directors. However, the Board of Directors and the Human Resources and Compensation Committee will review the results of the vote and take them into account when addressing the future compensation policies and decisions.
Item 6 – Approval of the Parker-Hannifin Corporation 2015 Performance Bonus Plan	To be approved, Item 6 must receive the affirmative vote of the holders of at least a majority of the shares of our common stock present or represented and entitled to vote on Item 6. Accordingly, broker non-votes and abstentions will have the same effect as a vote against this proposal.

You may revoke your proxy at any time prior to the close of voting at the Annual Meeting of Shareholders by giving us notice in writing, in person at the Annual Meeting of Shareholders, or by internet or telephone as set forth on the proxy card, without affecting any vote previously taken. However, your mere presence at the meeting will not operate to revoke your proxy.

Our Annual Report, including financial statements for the fiscal year ended June 30, 2015, is being mailed to shareholders with this Proxy Statement. If a single copy of the Annual Report and Proxy Statement was delivered to an address that you share with another shareholder, you may request a separate copy by notifying us in writing or by telephone at: Parker-Hannifin Corporation, Corporate Communications, 6035 Parkland Boulevard, Cleveland, Ohio 44124, (216) 896-3000.

You can elect to view our future Annual Reports and Proxy Statements over the internet, instead of receiving paper copies in the mail. Providing these documents over the internet will save us the cost of producing and mailing them. If you give your consent, in the future, when, and if, we elect to provide these documents, over the internet, you will receive notification which will contain the internet location where the documents are available. There is no cost to you for this service other than any charges you may incur from your internet provider, telephone and/or cable company. To give your consent, follow the prompts when you vote by telephone or over the internet or check the appropriate box located at the bottom of the enclosed proxy card when you vote by mail. Once you give your consent, it will remain in effect until you inform us otherwise in writing. If at any time you would like to receive a paper copy of our Annual Report or Proxy Statement, please contact Corporate Communications at the address or telephone number provided above.

By Order of the Board of Directors

Joseph R. Leonti
Secretary

September     , 2015

Annex A

Amendments to Amended Articles of Incorporation

SIXTH.  No holder of shares of the Corporation of any class shall have any right to cumulate the voting power of such shares in the election of Directors. The right to cumulate the voting power of the holder as provided in Section 1701.55 of the Ohio Revised Code (or any successor provision) is hereby specifically denied to all holders of shares of any class of stock of the Corporation.

SEVENTH.  At each meeting of shareholders at which directors are to be elected, a candidate for Director shall be elected only if the votes “for” the candidate exceed the votes “against” the candidate. Abstentions and broker non-votes shall not be counted as votes “for” or “against” a candidate. Notwithstanding the foregoing, if the Board of Directors determines that the number of candidates exceeds the number of Directors to be elected, then in that election the candidates receiving the greatest number of votes shall be elected.

~~SIXTH~~ EIGHTH.  These Amended Articles of Incorporation supersede the existing Articles of Incorporation of the Corporation.

A-1

Annex B

PARKER-HANNIFIN CORPORATION

2015 PERFORMANCE BONUS PLAN

1.    Purpose. The purpose of this 2015 Performance Bonus Plan (the “Plan”) is to attract and retain key executives for Parker-Hannifin Corporation, an Ohio corporation (the “Corporation”), and its Subsidiaries and to provide such persons with incentives for superior performance. Incentive Bonuses paid under the Plan are intended to constitute qualified “performance-based compensation” for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended, and Section 1.162-27 of the Treasury Regulations promulgated thereunder, and the Plan shall be construed consistently with such intention.

2.    Definitions. The following capitalized words as used in this Plan shall have the following meanings:

“Board” means the Board of Directors of the Corporation.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Committee” means the Human Resources and Compensation Committee of the Board or any other committee appointed by the Board to administer the Plan; provided, however, that in any event the Committee shall be comprised of not less than two directors of the Corporation, each of whom shall qualify as an “outside director” for purposes of Section 162(m) of the Code and Section 1.162-27(e)(3) of the Regulations.

“Common Shares” means the Corporation’s common shares of the par value of $.50 per share.

“Eligible Executive” means the Corporation’s Chief Executive Officer and any other executive officer or other employee of the Corporation designated by the Committee.

“Incentive Bonus” shall mean, for each Eligible Executive, an award opportunity determined by the Committee pursuant to Section 5 below, which may be a Short-Term Incentive Bonus or a Long-Term Incentive Bonus.

“Long-Term Incentive Bonus” shall mean, for each Eligible Executive, an Incentive Bonus designated as such by the Committee determined with respect to a Performance Period (or a combination of a Performance Period and an additional required period of service) longer than one year.

“Management Objectives” means the achievement of a short-term or long-term performance objective or objectives established pursuant to this Plan for Eligible Executives. Management Objectives may be described in terms of Corporation-wide objectives or objectives that are related to the performance of the individual Eligible Executive or of the Subsidiary, division, department or function within the Corporation or Subsidiary in which the Eligible Executive is employed. The Management Objectives shall be limited to specified levels of, growth in, or relative peer company performance in one or more of the following:

(i) earnings per share;

(ii) return on invested capital;

(iii) return on total capital;

(iv) return on total assets;

(v) return on net assets;

(vi) return on equity;

(vii) total shareholder return;

(viii) revenue;

(ix) cash flow, free cash flow or free cash flow margin;

(x) net income;

(xi) operating profit;

(xii) pre-tax income;

(xiii) earnings before interest, taxes, depreciation and/or amortization costs;

(xiv) productivity;

(xv) customer satisfaction;

(xvi) employee satisfaction;

(xvii) economic value added; and

(xviii) stock price.

“Performance Period” means a period of time established by the Committee, in its sole discretion, within which the Management Objectives relating to an Incentive Bonus are to be achieved. The Committee may establish different Performance Periods for different Eligible Executives, and the Committee may establish concurrent or overlapping Performance Periods.

“Regulations” mean the Treasury Regulations promulgated under the Code, as amended from time to time.

“Short-Term Incentive Bonus” means, for each Eligible Executive, an Incentive Bonus designated as such by the Committee and determined with respect to a Performance Period (or a combination of a Performance Period and an additional required period of service) of one year or less.

“Subsidiary” means a corporation, partnership, joint venture, unincorporated association or other entity in which the Corporation has a direct or indirect ownership or other equity interest.

3.    Administration of the Plan. The Plan shall be administered by the Committee, which shall have full power and authority to construe, interpret and administer the Plan and to adopt regulations for the administration of the Plan. The Committee shall have the exclusive right to establish Management Objectives and the amount of any Incentive Bonus payable to each Eligible Executive upon the achievement of the specified Management Objectives.

4.    Eligibility. Eligibility under this Plan is limited to Eligible Executives designated by the Committee in its sole and absolute discretion.

5.    Awards.

(a) Not later than the earlier of (i) the 90th day of each Performance Period, or (ii) the expiration of 25% of the Performance Period, the Committee shall establish the Management Objective or Management Objectives for each Incentive Bonus granted to an Eligible Executive for such Performance Period and the amount of the Incentive Bonus payable (or formula for determining such amount) upon full achievement of the specified Management Objectives. With respect to any Performance Period, the Committee may grant to any Eligible Executive more than one Short-Term Incentive Bonus, and more than one Long-Term Incentive Bonus, as applicable. The Committee may further specify in respect of the specified Management Objectives for an Incentive Bonus a minimum acceptable level of achievement below which no Incentive Bonus payment will be made and shall set forth a formula for determining the amount of any payment to be made if performance is at or above the minimum acceptable level but falls short of full achievement of the specified Management Objectives. The Management Objectives established by the Committee for an Incentive Bonus shall have any reasonable definitions that the Committee may specify within the period specified in this Section 5(a), which may include or exclude any items specified by the Committee, including but not limited to any or all of the following items: discontinued operations, extraordinary, unusual, non-recurring or special items, effects of accounting changes, effects of currency or interest rate fluctuations, effects of financing activities (e.g., effect on earnings per share of issuing convertible debt securities), changes in tax rates, expenses for restructuring or productivity initiatives, litigation losses, non-operating items, effects of acquisitions or divestitures and changes of law or regulation affecting the Corporation’s business. The Committee may not modify any terms of awards established pursuant to this section, except to the extent that after such modification the Incentive Bonus would continue to constitute qualified “performance-based compensation” for purposes of Section 162(m) of the Code.

(b) The Committee retains the discretion to reduce (but not to increase) the amount of any Incentive Bonus that would be otherwise payable to an Eligible Executive (including a reduction in such amount to zero).

(c) Notwithstanding any other provision of the Plan to the contrary, in no event shall (i) the aggregate amount of the Short-Term Incentive Bonuses paid to the Chief Executive Officer under the Plan for a Performance Period exceed either $4 million or 300% of base salary; (ii) the aggregate amount of the Short-Term Incentive Bonuses paid to an Eligible Executive (other than the Chief Executive Officer) under the Plan for a Performance Period exceed either $2 million or 200% of base salary; (iii) the aggregate amount of the Long-Term Incentive Bonuses paid to the Chief Executive Officer under the Plan for a Performance Period exceed $8.5 million in cash or 200,000 Common Shares; or (iv) the aggregate amount of the Long-Term Incentive Bonuses paid to an Eligible Executive (other than the Chief Executive Officer) under the Plan for a Performance Period exceed $3.5 million in cash or 100,000 Common Shares. The limit on the number of Common Shares that may be paid to an Eligible Executive as Long-Term Incentive Bonuses and the kind of shares covered thereby shall be adjusted by the Committee as it may deem equitable to reflect any (a) stock dividend, stock split, combination of Common Shares, recapitalization or other change in the capital structure of the Corporation, or (b) merger, consolidation, spin-off, split-off, spin-out, split-up, reorganization, partial or complete liquidation or other distribution of assets, issuance of rights or warrants to purchase securities, or (c) other corporate transaction or event having an effect similar to any of the foregoing.

6.    Committee Certification. As soon as reasonably practicable after the end of each Performance Period, the Committee shall determine whether each Management Objective has been achieved and the amount of any Incentive Bonus to be paid to each Eligible Executive for such Performance Period and shall certify such determinations in writing.

7.    Payment of Incentive Bonuses. Subject to a valid election made by an Eligible Executive with respect to the deferral of all or a portion of his or her Incentive Bonus, Incentive Bonuses payable in cash shall be paid within 30 days after written certification pursuant to Section 6, but in no event later than two and a half months from the end of the Corporation’s last fiscal year to which the award relates. Short-Term Incentive Bonuses shall be paid in cash. Long-Term Incentive Bonuses may, at the discretion of the Committee, be paid in cash and/or Common Shares (or any award based on or denominated in Common Shares) issued pursuant to the Corporation’s equity compensation plans in existence at the time of grant. Incentive Bonuses paid in cash may be deferred under the Corporation’s Executive Deferral Plan, subject to the terms and conditions of such plan. An election to defer payment of all or any part of an Incentive Bonus under the Plan shall be made in accordance with such rules as may be established by the Committee in order to comply with Section 409A of the Code and such other requirements as the Committee shall deem applicable to the deferral.

8.    No Right to Incentive Bonus or Continued Employment. Neither the establishment of the Plan, the provision for or payment of any amounts hereunder nor any action of the Corporation, the Board or the Committee with respect to the Plan shall be held or construed to confer upon any person (a) any legal right to receive, or any interest in, an Incentive Bonus or any other benefit under the Plan or (b) any legal right to continue to serve as an officer or employee of the Corporation or any Subsidiary of the Corporation.

9.    Amendment and Termination. The Committee may amend the Plan from time to time, provided that any such amendment is subject to approval by the shareholders of the Corporation to the extent required to satisfy the requirements of Section 162(m) of the Code and the Regulations promulgated thereunder and provided further that any such amendment shall not, after the end of the 90-day (or shorter) period described in Section 5(a) of the Plan, cause the amount payable under an Incentive Bonus to be increased as compared to the amount that would have been paid in accordance with the terms established within such period. The Committee may also terminate the Plan at any time. Notwithstanding the foregoing, the Committee may not amend or terminate the Plan in any manner that would cause any Incentive Bonus granted under the Plan to fail to constitute “performance-based compensation” for purposes of Section 162(m) of the Code.

10.    Claw-back Policy. Each Incentive Bonus granted pursuant to this Plan shall be subject to the terms and conditions of the Corporation’s Claw-back Policy, including retroactive application, if required by relevant law, regulation or exchange listing requirement, as the same may be amended from time to time, as a result of which an Eligible Executive may be required to repay or forfeit an Incentive Bonus granted pursuant to this Plan.

11.    Effective Date. Subject to approval by the shareholders of the Corporation, this Plan shall become effective for Performance Periods commencing with or during the Corporation’s 2016 fiscal year, and shall remain effective for all Incentive Bonuses awarded prior to the first annual meeting of shareholders held in the 2021 fiscal year, subject to any further stockholder approvals (or re-approvals) mandated for performance-based compensation under Section 162(m) of the Code, and subject to the right of the Committee to terminate the Plan pursuant to Section 9.

Parker

Annual Meeting of Shareholders

October 28, 2015
Parker-Hannifin Corporation
6035 Parkland Boulevard
Cleveland, Ohio 44124-4141
(216) 896-3000

Directions to Corporate Headquarters

Lake Erie
Cleveland
I-90
Richmond Rd.
I-271
Kirtland
Mayfield Rd. (322)
Gates Mills
Rt. 6
Cedar Rd.
Landerhaven Corporate Ctr (Parker)
Beachwood
Pepper Pike
Chagrin Blvd.
Lander Rd.
Chagrin Falls
I-480
Brainard Rd.
Cleveland Hopkins Airport
237
Snow Rd.
Rockside Rd.
Rt. 83
I-80
I-77
I-71
I-271
I-80
N

Mayfield Rd.
I-271 To I-90
Brainard Rd.
Lander Rd.
SOM Center Rd.
Parkland Blvd.
Parkland Blvd.
Parker Hannifin
Parkland Blvd.
Allen-Bradley Dr.
Parkland Blvd.
Gates Mills
To I-480 and Ohio Turnpike
Landerhaven Drive
Cedar Rd.
N

- ***From the North exiting at Cedar/Brainard:***
  Take I-271 south to exit 32 (Landerhaven). Turn left onto Brainard Rd., then left onto Cedar Rd. At second light make left onto Lander Rd.; right onto Parkland Blvd. Turn left as the road splits at Parkland and Allen-Bradley Dr. Look for Parker Hannifin sign on left.
- ***From the North exiting at Mayfield Rd.:***
  Take I-271 south to Mayfield Rd. West. Take Mayfield Rd. to Lander. Turn left onto Lander Rd.; left onto Parkland Blvd. Turn left as road splits at Allen-Bradley Dr. Look for Parker Hannifin sign on left.
- ***From the South exiting at Cedar/Brainard:***
  Take I-271 north to exit 32 (Landerhaven). Turn right onto Brainard Rd., then left onto Cedar Rd. At second light make left onto Lander Rd.; right onto Parkland Blvd. Turn left as the road splits at Parkland and Allen-Bradley Dr. Look for Parker Hannifin sign on left.
- ***From the South exiting at Mayfield Rd.:***
  Take I-271 N to Mayfield Rd. West. Take Mayfield Rd. to Lander. Turn left onto Lander Rd.; left onto Parkland Blvd. Turn left as road splits at Allen-Bradley Dr. Look for Parker Hannifin sign on left.
- ***From Cleveland Airport:***
  Take I-480 east to I-271 north to exit 32 (Landerhaven). Turn right onto Brainard Rd; then left onto Cedar Rd. At second light make left onto Lander Rd; right on Parkland Blvd., turning left as the road splits at Parkland and Allen-Bradley Dr. Look for Parker Hannifin sign on left.
- ***From Downtown:***
  Take I-90 east to I-271 south to exit 32 (Landerhaven). Make left onto Brainard Rd., then left onto Cedar Rd. At second light, make left onto Lander Rd.; right onto Parkland Blvd. Turn left as the road splits at Parkland and Allen-Bradley Dr. Look for Parker Hannifin sign on ` left.

PRELIMINARY COPY — SUBJECT TO COMPLETION

V O T E B Y T E L E P H O N E
c/o Corporate Election Services P.O. Box 1150 Pittsburgh, PA 15230	Have this proxy/voting instruction available when you call the Toll-Free number 1-888-693-8683 using a touch-tone telephone and follow the simple instructions presented to record your vote.
VOTE BY INTERNET
Have this proxy/voting instruction available when you access the website www.cesvote.com, and follow the simple instructions presented to record your vote.
VOTE BY MAIL
Please mark, sign and date this proxy/voting instruction and return it in the postage-paid envelope provided or return it to: Corporate Election Services, P.O. Box 1150, Pittsburgh, PA 15230.

Vote by Telephone Call Toll-Free using a Touch-Tone phone: 1-888-693-8683	Vote by Internet Access the Website and cast your vote: www.cesvote.com	Vote by Mail Return this Proxy/Voting Instruction in the Postage- paid envelope provided

Vote 24 hours a day, 7 days a week!

If you are a participant in one of the Parker-Hannifin Corporation employee saving plans, your telephone or Internet vote must be received by 6:00 a.m. Eastern Daylight Time on October 26, 2015 to be counted in the final tabulation. Otherwise, your vote must be received by 6:00 a.m. Eastern Daylight Time on October 28, 2015 to be counted in the final tabulation.

If voting by telephone or Internet, please do not mail this proxy/voting instruction.

ä    Proxy/voting instruction must be signed and dated below. Please fold and detach card at perforation before mailing.    ä

PARKER-HANNIFIN CORPORATION	PROXY/VOTING INSTRUCTION

This proxy is solicited on behalf of the Board of Directors for the Annual Meeting of Shareholders on October 28, 2015.

The undersigned hereby appoints THOMAS L. WILLIAMS, JON P. MARTEN and JOSEPH R. LEONTI, and any of them, as proxies to represent and to vote all shares of stock of Parker-Hannifin Corporation which the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Corporation to be held on October 28, 2015, and at any adjournment(s) thereof, on the proposals more fully described in the Proxy Statement for the Meeting in the manner specified herein and on any other business that may properly come before the Meeting.

This card also serves as voting instructions to Fidelity Management Trust Company, as Trustee for shares held in the Parker Retirement Savings Plan and to Sun Life Financial Trust, as Trustee for the Deferred Profit Sharing Plan, Employee Profit Sharing Plan and the Registered Retirement Savings Plan. The Trustee of the Parker Retirement Savings Plan will vote all uninstructed and unallocated shares in the same proportion as the shares for which the Trustee receives voting instructions.

Please sign exactly as your name appears hereon. When shares are held by joint tenants, both should sign. When signing on behalf of a corporation or as a fiduciary, attorney, executor, administrator, trustee or guardian, please also give your full title.

Signature

Signature

Date:

ELECTRONIC ACCESS TO FUTURE DOCUMENTS NOW AVAILABLE

You can elect to view future Parker-Hannifin Corporation Annual Reports and Proxy Statements over the Internet, instead of receiving paper copies in the mail. Providing these documents over the Internet can save the Corporation the cost of producing and mailing them. Participation is completely voluntary. If you give your consent, in the future, when, as and if the Corporation elects to provide these documents over the Internet, you will receive notification that will contain the Internet location where the documents are available. There is no cost to you for this service other than any charges you may incur from your Internet provider and telephone and/or cable company. Once you give your consent, it will remain in effect until you inform us otherwise in writing.

To give your consent, follow the prompts when you vote by telephone or over the Internet, or check the appropriate box located at the bottom of the attached proxy/voting instruction when you vote by mail.

Proxy/voting instruction must be signed and dated on the reverse side.

ä  Please fold and detach card at perforation before mailing.  ä

PARKER-HANNIFIN CORPORATION	PRELIMINARY COPY OF PROXY/VOTING INSTRUCTION

IF NO DIRECTIONS ARE GIVEN, YOUR PROXY WILL BE VOTED IN ACCORDANCE WITH THE BOARD OF DIRECTORS’ RECOMMENDATIONS. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF ALL DIRECTOR NOMINEES AND FOR ITEMS 2, 3, 4, 5 AND 6.

1.	Election of the following individuals as Directors for a term expiring at the Annual Meeting of Shareholders in 2016.

Nominees:	(01)	Lee C. Banks	(02)	Robert G. Bohn	(03)	Linda S. Harty	(04)	William E. Kassling
	(05)	Robert J. Kohlhepp	(06)	Kevin A. Lobo	(07)	Klaus-Peter Müller	(08)	Candy M. Obourn
	(09)	Joseph Scaminace	(10)	Wolfgang R. Schmitt	(11)	Åke Svensson	(12)	James L. Wainscott
	(13)	Donald E. Washkewicz	(14)	Thomas L. Williams

❑	FOR all nominees listed above	❑	WITHHOLD AUTHORITY
	(except as otherwise marked above)		to vote for all nominees listed above

(Instructions: To withhold authority to vote for any individual nominee, strike a line through that nominee’s name.)

2.	Approval to amend our Amended Articles of Incorporation to implement a majority voting standard for uncontested Director elections.

❑	FOR	❑	AGAINST	❑	ABSTAIN

3.	Approval to amend our Amended Articles of Incorporation to eliminate cumulative voting in Director elections.

❑	FOR	❑	AGAINST	❑	ABSTAIN

4.	Ratification of the appointment of Deloitte & Touche LLP as independent registered public accounting firm for the fiscal year ending June 30, 2016.

❑	FOR	❑	AGAINST	❑	ABSTAIN

5.	Approval of, on a non-binding, advisory basis, the compensation of our named executive officers.

❑	FOR	❑	AGAINST	❑	ABSTAIN

6.	Approval of the Parker-Hannifin Corporation 2015 Performance Bonus Plan.

❑	FOR	❑	AGAINST	❑	ABSTAIN

❑	I consent to view future shareholder communications over the Internet as stated above and in the Proxy Statement.

IMPORTANT – THIS PROXY/VOTING INSTRUCTION MUST BE SIGNED AND DATED ON THE REVERSE SIDE.